                                  SCHEDULE 14A

                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


/X/              Filing by the Registrant
/ /              Filing by a party other than the Registrant
/X/              Preliminary Proxy Statement
/ /              Definitive Proxy Statement
/ /              Definitive Additional Materials
/ /              Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                  UNIFLEX, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /               No fee required.
/X/               Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                  and 0-11.

         (1) Title of each class of securities to which transaction applies:
                  Common Stock, par value $.10 per share.
                  Options to Purchase Common Stock
------------------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:
                  3,678,194 shares of Common Stock.
                  128,700 options to purchase Common Stock (a)

--------------------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         $7.57 per share of Common Stock
         Difference between $7.57 and exercise price of option per option to purchase Common Stock

--------------------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction: $28,370,634.87 (b)
--------------------------------------------------------------------------------

         (5) Total fee paid: $5,674.13 (b)
--------------------------------------------------------------------------------

         (a) Represents the number of currently outstanding options to purchase Common Stock for which the exercise price is less than $7.57 per share.
         (b) Represents 4,300,352 shares of Common Stock estimated to be outstanding as of March 5, 1999 reduced by 622,158 shares of Common Stock to be retained by certain stockholders of Uniflex (including certain officers and directors of Uniflex).

         (c) Pursuant to Rule 0-11, the filing fee was computed as set forth in the following table:


                                                                          CONSIDERATION                AGGREGATE
                                                           NUMBER            PER UNIT                 CONSIDERATION
                                                           ------            --------                 -------------
Common Stock......................................       3,678,194          $7.57                    $27,843,928.58
Options to purchase Common Stock..................         128,700          $4.092512*               $   526,706.29*
                                                                                                    ----------------
                                                                                                     $28,370,634.87

------------------------
*Based on the weighted average exercise price of such Options of approximately $3.477488 per share of Common Stock.

              /  /         Fee paid previously with preliminary materials.
              /  /         Check box if any part of the fee is offset as
                           provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  (1)      Amount Previously Paid:
--------------------------------------------------------------------------------
                  (2)      Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------
                  (3)      Filing Party:
------------------------------------------------------------------------------
                  (4)      Date Filed:

                                                                PRELIMINARY COPY

                          [LETTERHEAD OF UNIFLEX, INC.]

                                                                April ____, 1999

Dear Stockholder:

         You are cordially invited to attend a Special Meeting of Stockholders of Uniflex, Inc. ("Uniflex" or the "Company") to be held at 10:00 a.m. on May 20, 1999 at Battle Fowler LLP, 75 East 55th Street, New York, New York 10022 (the "Special Meeting").

         At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Recapitalization, dated as of March 5, 1999 (the "Merger Agreement"), by and between Uniflex and Uniflex Acquisition Corp. ("Acquisition"). Acquisition is a newly-formed Delaware corporation controlled by RFE VI SBIC, L.P. a Delaware limited partnership ("RFE"). The material terms of the Merger Agreement are described below and in the Proxy Statement attached as Annex A hereto. The descriptions of the Merger (defined below) and the Merger Agreement herein and in the Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

         Consummation of the Merger is subject to certain conditions, including the consummation of the Financing (as defined in the Merger Agreement) contemplated by the Commitment Letters (as defined in the Merger Agreement). It is contemplated that the financing required to pay the Cash Merger Price (defined below), to pay the value of the Options (defined below), to refinance certain existing indebtedness of the Company, including indebtedness under the Company's existing mortgage loan, and to pay the fees and expenses in connection with the Merger and such financing will be provided by (a) a term loan in the amount of $18.5 million and drawings under a $5 million revolving credit facility, to be included in a senior secured credit facility to be entered into by the Company; (b) issuance by the Company of its senior subordinated debentures for gross proceeds of $7 million; (c) equity financing provided by RFE in the amount of $5.25 million through the purchase of common stock of Acquisition and (d) equity financing of $750,000 provided by Sterling/Carl Marks Capital, Inc., a New York corporation ("Sterling/Carl Marks"), through the purchase immediately prior to the Effective Time of common stock of Uniflex.

         Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the transactions contemplated thereby (the "Effective Time"): (a) Acquisition will be merged into Uniflex (the "Merger"), with Uniflex continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of Uniflex will be replaced by the persons named in an exhibit to the Merger Agreement; (c) the shares of common stock of Acquisition held by RFE will be converted into shares of common stock of the Surviving Corporation, representing approximately 49.0% of the outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time; (d) Sterling/Carl Marks, Robert Davidoff ("Davidoff"), CMNY Capital, L.P., a Delaware limited partnership ("CMNY"), and CMCO, Inc., a New York corporation

("CMCO" and, together with Sterling/Carl Marks, Davidoff and CMNY, the "Carl Marks Affiliates") will retain an aggregate of 399,233 shares of common stock of Uniflex and Herbert Barry, Robert K. Semel and Warner J. Heuman, each a director and, respectively, the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chairman Emeritus of the Company, Erich Vetter, a director of the Company, and certain other officers and employees of the Company (collectively, the "Management Group") will retain an aggregate of 322,000 shares of common stock of Uniflex (the shares of common stock of Uniflex to be retained by the Carl Marks Affiliates and the members of the Management Group being referred to herein as the "Retained Shares"), which Retained Shares held by the Carl Marks Affiliates and the members of the Management Group will represent approximately 9.1% and 7.3%, respectively, of the outstanding shares of common stock of Uniflex immediately prior to the Effective Time and approximately 28.2% and 22.8%, respectively, of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time; (e) each share of common stock of Uniflex outstanding immediately prior to the Effective Time (except for the Retained Shares, treasury shares held by Uniflex, and shares held by dissenting stockholders who have properly exercised their rights pursuant to Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $7.57 per share in cash (the "Cash Merger Price"); and (f) each outstanding employee or director stock option (the "Options") granted under the Company's 1993 Stock Option Plan and 1996 Outside Directors' Stock Option Plan (collectively, the "Stock Option Plans") or otherwise will, subject to any agreement between the Company and the holder of any Option, be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Uniflex previously subject to such Option and the excess of the Cash Merger Price per share over the exercise price per share of such Option. Applicable withholding taxes will be deducted from all payments made in respect of the Options.

         Herbert Barry and Robert K. Semel have entered into new employment agreements, which will become effective upon consummation of the Merger and which will each have a term of three years and provide for severance payments under certain circumstances, and will receive signing bonuses one day after consummation of the Merger of $1.9 million and $1.5 million, respectively. In addition, a stock option plan with respect to an aggregate of 10% of the common stock of the Surviving Corporation will be instituted for the Company's executives, including Herbert Barry, Robert K. Semel and certain other members of the Management Group. Upon consummation of the Merger, options with respect to 5% of the common stock of the Surviving Corporation will be granted, pursuant to the stock option plan described in the preceding sentence, to certain members of the Management Group. The chart below describes the interests of the Management Group in the Company both prior to and following the Merger and certain benefits to be received by members of the Management Group upon consummation of this Merger:

                             Shares Held           Retained           New
Name                       Prior to Merger          Shares          Options*         Signing Bonuses
----                       ---------------         --------         --------         ---------------
Herbert Barry                 470,490               75,000           0.714%            $1,900,000
Robert K. Semel               434,100               75,000           0.714%            $1,500,000
Warner J. Heuman              395,520               75,000               --                    --
Erich Vetter                  288,999               15,000               --                    --
Melissa Cantor                 74,501**             15,000           0.714%                    --
Lee Cantor                     **                   15,000           0.716%                    --
Neil Sklar                     30,100               26,000           0.714%                    --
Hy Brownstein                  22,710               13,000           0.714%                    --
Elliot Berger                  87,300               13,000           0.714%                    --
                                                 --------------------------
         Totals                                    322,000           5.000%

------------------------
         * As a percentage of outstanding Surviving Corporation Common Stock, on a fully diluted basis.

         ** Shares held, in part, jointly by Melissa and Lee Cantor and, in part, individually by Melissa and Lee Cantor, respectively.

(See "Security Ownership of Certain Beneficial Owners and Management" in the accompanying Proxy Statement for information concerning the beneficial ownership of the shares shown in the foregoing table.)

         The interests of the Company's management in the Merger are described in the accompanying Proxy Statement under the headings "Summary--Interests of Certain Persons in the Merger" and "Special Factors--Interests of Certain Persons in the Merger."

         The affirmative vote of a majority of the issued and outstanding shares of common stock of Uniflex entitled to vote thereon is required to approve and adopt the Merger Agreement. The members of the Management Group (and family members having interests in their Retained Shares) and the Carl Marks Affiliates, as stockholders of Uniflex, have entered into Voting Agreements dated as of March 5, 1999 with Acquisition pursuant to which they have appointed certain persons designated by Acquisition as proxies to vote their respective shares of common stock of Uniflex in favor of the Merger Agreement at the Special Meeting. As of March 22, 1999, the shares of common stock of Uniflex held by such stockholders represented approximately 48.9% of the outstanding shares of common stock of Uniflex.

         The Board of Directors of the Company has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, the holders of Uniflex's common stock (other than stockholders who own Retained Shares) and recommends that stockholders vote FOR the approval and adoption of the Merger Agreement. The rights of dissenting stockholders are described in the accompanying Proxy Statement and a copy of Section 262 of the Delaware General Corporation Law is included as Annex B to the Proxy Statement.

         The approval and determination of the Board was based on a number of factors, described in the accompanying Proxy Statement, including the opinion of Dunn Johnston & Company, Inc. ("Dunn Johnston"), the Company's financial advisor, to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Uniflex's common stock in connection with the Merger was fair to such holders (other than stockholders who own Retained Shares) from a financial point of view. The opinion of Dunn Johnston is included as Annex C to the Proxy Statement and should be read in its entirety.

         Your vote is important. Regardless of whether you plan to attend the Special Meeting, please sign and date the enclosed proxy and return it in the envelope provided in order that your shares may be represented at the Special Meeting. If you decide to attend the Special Meeting, you may revoke your proxy and vote your shares in person.

                                                     Sincerely,

                                                     Herbert Barry
                                                     Chairman of the Board

                                PRELIMINARY COPY

                                  UNIFLEX, INC.
                              383 WEST JOHN STREET
                           HICKSVILLE, NEW YORK 11802

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999

To the Stockholders of Uniflex, Inc.:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Uniflex, Inc. ("Uniflex") will be held at 10:00 a.m., local time, on May 20, 1999, at Battle Fowler LLP, 75 East 55th Street, New York, New York 10022 for the following purposes:

         (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Recapitalization, dated as of March 5, 1999 (the "Merger Agreement"), by and between Uniflex and Uniflex Acquisition Corp. ("Acquisition"), a newly formed Delaware, the sole stockholder of which is RFE VI SBIC, L.P., a Delaware limited partnership ("RFE"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the transactions contemplated thereby (the "Effective Time"): (a) Acquisition will be merged into Uniflex, with Uniflex continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of Uniflex will be replaced by the persons named in an exhibit to the Merger Agreement; (c) the shares of common stock of Acquisition held by RFE will be converted into shares of common stock of the Surviving Corporation, representing approximately 49.0% of the outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time; (d) Robert Davidoff, CMNY Capital, L.P., a Delaware limited partnership, CMCO, Inc., a New York corporation, and Sterling/Carl Marks Capital, Inc., a New York corporation (collectively, the "Carl Marks Affiliates"), and Herbert Barry, Robert K. Semel and Warner J. Heuman, each a director and, respectively, the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chairman Emeritus of the Company, Erich Vetter, a director of the Company, and certain other officers and employees of the Company (collectively, the "Management Group") will retain existing shares of common stock in Uniflex (the "Retained Shares"), which Retained Shares held by the Carl Marks Affiliates and the members of the Management Group will represent approximately 9.1% and 7.3%, respectively, of the outstanding shares of common stock of Uniflex immediately prior to the Effective Time and approximately 28.2% and 22.8%, respectively, of the outstanding shares of common stock of the Surviving Corporation immediately after the Effective Time; (e) each share of common stock of Uniflex outstanding immediately prior to the Effective Time (except for the Retained Shares, treasury shares held by Uniflex, and shares held by dissenting stockholders who have properly exercised their rights pursuant to Section 262 of the Delaware General Corporation Law) will be converted into the right to receive $7.57 per share in cash (the "Cash Merger Price"); (f) each outstanding employee or director stock option (the "Options") granted under the Company's 1993 Stock Option Plan and 1996 Outside Directors' Stock Option Plan (the "Stock Option Plans") or otherwise will, subject to any agreement between the

Company and the holder of any Option, be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of common stock of Uniflex previously subject to such Option and the excess of the Cash Merger Price per share over the exercise price per share of such Option, less applicable withholding taxes; and (g) new employment agreements entered into by Herbert Barry and Robert K. Semel will become effective, which will each have a term of three years and provide for severance payments under certain circumstances, and they will receive signing bonuses immediately following consummation of the Merger of $1.9 million and $1.5 million, respectively. In addition, a stock option plan with respect to an aggregate of 10% of the common stock of the Surviving Corporation will be instituted for the Company's executives, including Herbert Barry, Robert K. Semel and certain other members of the Management Group. Upon consummation of the Merger, options with respect to 5% of the common stock of the Surviving Corporation will be granted, pursuant to the stock option plan described in the preceding sentence, to certain members of the Management Group. The interests of the Company's management in the Merger are described in the accompanying Proxy Statement under the headings "Summary--Interests of Certain Persons in the Merger" and "Special Factors--Interests of Certain Persons in the Merger".

         (2) To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

         A copy of the Merger Agreement appears as Annex A to, and is described in, the accompanying Proxy Statement. Rights of dissenting stockholders, are described in the accompanying Proxy Statement and a copy of Section 262 of the Delaware General Corporations Law appears as Annex B thereto.

         All stockholders are cordially invited to attend the meeting, although only those stockholders of record at the close of business on April ___, 1999, are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

                                              By Order of the Board of Directors
                                              Robert K. Semel, Secretary


Dated:  April ___, 1999

         YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING BY DELIVERING WRITTEN NOTICE OF REVOCATION TO THE SECRETARY OF THE COMPANY, BY SUBMITTING TO THE SECRETARY OF THE COMPANY A LATER DATED PROXY OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

                                TABLE OF CONTENTS


SUMMARY  ................................................................. -5-
         THE PARTIES TO THE MERGER........................................ -5-
                  UNIFLEX  ............................................... -5-
                  ACQUISITION AND RFE..................................... -5-
         THE SPECIAL MEETING.............................................. -5-
         REASONS FOR THE MERGER........................................... -6-
         TERMS OF THE MERGER.............................................. -6-
                  GENERAL  ............................................... -6-
                  CASH MERGER PRICE....................................... -6-
                  PAYMENT OF CASH MERGER PRICE............................ -7-
                  RETAINED SHARES......................................... -7-
                  EXCLUDED SHARES......................................... -7-
                  ISSUANCE OF SURVIVING CORPORATION COMMON STOCK
                    TO RFE................................................ -7-
                  PAYMENT FOR OPTIONS..................................... -7-
         EFFECTIVE TIME................................................... -8-
         FINANCING ARRANGEMENTS........................................... -8-
         INTERESTS OF CERTAIN PERSONS IN THE MERGER....................... -8-
         RECOMMENDATION OF THE BOARD...................................... -9-
         OPINION OF FINANCIAL ADVISOR..................................... -9-
         CONDITIONS TO CONSUMMATION OF THE MERGER......................... -9-
         CERTAIN RELATED AGREEMENTS....................................... -9-
         CERTAIN EFFECTS OF THE MERGER....................................-10-
         ACCOUNTING TREATMENT OF TRANSACTION..............................-10-
         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER............-10-
         NO SOLICITATION; FIDUCIARY DUTIES................................-11-
         TERMINATION; FEES AND EXPENSES...................................-11-
         APPRAISAL RIGHTS.................................................-12-
         MARKET PRICES; DIVIDENDS.........................................-12-
                  MARKET PRICE OF COMMON STOCK............................-12-
                  DIVIDENDS...............................................-13-

SUMMARY FINANCIAL INFORMATION.............................................-14-

THE SPECIAL MEETING.......................................................-15-
         GENERAL  ........................................................-15-
         RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES...........-15-
         QUORUM; REQUIRED VOTE............................................-16-

SPECIAL FACTORS...........................................................-17-
         BACKGROUND OF THE TRANSACTION....................................-17-

         REASONS FOR THE MERGER; RECOMMENDATION OF
           THE BOARD OF DIRECTORS.........................................-22-
         PURPOSES AND REASONS OF RFE AND ACQUISITION
           FOR THE MERGER.................................................-25-
         POSITION OF RFE AND ACQUISITION AS TO FAIRNESS
           OF THE MERGER..................................................-26-
                  OPINION OF DUNN JOHNSTON, FINANCIAL ADVISOR
                    TO UNIFLEX............................................-26-
                  HISTORICAL AND PROJECTED FINANCIAL POSITION.............-28-
                  CASH MERGER PRICE PREMIUM OVER HISTORICAL
                    STOCK PRICE...........................................-28-
                  ANALYSIS OF PREMIUMS PAID FOR ACQUISITIONS..............-29-
                  STOCK TRADING ANALYSIS..................................-29-
                  ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED
                    COMPANIES.............................................-29-
                  ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS.............-30-
                  DISCOUNTED CASH FLOW ANALYSIS...........................-31-
                  LEVERAGED EQUITY RETURN ANALYSIS........................-31-
                  RELEVANT MARKET AND ECONOMIC FACTORS....................-31-
         CERTAIN PROJECTIONS..............................................-33-
         INTERESTS OF CERTAIN PERSONS IN THE MERGER.......................-34-
                  OFFICERS OF THE SURVIVING CORPORATION...................-34-
                  BENEFITS UNDER EMPLOYMENT AGREEMENTS,
                    SIGNING BONUSES AND NEW STOCK OPTION PLAN.............-34-
         RETENTION OF RETAINED SHARES.....................................-35-
         OPTIONS  ........................................................-36-
         PRESENT INTERESTS OF DIRECTORS AND OFFICERS
           IN UNIFLEX COMMON STOCK........................................-37-
         INDEMNIFICATION OF OFFICERS AND DIRECTORS........................-38-
         VOTING AGREEMENTS................................................-39-
         OTHER ARRANGEMENTS...............................................-39-

CERTAIN EFFECTS OF THE MERGER.............................................-40-
         ACCOUNTING TREATMENT OF TRANSACTION..............................-40-
         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER............-40-
                  THE MERGER..............................................-41-
                  BACKUP WITHHOLDING......................................-41-
         APPRAISAL RIGHTS.................................................-42-
         CERTAIN RELATED AGREEMENTS.......................................-46-
                  STOCKHOLDER RIGHTS......................................-46-
         INVESTMENT BANKING AGREEMENT.....................................-46-

 CERTAIN PROVISIONS OF THE MERGER AGREEMENT...............................-47-
         GENERAL  ........................................................-47-

         TREATMENT OF SECURITIES IN THE MERGER............................-47-
                  CASH MERGER PRICE.......................................-47-
                  PAYMENT OF CASH MERGER PRICE............................-47-
                  RETAINED SHARES.........................................-48-
                  EXCLUDED SHARES.........................................-48-
                  ISSUANCE OF SURVIVING CORPORATION COMMON STOCK
                  TO RFE..................................................-48-
                  PAYMENT FOR OPTIONS.....................................-48-
         BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING
           CORPORATION....................................................-48-
         CERTIFICATE OF INCORPORATION AND BY-LAWS
           OF THE SURVIVING CORPORATION...................................-48-
         PAYMENT FOR SHARES...............................................-49-

REPRESENTATIONS AND WARRANTIES............................................-50-
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........-50-
                  REPRESENTATIONS AND WARRANTIES OF ACQUISITION...........-50-
         COVENANTS........................................................-51-
                  INTERIM OPERATIONS......................................-51-
                  INVESTIGATION BY ACQUISITION............................-52-
                  ADDITIONAL COVENANTS....................................-52-
                  CONSENTS AND EFFORTS....................................-52-

CONDITIONS TO THE CONSUMMATION OF THE MERGER..............................-54-
                  CONDITIONS TO EACH PARTY'S OBLIGATION
                    TO EFFECT THE MERGER..................................-54-
                  CONDITIONS TO THE OBLIGATION OF THE COMPANY
                    TO EFFECT THE MERGER..................................-54-
                  CONDITIONS TO THE OBLIGATION OF ACQUISITION
                    TO EFFECT THE MERGER..................................-55-
         NO SOLICITATION; FIDUCIARY OUT...................................-56-
         TERMINATION; EFFECTS OF TERMINATION..............................-57-

AMENDMENT.................................................................-60-

THE SPECIAL MEETING.......................................................-60-
         GENERAL  ........................................................-60-
         RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES...........-60-

DESCRIPTION OF UNIFLEX....................................................-61-
         BACKGROUND.......................................................-61-
         BUSINESS OF UNIFLEX..............................................-61-
         PROPERTIES OF UNIFLEX............................................-64-

         MARKET PRICES; DIVIDENDS; PURCHASES; INTERESTS
           IN UNIFLEX COMMON STOCK........................................-66-
                  MARKET PRICE OF COMMON STOCK............................-66-
                  DIVIDENDS...............................................-66-
                  PURCHASES BY UNIFLEX....................................-67-
                  INTEREST OF PROFIT SHARING PLAN.........................-67-

SELECTED FINANCIAL DATA OF UNIFLEX........................................-68-

QUARTERLY FINANCIAL DATA OF UNIFLEX.......................................-69-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................-70-
         SUMMARY  ........................................................-70-
         RESULTS OF OPERATIONS............................................-71-
                  SALES    ...............................................-71-
                  COSTS AND EXPENSES......................................-71-
                  NET INCOME..............................................-73-
                  LIQUIDITY AND CAPITAL COMMITMENTS.......................-74-
         YEAR 2000 PROGRAM................................................-75-

FINANCING OF THE MERGER...................................................-75-
         INDEBTEDNESS.....................................................-76-
                  SENIOR SECURED CREDIT FACILITY..........................-76-
                  PREPAYMENTS.............................................-76-
                  INTEREST ...............................................-77-
                  FEES     ...............................................-77-
                  EVENTS OF DEFAULT.......................................-77-
                  SECURITY INTEREST.......................................-78-
                  AMENDMENT OF CHASE MORTGAGE LOAN........................-78-
                  SENIOR SUBORDINATED DEBENTURES..........................-78-
         EQUITY INVESTMENT................................................-79-
         SOURCES AND USES OF FUNDS........................................-80-
         EXPENSES OF THE MERGER...........................................-81-
         DIRECTORS AND EXECUTIVE OFFICERS OF UNIFLEX......................-81-

DESCRIPTION OF ACQUISITION AND RFE........................................-83-
         GENERAL  ........................................................-83-
         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
           AND MANAGEMENT.................................................-83-
         DIRECTORS AND EXECUTIVE OFFICERS OF THE
           SURVIVING CORPORATION..........................................-85-

DESCRIPTION OF UNIFLEX CAPITAL STOCK......................................-87-

AVAILABLE INFORMATION.....................................................-87-

INDEPENDENT AUDITORS......................................................-88-

STOCKHOLDER PROPOSALS.....................................................-88-

OTHER MATTERS.............................................................-88-

INDEX TO FINANCIAL STATEMENTS............................................. F-1

ANNEX A           -        MERGER AGREEMENT............................... A-1
ANNEX B           -        APPRAISAL RIGHTS............................... B-1
ANNEX C           -        OPINION OF DUNN JOHNSTON....................... C-1
ANNEX D           -        CERTIFICATE OF INCORPORATION OF
                                    SURVIVING CORPORATION................. D-1

                                PRELIMINARY COPY

                                  UNIFLEX, INC.
                              383 WEST JOHN STREET
                           HICKSVILLE, NEW YORK 11802

                            ------------------------
                                 PROXY STATEMENT
                            ------------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1999

         This proxy statement is being furnished to the stockholders of Uniflex, Inc., a Delaware corporation ("Uniflex" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at a Special Meeting of Stockholders to be held on May 20, 1999, at 10:00 local time, at Battle Fowler LLP, 75 East 55th Street, New York, New York 10022.

         At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Recapitalization, dated as of March 5, 1999 (the "Merger Agreement"), by and between Uniflex and Uniflex Acquisition Corp. ("Acquisition"). Acquisition is a newly-formed Delaware corporation, the sole stockholder of which is RFE VI SBIC, L.P., a Delaware limited partnership ("RFE"). Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below):
(a) Acquisition will be merged into Uniflex (the "Merger"), with Uniflex continuing as the surviving corporation (the "Surviving Corporation"); (b) the current directors of Uniflex will be replaced by the persons named in an exhibit to the Merger Agreement; (c) the shares of common stock of Acquisition held by RFE will be converted into shares of common stock, par value $.10 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), representing approximately 49.0% of the outstanding shares of the Surviving Corporation Common Stock immediately following the Effective Time; (d) Robert Davidoff ("Davidoff"), CMNY Capital, L.P., a Delaware limited partnership ("CMNY"), CMCO, Inc., a New York corporation, Sterling/Carl Marks Capital, Inc., a New York corporation ("Sterling/Carl Marks" and, together with Davidoff, CMNY and CMCO, Inc., the "Carl Marks Affiliates") will retain an aggregate of 399,233 shares of common stock, par value $.10 per share, of Uniflex (the "Uniflex Common Stock"), and Herbert Barry, Robert K. Semel and Warner J. Heuman, each a director and, respectively, the Chairman and Chief Executive Officer, President and Chief Operating Officer and Chairman Emeritus of the Company, Erich Vetter, a director of the Company, and certain other officers and employees of the Company (collectively, the "Management Group") will retain an aggregate of 322,000 shares of Uniflex Common Stock (the shares of Uniflex Common to be retained by the Carl Marks Affiliates and the members of the Management Group being referred to herein as the "Retained Shares"), which Retained Shares held by the Carl Marks Affiliates and the members of the Management Group will represent approximately 9.1% and 7.3%, respectively, of the outstanding shares of Uniflex Common Stock immediately prior to the Effective

Time and approximately 28.2% and 22.8%, respectively, of the outstanding shares of the Surviving Corporation Common Stock immediately following the Effective Time; (e) each share of Uniflex Common Stock outstanding immediately prior to the Effective Time (except for the Retained Shares, treasury shares held by Uniflex (the "Excluded Shares") and shares ("Dissenting Shares") held by dissenting stockholders who have properly exercised their rights pursuant to
Section 262 of the Delaware General Corporation Law ("DGCL")) will be converted into the right to receive $7.57 per share in cash (the "Cash Merger Price"); and
(f) each outstanding employee or director stock option (the "Options") granted under the Company's 1993 Stock Option Plan and 1996 Outside Directors' Stock Option Plan (the "Stock Option Plans") or otherwise will, subject to any agreement between the Company and the holder of any Option, be canceled and the former holder thereof shall thereafter have the right to receive cash in an amount equal to the product of the number of shares of Uniflex Common Stock previously subject to such Option and the excess of the Cash Merger Price per share over the exercise price per share of such Option, reduced by applicable withholding taxes or other taxes required by law to be withheld. Herbert Barry and Robert K. Semel have entered into new employment agreements, which will become effective upon consummation of the Merger and which will each have a term of three years and provide for severance payments under certain circumstances, and will receive signing bonuses immediately following consummation of the Merger of $1.9 million and $1.5 million, respectively. In addition, a stock option plan with respect to an aggregate of 10% of the common stock of the Surviving Corporation will be instituted for the Company's executives, including Herbert Barry, Robert K. Semel and certain other members of the Management Group. Upon consummation of the Merger, options with respect to 5% of the common stock of the Surviving Corporation will be granted, pursuant to the stock option plan described in the preceding sentence, to certain members of the Management Group. See "Summary--Interests of Certain Persons in the Merger" and "Special Factors--Interests of Certain Persons in the Merger."

         Consummation of the Merger is subject to certain conditions, including the obtaining of the necessary financing. It is contemplated that the financing required to pay the Cash Merger Price, to pay the value of the Options, to refinance certain existing indebtedness of the Company, including indebtedness under the Company's existing mortgage loan, (the "Refinancing"), and to pay the fees and expenses in connection with the Merger and such financing will be provided by (a) a term loan in the amount of $18.5 million and drawings under a $5 million revolving credit facility, to be included in a senior secured credit facility to be entered into by the Company; (b) issuance by the Company of its senior subordinated debentures for gross proceeds of $7 million; and (c) equity financing provided by RFE in the amount of $5.25 million through the purchase of common stock of Acquisition; and (d) equity financing of $750,000 provided by Sterling/Carl Marks through the purchase immediately prior to the Effective Time of Uniflex Common Stock.

         The Excluded Shares will be canceled and retired. The effective time of the Merger will be the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL (the "Effective Time"), which is scheduled to occur as soon as practicable after the satisfaction of certain closing conditions. See "Special Factors--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger."

         A copy of the Merger Agreement is included as Annex A hereto. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.

         A copy of Section 262 of the DGCL is included as Annex B hereto. The summaries of the rights of dissenting stockholders set forth in this Proxy Statement do not purport to be complete, and are qualified in their entirety by reference to, the text of Section 262 of the DGCL.

         The affirmative vote of the holders of a majority of the issued and outstanding shares of Uniflex Common Stock entitled to vote thereon is required to adopt the Merger Agreement. Only holders of record of shares of Uniflex Common Stock at the close of business on April ___, 1999 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. The members of the Management Group (and family members having interests in their Retained Shares) and the Carl Marks Affiliates, as stockholders of Uniflex, have entered into Voting Agreements, dated as of March 5, 1999 with Acquisition (the "Voting Agreements"), pursuant to which each such stockholder appointed certain persons designated by Acquisition as proxy to, among other things, vote all of the outstanding shares of Uniflex Common Stock owned by them, or an aggregate of approximately 48.9% of the outstanding shares of Uniflex Common Stock, in favor of the Merger. See "Special Factors--Interests of Certain Persons in the Merger."

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS
THAT THE STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE
MERGER.  See "Special Factors--Interests of Certain Persons in the Merger."

         This Proxy Statement is first being mailed to the Company's stockholders on or about April ____, 1999.

         THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.
ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THE DATE OF THIS PROXY STATEMENT IS APRIL ____, 1999.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE IN CONNECTION WITH THE SOLICITATION MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED

BY UNIFLEX, ACQUISITION OR RFE. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT INCORPORATED HEREIN BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE, OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF UNIFLEX SINCE THE DATE HEREOF OR THE DATE OF SUCH DOCUMENT, AS THE CASE MAY BE. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY FROM ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere or incorporated by reference in this Proxy Statement, including the Annexes hereto. Stockholders are urged to read and consider carefully this entire Proxy Statement, including the Annexes.

THE PARTIES TO THE MERGER

         UNIFLEX. Uniflex, a Delaware corporation, has its principal executive offices located at 383 West John Street, Hicksville, New York 11802 (Telephone:
(516) 997-7300). Organized in 1973, and successor by merger to the business and assets of a New York corporation of the same name organized in 1963, Uniflex designs, manufactures and markets a broad line of customized plastic packaging for sales and advertising promotions, clear bags for apparel and soft goods manufacturers and specialized, recyclable bags and other products for use in hospitals, medical laboratories and emergency care centers and has been so engaged for more than the past five years. For additional information regarding Uniflex and its business, see "Selected Historical Consolidated Financial Information" and "Description of the Business of Uniflex" and the Consolidated Financial Statements of Uniflex included elsewhere herein.

         ACQUISITION AND RFE. Acquisition was recently incorporated under the laws of the State of Delaware for the purpose of consummating the Merger. Acquisition has not conducted any business other than the transactions described herein and has no assets. RFE is the sole stockholder of Acquisition. RFE is a private equity fund organized as a Delaware limited partnership. The address of the principal executive offices of each of Acquisition and RFE is c/o RFE Investment Partners, 36 Grove Street, New Canaan, Connecticut 06840. See "Acquisition and RFE."

THE SPECIAL MEETING

         The Special Meeting will be held at 10:00 a.m., local time, on May 20, 1999 at Battle Fowler LLP, 75 east 55th Street, New York, New York 10022. At the Special Meeting, stockholders of Uniflex (a) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, and (b) will transact such other business as may properly come before the Special Meeting. The Board of Directors has fixed the Record Date as the date for the determination of stockholders entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. As of the Record Date, there were [ ] shares of Uniflex Common Stock issued and outstanding and entitled to vote at the Special Meeting.

         Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Uniflex Common Stock entitled to vote at the Special Meeting. The members of the Management Group (and family members having interests in their

Retained Shares) and the Carl Marks Affiliates have entered into the Voting Agreements pursuant to which they have each agreed with Acquisition to vote all of the shares of Uniflex Common Stock owned by them in favor of the Merger Agreement. Such persons beneficially own an aggregate of 2,103,878 shares of Uniflex Common Stock, constituting approximately 48.9% of the outstanding Uniflex Common Stock as of the Record Date. In addition, directors of Uniflex who are not members of the Management Group were the beneficial owners of 353,636 shares of Uniflex Common Stock on the Record Date and have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. Accordingly, as of the Record Date, the total number of outstanding shares of Uniflex Common Stock that either are subject to the Voting Agreements or are held by the directors and officers of Uniflex (who are not members or of the Management Group) referred to above is 2,457,514, or approximately 57.1% of the outstanding shares of Uniflex Common Stock on the Record Date. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreements."

REASONS FOR THE MERGER

         The Board of Directors of Uniflex, in attempting to maximize stockholder value, has unanimously approved the Merger Agreement and has determined that the Merger Agreement is fair to and in the best interests of the Company's stockholders (other than the stockholders who own Retained Shares). This determination was based on, among other things, the following factors: a comparison of the risks and benefits of the Merger against the risks and benefits of other potential options available to the Company (including continuing as an independent public entity); the Cash Merger Price of $7.57 per share of the Uniflex Common Stock, which represents a premium over recent historical price levels; the written opinion of Dunn Johnston & Company, Inc. ("Dunn Johnston") with respect to the fairness from a financial point of view of the consideration to be received by Uniflex's stockholders (other than stockholders who own Retained Shares) in the Merger; and the terms and conditions of the Merger Agreement. See "Special Factors--Reasons for the Merger; Recommendation of the Board of Directors."

TERMS OF THE MERGER

         GENERAL. At the Effective Time, Acquisition will be merged with and into the Company, with the Company continuing as the Surviving Corporation. Also at the Effective Time, the current directors of the Company will be replaced by the directors of Acquisition. All members of the Company's current management will continue as such immediately after the Effective Time. See "Certain Provisions of the Merger Agreement--Board of Directors and Officers of the Surviving Corporation" and "Directors and Executive Officers of the Surviving Corporation."

         CASH MERGER PRICE. At the Effective Time, each share of Uniflex Common Stock held by the Company's stockholders (other than Retained Shares, Excluded Shares, and Dissenting Shares) will be converted into the right to receive the Cash Merger Price. No interest will be paid or accrued on the Cash Merger Price.

         PAYMENT OF CASH MERGER PRICE. The Cash Merger Price will be paid as soon as practicable after the Effective Time upon receipt by a paying agent selected by Acquisition and Uniflex (the "Paying Agent") of certificates which, immediately prior to the Effective Time, represented the shares of Uniflex Common Stock held by such stockholders. As of or at the Effective Time, Acquisition will deposit with the Paying Agent for the benefit of the holders of shares of Uniflex Common Stock, the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement. As soon as practicable after the Effective Time, the Paying Agent will mail to each record holder of Uniflex Common Stock a notice and letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering certificates to the Paying Agent for exchange into the Cash Merger Price. Stockholders should not forward stock certificates to the Paying Agent until they have received transmittal forms.
Certificates should not be returned with the enclosed proxy cards.

         RETAINED SHARES. After the Effective Time, the Retained Shares will remain outstanding as shares of Surviving Corporation Common Stock. The Retained Shares will represent approximately 51.0% of the total outstanding shares of Surviving Corporation Common Stock immediately after the Effective Time. The Management Group and the Carl Marks Affiliates will own, respectively, 322,000 and 399,233 Retained Shares, which will represent approximately 7.3% and 9.1%, respectively, of the 4,399,427 shares of Uniflex Common Stock expected to be outstanding immediately prior to the Effective Time and which will represent approximately 22.8% and 28.2%, respectively, of the total outstanding shares of Surviving Corporation Common Stock immediately after the Effective Time. See "Special Factors--Interests of Certain Persons in the Merger--Retention of Retained Shares" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger."

         EXCLUDED SHARES. At the Effective Time, the Excluded Shares will be canceled and retired without payment of any consideration therefor.

         ISSUANCE OF SURVIVING CORPORATION COMMON STOCK TO RFE. At the Effective Time, the issued and outstanding shares of Acquisition, all of which are held by RFE, will be converted into 693,527 shares of Surviving Corporation Common Stock, representing approximately 49.0% of the total outstanding shares of Surviving Corporation Common Stock immediately following the Effective Time.

         PAYMENT FOR OPTIONS. Subject to any agreement between the Company and the holder of any Option, the Company will cause each Option, whether or not then exercisable or vested, to be canceled. In consideration of such cancellation, the Company will pay to such holders of Options an amount in cash in respect thereof equal to the product of the excess of the Cash Merger Price over the exercise price of each such Option and the number of shares of Uniflex Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

EFFECTIVE TIME

         The Effective Time of the Merger will be the date and time of the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, which is scheduled to occur as soon as practicable after the satisfaction of certain closing conditions. Either Acquisition or the Company may terminate the Merger Agreement should the Merger not be consummated by July 30, 1999. See "Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger" and "--Termination; Effects of Termination."

FINANCING ARRANGEMENTS

         Consummation of the Merger will require approximately $36.2 million to pay the Cash Merger Price, to pay the value of the Options, to effect the Refinancing and to pay the fees and expenses in connection with the Merger and such financing. It is contemplated that the financing required in connection with the consummation of the Merger will be provided by (a) a term loan in the amount of $18.5 million and drawings under a $5 million revolving credit facility, to be included in a senior secured credit facility to be entered into by the Company; (b) issuance by the Company of its senior subordinated debentures for gross proceeds of $7 million; (c) equity financing provided by RFE in the amount of $5.25 million through the purchase of common stock of Acquisition; and (d) equity financing of $750,000 provided by Sterling/Carl Marks through the purchase immediately prior to the Effective Time of Uniflex Common Stock. For a discussion of the sources of funds for the financing of the Merger, see "Financing of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Company's Board of Directors that stockholders vote in favor of the Merger Agreement, stockholders should be aware that certain members of Uniflex's management and Board of Directors have interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the stockholders of Uniflex generally. These interests include (a) (i) benefits under certain employment agreements executed by the Company, including agreements with each of Herbert Barry and Robert K. Semel, (ii) a new stock option plan for Company executives (including Herbert Barry, Robert K. Semel and certain other members of the Management Group) with respect to 10% of the Surviving Corporation Common Stock, to be adopted after the Effective Time, and (iii) the payment of signing bonuses to Messrs. Barry and Semel in an aggregate amount of $3.4 million; (b) the retention by the members of the Management Group of the Retained Shares held by them; (c) the cash settlement of Options pursuant to the terms of the Merger Agreement; and
(d) indemnification of officers and directors. The members of the Management Group own in the aggregate of 322,000 Retained Shares, which will represent approximately 7.3% of the outstanding shares of Uniflex Common Stock immediately prior to the Effective Time and approximately 22.8% of the outstanding shares of Surviving Corporation Common Stock immediately following the Effective Time. See "Special Factors--Interests of Certain Persons in the Merger."

RECOMMENDATION OF THE BOARD

         The Board of Directors of the Company unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger Agreement is fair to, and in the best interests of, the stockholders of the Company (other than stockholders who own Retained Shares) and recommends that the stockholders vote FOR the approval and adoption of the Merger Agreement and FOR the adjournment or postponement of the Special Meeting in the event that the number of proxies obtained is not sufficient to ensure the success of the proposal to adopt the Merger Agreement. For a discussion of the factors considered by the Board in reaching its recommendation and determination, see "Special Factors--Reasons for the Merger; Recommendation of the Board of Directors."

OPINION OF FINANCIAL ADVISOR

         Dunn Johnston has delivered to the Board of Directors of the Company its written opinion to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by the holders of Uniflex Common Stock (other than stockholders who own Retained Shares) in connection with the Merger was fair to stockholders from a financial point of view. The full text of Dunn Johnston's opinion, including the procedures followed, the matters considered and the assumptions made by Dunn Johnston, is included as Annex C to this Proxy Statement and should be read in its entirety. See "Special Factors--Opinion of Dunn Johnston, Financial Advisor to Uniflex."

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to various conditions, including among other matters: (a) approval of the Merger Agreement and the transactions contemplated thereby by the holders of a majority of the issued and outstanding shares of Uniflex Common Stock entitled to vote thereon; (b) receipt of all governmental and other consents and approvals necessary to permit consummation of the Merger, including expiration or termination of the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Acts of 1976, as amended (the "HSR Act"), if applicable; (c) receipt of the funding contemplated by the Commitment Letters (as that term is defined in the Merger Agreement); and
(d) satisfaction of certain customary conditions. See"Certain Provisions of the Merger Agreement--Conditions to the Consummation of the Merger."

CERTAIN RELATED AGREEMENTS

         For a summary of certain terms of agreements entered into in connection with the Merger, see "Special Factors--Certain Related Agreements."

CERTAIN EFFECTS OF THE MERGER

         If the Merger is consummated, the Company's stockholders (other than stockholders who own Retained Shares, Excluded Shares, and Dissenting Shares) will have the right to receive $7.57 in cash, without interest, for each share of Uniflex Common Stock held immediately prior to the Effective Time. As a result of the Merger, such stockholders will cease to have any ownership interest in Uniflex and will cease to participate in future earnings and growth, if any, of Uniflex. Moreover, if the Merger is consummated, public trading of the Uniflex Common Stock will cease, the Uniflex Common Stock will cease to be quoted on the American Stock Exchange, the registration of the Uniflex Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated; and the Company will cease filing reports with the Securities and Exchange Commission (the "Commission").

         Immediately following the Merger, approximately 49.0% of the outstanding shares of Surviving Corporation Common Stock will be owned by RFE, approximately 22.8% will be owned by the members of the Management Group and approximately 28.2% will be held by the Carl Marks Affiliates. See "Special Factors--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger Agreement--Treatment of Securities in the Merger."

         The Merger Agreement provides that the current directors of the Company will be replaced by the persons named in an exhibit to the Merger Agreement. All members of the Company's current management will continue as such immediately after the Effective Time. See "Directors and Executive Officers of the Surviving Corporation."

         Upon consummation of the Merger, the Surviving Corporation expects to refinance certain existing indebtedness of Uniflex, including indebtedness under the Company's existing mortgage loan. See "Financing of the Merger."

         It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially the same as Uniflex's current operations.

ACCOUNTING TREATMENT OF TRANSACTION

         The Merger will be accounted for as a recapitalization. Accordingly, the historical basis of Uniflex's assets and liabilities will not be affected by the Merger and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The receipt of cash for Uniflex Common Stock in the Merger will be a taxable transaction for federal income tax purposes. See "Special
Factors--Certain Federal Income Tax Consequences of the Merger."

NO SOLICITATION; FIDUCIARY DUTIES

         Under the Merger Agreement, Uniflex has agreed as of March 5, 1999 to cease any existing activities, discussions or negotiations with any parties (other than RFE and Acquisition) with respect to (a) any acquisition or purchase of 35% or more of the assets or of over 35% of any class of equity securities of the Company and its subsidiaries, (b) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 35% or more of any class of equity securities of the Company or any of its subsidiaries, or (c) any merger, consolidation, recapitalization, sale of all or substantially all of its assets, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 35% of the assets other than the transactions contemplated by the Merger Agreement (each such transaction being referred to herein as an "Acquisition Proposal"). Pursuant to the Merger Agreement, Uniflex has agreed that neither it nor its subsidiaries will initiate, solicit or encourage, directly or indirectly, or take any other action to facilitate, any inquiries or the making or implementation of any proposal or offer that constitutes an Acquisition Proposal, or negotiate or discuss with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or authorize or permit any of its officers, directors, employees, agents, or representatives to take any such action. Uniflex is obligated to notify Acquisition if any such inquiries or proposals are received by, or any such information is requested from, the Company, or any such negotiations or discussions are sought to be initiated with the Company. Nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity in response to any unsolicited inquiry, proposal or offer if, and only to the extent that, (a) the furnishing of such information is pursuant to a customary confidentiality letter and (b) the Board of Directors of the Company determines in good faith in reliance upon written advice of outside counsel that such action is required for the Board to comply with its fiduciary duties to stockholders under applicable law, and the Company prior to taking such action gives Acquisition reasonable notice of its intent to do so. See "Certain Provisions of the Merger Agreement--No Solicitation; Fiduciary Out."

TERMINATION; FEES AND EXPENSES

         The Merger Agreement may be terminated at any time prior to the Effective Time upon the occurrence of certain events or if the Merger is not consummated by July 30, 1999. Under certain circumstances generally related to the presence of an Acquisition Proposal, or withdrawal by the Board of Directors or modification in a manner adverse to Acquisition of its approval or recommendation of the Merger Agreement or the Merger, termination of the Merger Agreement will result in a fee and reimbursement by the Company of the out-of-pocket expenses of Acquisition, the Carl Marks Affiliates and RFE and its affiliates in an aggregate amount of up to $600,000 plus the amount of any commitment fees paid or contractually required to be paid to financial institutions providing financing for the Merger. See "Certain Provisions of the Merger Agreement--Termination; Effects of Termination."

APPRAISAL RIGHTS

         Stockholders who meet the requirements of and follow the procedures set forth in Section 262 of the DGCL may receive, in lieu of the $7.57 cash per share of Uniflex Common Stock to be paid in the Merger, a cash payment equal to the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Cash Merger Price.

         To be entitled to receive payment of the fair value of the shares of Uniflex Common Stock, a stockholder: (a) must file a written demand for appraisal of his or her shares with the Company prior to the voting by stockholders on the Merger Agreement at the Special Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares); (b) must not vote his or her shares in favor of approval and adoption of the Merger Agreement; (c) must hold shares of Uniflex Common Stock on the date of the making of a demand for appraisal and continuously hold such shares through the Effective Time; and (d) must have his or her shares valued in an appraisal proceeding, as described below. See "Special Factors--Appraisal Rights." A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above.


MARKET PRICES; DIVIDENDS

         MARKET PRICE OF COMMON STOCK. Uniflex's Common Stock, $.10 par value, trades on the American Stock Exchange under the symbol "UFX". The following table sets forth the high and low closing sales prices of the Common Stock on the American Stock Exchange for the periods indicated.

                                                   High             Low
         Year Ended
         January 31, 1999
                  First Quarter                   6 7/16           5 1/8
                  Second Quarter                  6 1/8            5 1/8
                  Third Quarter                   6 1/16           3 7/8
                  Fourth Quarter                  6 5/8            5

         Year Ended
         January 31, 1998                        High             Low
                                                 ----             ---
                  First Quarter                  8 1/4             6 1/2
                  Second Quarter                 7                 5 15/16
                  Third Quarter                  7 1/2             5 7/8
                  Fourth Quarter                 7                 5



         DIVIDENDS. Uniflex has not declared any cash dividends on its Common Stock during the two most recent fiscal years. Uniflex declared a 50% stock dividend effective October 15, 1996 to holders of record as of September 26, 1996. Payment of cash dividends is within the discretion of Uniflex's Board of Directors and depends generally on, among other factors, earnings, capital requirements and the operating and financial condition of the Company. In addition, the payment of dividends by the Company is subject to certain restrictions under the Company's existing credit facility, which will be refinanced in connection with the Merger. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Uniflex Common Stock prior to the Effective Time. Pursuant to the terms of the agreements contemplated by the Commitment Letters, the Surviving Corporation's ability to pay certain dividends will be restricted.

                          SUMMARY FINANCIAL INFORMATION

         The summary financial information set forth below has been derived from and is qualified in its entirety by reference to, and should be read in conjunction with, the audited and unaudited consolidated financial statements of the Company and notes thereto included elsewhere herein.



                                                          (In Thousands, Except Per Share Data)
                                          For the Years Ended January 31,        Nine Months Ended October 31,
                                          -------------------------------       --------------------------------
                                               1998            1997                  1998            1997
                                               ----            ----                  ----            ----
                                                                                           Unaudited
------------------------------- ------------------------- --------------------- --------------------------------

INCOME STATEMENT DATA
Net Sales                                         $37,999         $34,466              $30,275           $29,270
Net Income                                          1,496           1,917                1,590             1,313

BALANCE SHEET DATA
Working Capital                                    $8,304          $8,434               $8,045            $7,772
Total Assets                                       22,185          18,693               23,247            21,880
Total Assets less Intangible Assets                19,857          18,473               20,333            19,533
Stockholders' Equity                               12,832          12,946               14,937            12,657

PER SHARE DATA
Average Number of Shares Outstanding:
     Basic                                      4,161,289       4,193,687            4,156,668         4,193,347
     Fully Diluted                              4,323,821       4,472,902            4,244,102         4,378,249
Net Income per Share (Basic)                        $0.36           $0.46                $0.38             $0.31
Net Income per Share (Fully Diluted Basis)           0.35            0.43                 0.38              0.30

OTHER INFORMATION
Book Value per common share outstanding             $3.16           $3.02                $3.57             $3.11

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement is being furnished to the holders of Uniflex Common Stock in connection with the solicitation of proxies by the Board of Directors of Uniflex from holders of the outstanding shares of Uniflex Common Stock for use at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on May 20, 1999 at and any adjournments and postponements thereof. At the Special Meeting, stockholders of Uniflex (a) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, and (b) will transact such other business as may properly come before the Special Meeting.

RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

         The Board of Directors of the Company has fixed the Record Date as the date for determining the Uniflex stockholders entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of Uniflex Common Stock as of the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were [ ] shares of Uniflex Common Stock issued, outstanding, and held by approximately [ ] holders of record. Holders of Uniflex Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Uniflex Common Stock held of record at the close of business on the Record Date.

         Proxies in the form enclosed are being solicited by the Board of Directors of the Company. Shares of Uniflex Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. Proxies returned signed but without instructions will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby and FOR the adjournment or postponement of the Special Meeting in the event that the number of proxies obtained is not sufficient to ensure the adoption and approval of the Merger Agreement. Any holder of Uniflex Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby and FOR the adjournment or postponement of the Special Meeting in the event that the number of proxies obtained is not sufficient to ensure the adoption and approval of the Merger Agreement.

         It is not anticipated that any matter other than the proposal to approve and adopt the Merger Agreement will be brought before the Special Meeting. If any other matter is properly presented for consideration at the Special Meeting, the persons named in the enclosed form of proxy card and acting thereunder will have discretion to vote on such matter in accordance with their best judgment.

         A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting, by (a) giving written notice of revocation to the Secretary of the Company, (b) properly submitting to the Company a duly executed proxy bearing a later date, or (c) voting in person at the Special Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company as follows: Uniflex, Inc., 383 West John Street, Hicksville, New York 11802, Attention: Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company's Secretary or other person responsible for tabulating votes on behalf of the Company.

         The expense of soliciting proxies for the Special Meeting will be paid by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, and employees of Uniflex in person or by telephone, telegram, or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees, and fiduciaries, and Uniflex will reimburse such custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

QUORUM; REQUIRED VOTE

         Approval of the Merger Agreement and the transactions contemplated thereby requires the presence of a quorum and the affirmative vote of the holders of a majority of the issued and outstanding shares of Uniflex Common Stock entitled to vote thereon at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Uniflex Common Stock at the Special Meeting is necessary to constitute a quorum of the holders of Uniflex Common Stock at the Special Meeting. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. However, because the proposal to approve and adopt the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of Uniflex Common Stock, abstentions and broker non-votes will have the effect of a vote against the Merger Agreement and the transactions contemplated thereby in determining whether effective action has been taken. THE EFFECT ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT OF FAILING TO PROPERLY EXECUTE AND RETURN A PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL BE THE SAME AS VOTING AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         The members of the Management Group (and family members having interests in their Retained Shares) and the Carl Marks Affiliates, who beneficially own in the aggregate 1,803,720 shares of Uniflex Common Stock, constituting approximately 48.9% of the outstanding Uniflex Common Stock as of the Record Date, have entered into the Voting Agreements, pursuant to which each of them appointed certain persons designated by Acquisition as proxy to, among other things, vote their respective shares of Uniflex Common Stock in favor of the Merger Agreement. In addition, directors of Uniflex who are not members of the Management Group were the beneficial owners of 353,636 shares of Uniflex Common Stock on the Record Date, constituting approximately 8.2% of the outstanding Uniflex Common Stock as of the Record Date, and such directors have indicated that they intend to vote such shares in favor of the approval and adoption of the Merger Agreement. See "Special Factors--Interests of Certain Persons in the Merger--Voting Agreements."

                                 SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

         Since early to mid-1997, in the opinion of management and some stockholders, Uniflex stock has underperformed relative to the market averages and its peers and has not been at prices that properly reflect the underlying value of the Company. In an effort to promote the Company's growth, the Company concluded a business acquisition in February 1997 but it did not positively impact the price of Uniflex Common Stock. More recent bids to effect additional acquisitions were not successful. In October 1997, Uniflex engaged Dunn Johnston as its exclusive financial advisor in connection with its program of acquisitions and the possible exploration of other strategic alternatives in an effort to enhance stockholder value.

         After exploring a number of possible acquisition and business combination alternatives, senior management of the Company determined that it might be in the best interests of Uniflex stockholders to preliminarily explore whether there were any potential buyers for the Company and directed Dunn Johnston to approach potential investors. Over the course of the months of June through August 1998 Dunn Johnston contacted a total of 46 potential buyers, including 36 strategic investors in related industries and 10 financial investors, many of which held plastics industry companies in their portfolios.

         By July 1998, sixteen of the potential buyers had signed confidentiality agreements and were furnished with certain information about Uniflex. By August 1998 the Company had received initial indications of interest from six potential purchasers, who were invited in September 1998 to conduct plant visits and preliminary due diligence at the Company.

         Between mid-September and mid-October 1998, Dunn Johnston received updated proposals from Carl Marks & Co., Inc. ("Carl Marks") and two other financial investors. The two other financial investors made offers of $7.00 and approximately $6.80 per share of Uniflex Common Stock. The $7.00 proposal involved a merger or combination of the Company with two other companies as part of the transaction. The Carl Marks proposal was to purchase the Company for a price of between $31 million and $33 million for all of the outstanding equity securities of Uniflex (or approximately $7.11 to $7.57 per share of Uniflex Common Stock).

         During late September and October 1998, discussions were held by Dunn Johnston with each of the investors in an unsuccessful effort to elicit proposals at higher prices.

         On October 20, 1998, at the request of Uniflex and Dunn Johnston, a follow-up meeting was held at the offices of Sterling/Carl Marks in Great Neck, New York among members of Uniflex senior management, a representative of Dunn Johnston and representatives of the Carl Marks Affiliates to discuss and attempt to improve upon certain elements of the Carl Marks proposal. At the meeting, the Company representatives and Dunn Johnston asked the Carl Marks representatives to submit a more specific proposal, rather than a range of possible prices, at a level above the upper end of the range previously suggested. The Carl Marks representatives indicated that they could move to a single price of $33 million, the upper end of their range, but no higher. Discussion also took place regarding other elements of the proposal including financing arrangements, timing, expense reimbursement provisions and the extent to which officers, directors and employees of the Company (and the Carl Marks Affiliates) would be required to retain shares in the Company.

         On October 26, 1998, a meeting of the Board of Directors of Uniflex (the "Board") was held to discuss the status of negotiations. Representatives of Dunn Johnston attended the meeting and described the three proposals that had been received. The Board determined that, since the proposals contemplated senior management continuing to manage the Company and to hold equity interests therein after the Merger, the interests of senior management in the ultimate transaction could differ somewhat from those of Uniflex stockholders generally. Accordingly, the Board determined to form a special committee of the Board composed of the following directors: Steven Wolosky, Martin Gelerman, Kurt Vetter and Martin Brownstein (the "Special Committee"). The Board authorized the Special Committee to review, approve and oversee the negotiation of proposals from prospective purchasers. The Special Committee then met separately with the representatives from Dunn Johnston to discuss the three offers and various methods of valuing the Company. The Special Committee directed Dunn Johnston to contact Carl Marks and the other investors with a view to improving their proposals (and fixing a specific price at or above the top of the proposed range, in the Carl Marks proposal) and eliciting proposed letters of intent to the extent such price expectations were met.

         On October 28, 1998, Carl Marks submitted a revised proposal fixing a price of $33 million for all of the outstanding equity securities of Uniflex (or approximately $7.57 per share of Uniflex Common Stock). The investor that had proposed $7.00 per share (the "Other Investor") indicated in a conversation with a representative of Dunn Johnston that the Company's willingness to enter into an exclusive letter of intent could enable it to increase its offer somewhat, although no specific amount was proposed. The third investor indicated in a telephone conversation with a representative of Dunn Johnston that it could increase its offer slightly but not significantly above $7.00 a share.

         On October 29, 1998, a telephonic meeting of the Special Committee was held at which a representative of Dunn Johnston reviewed the status of its discussions with Carl Marks and the other investors. At the meeting the Special Committee directed Dunn Johnston to respond to Carl Marks's offer by requesting Carl Marks to prepare a letter of intent as soon as possible.

         On November 3, 1998, counsel for Carl Marks delivered a proposed letter of intent to counsel for Uniflex, and the Other Investor submitted a revised proposal increasing its offer to $7.50 a share, but coupling that increase with a requirement that Uniflex indemnify it for any costs it might incur by reason of actions of the Uniflex Board prior to closing (including the evaluation and selection of offers). During the next several days, Dunn Johnston explored further with the Other Investor certain elements of their proposal including financing arrangements, exclusivity provisions and timing.

         On November 4, 1998 a telephonic meeting of the Special Committee was held at which a representative of Dunn Johnston provided an update of its activities since the prior meeting, and between November 5 and November 11, 1998 representatives of the Special Committee, Dunn Johnston, counsel to the Company, the Carl Marks Affiliates and counsel to the Carl Marks Affiliates negotiated and exchanged comments on and drafts of a letter of intent to be entered into by Uniflex and CMCO, Inc., an affiliate of Carl Marks.

         During the week of November 9, 1998, the Other Investor telephoned Dunn Johnston and requested the opportunity to speak directly with Uniflex senior management. On the morning of Friday, November 13, 1998, representatives of Uniflex and the Other Investor spoke by telephone, at which time the Other Investor informed Uniflex management that its offer would be withdrawn if it were not accepted by Monday, November 16, 1998. This conversation was followed by a letter later that day from the Other Investor to Dunn Johnston establishing a noon deadline on Monday, November 16 for acceptance of their proposal. Later on November 13 a telephonic meeting of the Special Committee was held at which Dunn Johnston updated the members of the Special Committee on the status of negotiations. Later on that same day Dunn Johnston again discussed with the Other Investor its proposal in a further attempt to clarify and improve its terms.

         On Sunday, November 15, 1998, the Other Investor submitted a proposed letter of intent providing for a price of approximately $7.50 per share of Uniflex Common Stock, but requiring a reduction of that price to the stockholders by the amount of any expenses incurred by the Company in connection with the transaction. This proposal was discussed on the morning of November 16, 1998 on a conference telephone call among members of Uniflex senior management, representatives of Dunn Johnston and Uniflex counsel. The letter of intent provided for a substantially larger "break-up" fee than the Carl Marks proposal and an irrevocable proxy and option agreement with Messrs. Barry and Semel which, in the opinion of counsel, would have acted as a deterrent to any higher bids emerging for the Company. After the conference call, a representative of Dunn Johnston contacted the Other Investor, noted several concerns with and requested several changes to the letter of intent, and requested that the noon deadline be extended, but the Other Investor declined to substantially amend the proposal or extend it.

         On November 16, 1998 at 11:30 a.m. a telephonic meeting of the Special Committee was held at which Uniflex counsel and Dunn Johnston described the status of the Carl Marks negotiations and letter of intent and the issues raised by the proposed letter of intent from the Other Investor. The various elements of the two draft letters of intent were discussed, including price, proposed financing structure, "no-shop" provisions and "break-up" fees. The Dunn Johnston representative reviewed its analysis of the transaction and the various methods for valuing the Company in light of changes in the market since the Board meeting of October 26, 1998. The representative of Dunn Johnston indicated that in Dunn Johnston's preliminary assessment the transaction proposed by Carl Marks in its letter of intent was fair to the Uniflex public stockholders from a financial point of view based on conditions and circumstances as they existed at that time. The Special Committee then voted unanimously to approve the Carl Marks transaction and authorized appropriate officers of the Company to execute and deliver the letter of intent with CMCO, Inc.

         On the evening of November 16, 1998 Uniflex and CMCO, Inc. signed the letter of intent outlining the terms of the Merger, substantially as described in this Proxy Statement, and providing that Uniflex would not solicit, initiate, encourage, continue or enter into negotiations with any person or entity with respect to the sale of a majority or greater interest in the Company by merger or other business combination, sale of capital stock, or similar transaction or 50% or more of the Company's business until February 15, 1999 (the "Exclusivity Period"), although the Board was free to furnish information and to negotiate with respect to any unsolicited inquiry, proposal or offer in the good faith exercise of its fiduciary responsibilities. On November 17, 1998 a public announcement of the signing of the letter of intent was issued by Uniflex.

         Subsequent to the signing of the letter of intent, CMCO, Inc. informed Uniflex that the principal equity investment in the transaction would be made by RFE and that initially Acquisition would be controlled by RFE. Thereafter, RFE and CMCO, Inc. conducted further due diligence with respect to the Company and the parties and their counsel negotiated the terms of the Merger Agreement and other definitive documentation with respect to the Merger. On February 11, 1999, at the request of the Carl Marks Affiliates and RFE, and to give the parties more time to complete the necessary documentation, a telephonic meeting of the Special Committee was held at which the Special Committee approved an amendment to the letter of intent extending the Exclusivity Period to March 5, 1999. The amendment to the letter of intent was signed on February 11, 1999.

         At a meeting held on March 5, 1999, the Special Committee met telephonically to consider and act upon the Merger and the definitive documentation with respect thereto. At the meeting, the Special Committee received the oral opinion of Dunn Johnston, subsequently confirmed in writing, with respect to the fairness, from a financial point of view, of the Cash Merger Price to be received by Uniflex's stockholders (other than stockholders who own Retained Shares) described under "Opinion of Dunn Johnston, Financial Advisor to Uniflex," and, based on that opinion and on the other factors described herein under "Reasons for the Merger; Recommendation of the Board of Directors," the Special Committee unanimously resolved to recommend to the full Board the approval of the Merger, the Merger Agreement, the Voting Agreements and the other documentation incidental thereto and authorized senior management to complete the negotiation of certain remaining points. Thereafter, on March 5, 1999, the full Board met telephonically to receive the report of the Special Committee and to consider and act upon the Merger and the definitive documentation with respect thereto. The Special Committee reported its recommendation to the Board, management reported that the open points had been resolved in accordance with the wishes of the Special Committee and the Board voted unanimously to approve the Merger, the Merger Agreement, the Voting Agreements and documentation incidental thereto and authorized senior management to execute final documents. On the evening of Friday, March 5, 1999, the Merger Agreement, the Voting Agreements and the ancillary documentation related thereto were executed by the parties. On Monday, March 8, 1999 Uniflex issued a press release announcing the transaction.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

         At meetings held on March 5, 1999, the Special Committee and the Board of Directors each unanimously approved the Merger Agreement and determined, among other things, that the Merger Agreement was fair to and in the best interests of Uniflex's stockholders (other than stockholders who own Retained Shares) and recommended that Uniflex's stockholders approve the Merger Agreement. In reaching these conclusions, the Special Committee and the Board consulted with Dunn Johnston and Uniflex 's legal counsel and considered the following factors ( which factors were considered over a period of time at various meetings):

         (a) A comparison of the risks and benefits of the Merger against the risks and benefits of other strategic alternatives potentially available to Uniflex (including the possibility of continuing to operate the Company as an independent public entity). In the opinion of management and some stockholders, since early to mid- 1997, the Company's stock has underperformed relative to market averages and its peers and has not traded at prices that properly reflect the underlying value of the Company. In order to enhance stockholder value, management evaluated a range of alternatives potentially available to the Company and the values to be derived therefrom (including the possibility of continuing to operate the Company as an independent public entity). As a consequence of the above the Special Committee and the Board concluded that the best course for the stockholders would be a sale of the Company pursuant to the Merger Agreement.


         (b) The thin trading market and lack of liquidity for the Uniflex Common Stock and the existence of substantial blocks of stock in the hands of several stockholders and the desire of certain of those stockholders for a transaction providing liquidity.

         (c) In the process of soliciting buyers for the Company, Dunn Johnston contacted both strategic and financial buyers. No firm proposals were presented by the strategic buyers contacted and the Special Committee concluded that the proposals presented by the two other financial buyers generated lower values to the stockholders than the Cash Merger Price. In addition, no inquiries or proposals from strategic or financial buyers (including the two buyers that had previously submitted proposals) were presented to the Company during the more than fifteen-week period from the public announcement of the November 16, 1998 letter of intent to the date of signing of the Merger Agreement, or thereafter.

         (d) The Special Committee and the Board considered information with respect to the financial condition, results of operations, business and prospects of the company, as well as the risks involved in achieving such prospects, and the current state of the plastic packaging and promotional products industry, including the Special

                      Committee's and the Board's views regarding the economic and market conditions affecting the Company and such industry. The Special Committee and the Board believe that the Company faces increasing levels of competition and risk as it diversifies outside its traditional promotional products and medical markets and that this could adversely effect the future growth prospects of the Company. Therefore, the Special Committee and the Board determined that there were significant risks involved in the Company achieving future growth that would support a price per share higher than the Cash Merger Price.

         (e) The substantial expenses for regulatory compliance, stockholder and investor relations and other matters that continued operation as an independent public company would impose on Uniflex.

         (f) The $7.57 per share of Uniflex Common Stock to be paid to stockholders in the Merger represented a premium of approximately 40.8% over the closing price of $5 3/8 per share of Uniflex Common Stock on November 16, 1999, one day prior to public announcement of the letter of intent relating to the Merger. The Special Committee and the Board considered that shares of Uniflex Common Stock had traded in a range from a low of $3 5/8 to a high of $6 9/16 during the 52 weeks prior to such announcement date.

         (g) The written opinion, dated as of March 5, 1999, of Dunn Johnston (and the analysis presented to the Special Committee underlying such opinion) to the effect that, based on the assumptions made, matters considered and limits of the review undertaken by Dunn Johnston, the Cash Merger Price to be received by Uniflex's stockholders (other than stockholders who own Retained Shares) in the Merger was, on the date of such opinion, fair, from a financial point of view, to the stockholders. See "Special Factors--Opinion of Dunn Johnston, Financial Advisor to Uniflex."

         (h) The terms and conditions of the Merger Agreement and related matters were the product of arm's-length negotiations in which Uniflex was assisted by its legal counsel, Olshan Grundman Frome Rosenzweig & Wolosky LLP, and its financial advisor, Dunn Johnston. In particular, the Special Committee and the Board considered that under the terms of the Merger Agreement, the Board was not prohibited from furnishing information in response to, or from considering, negotiating, or participating in discussions regarding, an unsolicited inquiry, proposal or offer, if (i) such information was furnished pursuant to a customary confidentiality agreement, and (ii) such consideration, negotiation or discussion was conducted in good faith, upon written advice of outside counsel that such action was required by the Board's fiduciary responsibility to the Company's stockholders. Under such circumstances, the Board could terminate the Merger Agreement upon payment of a break-up fee of $350,000 to Acquisition, the Carl Marks Affiliates and RFE and its affiliates and reimbursement of their out-of-pocket expenses, up to a maximum of $250,000, plus the amount of any commitment fees related to the senior debt and Senior Subordinated Debentures actually paid or contractually required to be paid to investment funds, banks or other financial institutions providing funds to finance the Merger. See "Certain Provisions of The Merger Agreement."

         (i) The Special Committee and the Board considered as a negative factor, the fact that Acquisition's obligation to consummate the transaction is contingent upon Acquisition's ability to obtain the Financing contemplated by the Commitment Letters to pay the Cash Merger Price, to pay the value of the Options and to pay the fees and expenses in connection with the Merger and such financing. However, the Special Committee and the Board also considered that such a condition to closing is common in transactions of this type. If the Merger is consummated, it is contemplated that the financing required to pay the Cash Merger Price, to pay the value of the Options, to refinance certain existing indebtedness of the Company, including indebtedness under the Company's existing mortgage loan, and to pay the fees and expenses in connection with the Merger and such financing will be provided by a term loan in the amount of $18.5 million and drawings under a $5 million revolving credit facility, to be included in a senior secured credit facility to be entered into by the Company, issuance by the Company of its senior subordinated debentures for gross proceeds of $7 million, and equity financing provided by RFE in the amount of approximately $5.25 million through the purchase of common stock of Acquisition and equity financing of $750,000 provided by Sterling/Carl Marks through the purchase immediately prior to the Effective Time of Uniflex Common Stock.

         (j) The Special Committee and the Board considered that (i) the affirmative vote of a majority of the outstanding shares of Uniflex Common Stock is required for adoption of the Merger Agreement and approval of the transactions contemplated thereby and (ii) the Voting Agreements, to which the members of the Management Group and the Carl Marks Affiliates are signatories, providing that the shares of Uniflex Common Stock held by them, constituting approximately 49% of the outstanding shares of Uniflex Common Stock, would be voted in favor of the adoption of the Merger Agreement and approval of the transaction. In addition, the Board considered the fact that the Voting Agreements would terminate in accordance with their terms in the event that the Board recommended or the stockholders approved or accepted an Acquisition Proposal received by the Company. The Special Committee and the Board also considered the employment agreements and other benefits to be received by members of the Management Group upon effectiveness of the Merger, but determined that such interests, including the Retained Shares and signing bonuses, were reasonable and appropriate in light of Carl Marks' and RFE's requirement that the Management Group participate in the transaction. Carl

                      Marks and RFE specifically insisted that senior management of the Company maintain an equity interest in the Company by retaining at least 322,000 Retained Shares and that Herbert Barry and Robert K. Semel execute new employment agreements with the Surviving Corporation. The Special Committee and the Board, including all of the non-employee directors, have determined that the interests of certain officers and directors in the Merger have not affected the fairness of the consideration to be paid to the Company's stockholders. See "Special Factors--Interests of Certain Persons in the Merger."

         The foregoing discussion of the information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board. In reaching their determinations to recommend and approve the Merger Agreement, and in view of the variety of factors considered by the Special Committee and the Board in connection with their evaluation of the Merger Agreement (as discussed above), the Special Committee and the Board did not assign any relative or specific weights to the various factors considered by them.

         No unaffiliated representative was retained by the Special Committee or the Board to act on behalf of unaffiliated security holders. The Special Committee and the Board determined that this was not necessary in light of the fact that several members of the Special Committee and the Board are non-employee directors and that all of the non-employee directors voted in favor of the adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.

PURPOSES AND REASONS OF RFE AND ACQUISITION FOR THE MERGER

         The purposes of the Merger are (a) to enable RFE, through Acquisition, to make an investment representing a substantial interest in the Company, and
(b) to enable existing stockholders of the Company to realize a substantial premium over recent historical market prices for the shares of Uniflex Common Stock owned by them. Acquisition was formed by RFE for the purpose of engaging in such transaction. Acquisition elected to proceed with the Merger for the same reasons that motivated RFE.

         The acquisition of Uniflex has been structured as a merger pursuant to which Uniflex will be the surviving corporation, and certain current officers, directors and stockholders of the Company will retain an interest in the Company in order to (a) effect a recapitalization of the Company for accounting purposes and (b) preserve the corporate identity of Uniflex and its existing contractual arrangements with third parties.

          POSITION OF RFE AND ACQUISITION AS TO FAIRNESS OF THE MERGER

         RFE and Acquisition did not participate in the deliberations of the Special Committee or the Board of Directors of Uniflex regarding, or receive advice from the Company's financial advisors as to the fairness to the Company's stockholders of, the Merger. As a result, RFE and Acquisition are not in a position to specifically adopt the conclusions of the Special Committee and the Board with respect to such matters. However, RFE and Acquisition believe that the Merger is fair to the stockholders of the Company (other than stockholders who own Retained Shares), based solely upon their understanding from discussions with senior management of the Company regarding (a) the factors considered by the Special Committee and the Board referred to herein, (b) the premium of the Cash Merger Price over historical market prices for shares of the Uniflex Common Stock, and the substantial premium of the Cash Merger Price over the closing price on November 16, 1998, (c) the extent of the sale process described in "Background of the Transaction," (d) the unanimous recommendation of the Merger Agreement and the transactions contemplated thereby by the Special Committee and the Board of Directors, (e) the agreement of certain principal stockholders to vote their shares of Uniflex Common Stock in favor of the Merger Agreement and the transactions contemplated thereby, (f) the receipt by the Special Committee and the Board of the written opinion of the Company's independent financial advisor (see "-- Opinion of Dunn Johnston, Financial Advisor to Uniflex") to the effect that, based on the assumptions made, matters considered and limits of the review undertaken, the Cash Merger Price to be received was fair, as of the date of such opinion, from a financial point of view to Uniflex's stockholders (other than the holders of Retained Shares) and
(g) the arm's-length nature of the negotiations between the Carl Marks Affiliates, RFE and Acquisition, on the one hand, and the Company on the other. This belief should not, however, be construed as a recommendation to the Company's stockholders by RFE or Acquisition to vote to approve the Merger Agreement and the transactions contemplated thereby. Neither RFE nor Acquisition has undertaken any formal evaluation of the fairness of the Merger to the stockholders of the Company and neither of them has assigned specific relative weights to the factors considered by them.

         OPINION OF DUNN JOHNSTON, FINANCIAL ADVISOR TO UNIFLEX

         Uniflex retained Dunn Johnston on October 29, 1997 on an exclusive basis to assist the Company in its analysis and consideration of various financial and strategic alternatives available to it. In connection with the contemplated Merger, Uniflex's Special Committee of the Board of Directors requested that Dunn Johnston render its opinion as to fairness, from a financial point of view, of the Cash Merger Price to be received by Uniflex's stockholders (other than with respect to Retained Shares).

         At the March 5, 1999 meeting of the Special Committee, representatives of Dunn Johnston made a presentation with respect to the Merger and at the meetings of March 5, 1999 tendered to the Special Committee and the Board its oral opinion, subsequently confirmed in writing as of the same date, that as of such date, and based upon the assumptions made, matters considered and limits of the review undertaken by Dunn Johnston, the Cash Merger Price to be received by Uniflex's stockholders (other than Stockholders who own Retained Shares) was fair, from a financial point of view, to such stockholders.

THE FULL TEXT OF DUNN JOHNSTON'S WRITTEN OPINION DATED MARCH 5, 1999 (THE "DUNN JOHNSTON OPINION"), WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX C AND INCORPORATED HEREIN BY REFERENCE. UNIFLEX STOCKHOLDERS ARE URGED TO READ THE DUNN JOHNSTON OPINION IN ITS ENTIRETY. THE DUNN JOHNSTON OPINION IS DIRECTED TO THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF UNIFLEX, ADDRESSES ONLY THE FAIRNESS OF THE CASH MERGER PRICE TO UNIFLEX'S STOCKHOLDERS (OTHER THAN STOCKHOLDERS WHO OWN RETAINED SHARES) FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY UNIFLEX STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE DUNN JOHNSTON OPINION WAS RENDERED TO THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE FOR THEIR CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE AGREEMENT. THE DISCUSSION OF THE DUNN JOHNSTON OPINION IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DUNN JOHNSTON OPINION.

         In connection with the Dunn Johnston Opinion, Dunn Johnston reviewed drafts of the Merger Agreement and related documents, and for the purpose thereof, assumed that the final forms of such documents would not differ in any material respect from the drafts provided to it. Dunn Johnston also reviewed and analyzed certain publicly available business and financial information relating to Uniflex for recent years and the interim periods to the date of the Dunn Johnston Opinion, as well as certain internal financial and operating information, including financial forecasts, analyses, and projections prepared by or on behalf of Uniflex and provided to it for purposes of its analysis, and Dunn Johnston met with management of the Company to review and discuss such information and, among other matters, Uniflex's business, operations, assets, financial condition, and future prospects.

         Dunn Johnston reviewed and considered certain financial and stock market data relating to Uniflex, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that it believed may have been relevant or comparable in certain respects to Uniflex or one or more of its businesses or assets, and Dunn Johnston reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the plastics and promotional products industries specifically, and in other industries generally, that it believed to be reasonably comparable to the Merger or otherwise relevant to its inquiry. Dunn Johnston also performed such other financial studies, analyses, and investigations and reviewed such other information as it considered appropriate for purposes of the Dunn Johnston Opinion.

         In Dunn Johnston's review and analysis and in formulating its opinion, Dunn Johnston assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with it or publicly available, and Dunn Johnston did not assume any responsibility for independent verification of any such information. Dunn Johnston also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and it assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Uniflex's management. Dunn Johnston expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, Dunn Johnston did not review any of the books and records of Uniflex, or assume any responsibility for conducting a physical inspection of the properties or facilities of Uniflex, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Uniflex, and no such independent valuation or appraisal was provided to it. Dunn Johnston expressed no opinion on matters of any legal, regulatory, tax or accounting nature related to the Merger. Dunn Johnston also assumed that the transactions described in the Merger Agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. The Dunn Johnston Opinion is necessarily based on economic and market conditions and other circumstances as they existed and could be evaluated by it as of the date thereof.

         The following is a brief summary of certain of the quantitative analyses performed and factors considered by Dunn Johnston in connection with rendering the Dunn Johnston Opinion and reviewed with the Special Committee at the March 5, 1999 meeting.

         HISTORICAL AND PROJECTED FINANCIAL POSITION. In rendering its opinion, Dunn Johnston reviewed and analyzed historical and projected financial information of Uniflex which included, but was not limited to, Uniflex's (i) balance sheets, (ii) annual income statements, (iii) cash flow statements, (iv) operating margins, and (v) growth rates. Such review served as the basis for the financial analyses described below.

         CASH MERGER PRICE PREMIUM OVER HISTORICAL STOCK PRICE.  Dunn
Johnston reviewed and analyzed the average closing prices per share for Uniflex Common Stock for various periods prior to November 17, 1998, the day on which a letter of intent with respect to the transaction was publicly announced, in order to compute the premium over these average prices that the Cash Merger Price ($7.57) would represent. The Cash Merger Price was a 41% premium over the November 16, 1998 single day closing price of $ 5.38 per share. The Cash Merger Price was a 44% premium over the prior one week daily average (November 10, 1998 to November 16, 1998) closing price of $5.28 per share. The Cash Merger Price was a 45% premium over the prior four week daily average (October 20, 1998 to November 16, 1998) closing price of $5.23 per share. The Cash Merger Price was a 56% premium over the prior twelve week daily average (August 24, 1998 to November 16, 1998) closing price of $4.84 per share. This information was presented to the Special Committee of the Board of Directors of Uniflex to give it background information regarding the stock price performance of the Uniflex Common Stock over the periods indicated. In addition, the fact that the Cash Merger Price exceeded the price per share at which the Uniflex Common Stock traded during the periods reviewed was consistent with a determination that the Cash Merger Price was fair to Uniflex's stockholders (other than stockholders who own Retained Shares).

         ANALYSIS OF PREMIUMS PAID FOR ACQUISITIONS. Dunn Johnston reviewed 45 completed merger and acquisition transactions between $20 million and $50 million Total Enterprise Value (as hereinafter defined) in size, which occurred between January 1, 1997 and February 8, 1999 and which involved public company targets in all industries excluding financial institutions and natural resources. Dunn Johnston calculated the premium per share paid by the acquirer in each of the selected transactions as a percentage of the stock price of the target company one day, one week and four weeks prior to the original announcement date of the transaction. This analysis indicated median premiums paid of 23%, 33% and 37% for one day, one week and four weeks, respectively. Dunn Johnston then calculated the premium for Uniflex using the Cash Merger Price which resulted in an offering premium of 41% one day prior to the announcement date, 50% one week prior to the announcement date, and 55% four weeks prior to the announcement date. The analysis indicated that the premium being offered to Uniflex stockholders is above the median values for premiums paid one day, one week and four weeks prior to announcement and this supported a determination that the Cash Merger Price was fair to Uniflex's stockholders (other than stockholders who own Retained Shares) from a financial point of view.

         STOCK TRADING ANALYSIS. Dunn Johnston reviewed and analyzed the historical trading volumes and prices at which the Common Stock has traded. Dunn Johnston noted that trading activity was limited and that the trading market was relatively illiquid. Dunn Johnston analyzed the historical trading volumes and prices at which the Common Stock had traded one year prior to the public announcement (between November 17, 1997 and November 16, 1998) and noted that the highest closing price was $6 9/16 on December 4, 1997, and the lowest closing price was $3 7/8 on October 8, 1998.

         ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Dunn Johnston compared certain financial information and commonly used valuation measurements for Uniflex to corresponding information for selected publicly traded plastic film, converting and packaging companies ("Plastics Industry Companies"). These companies were selected based upon the similarity of certain characteristics of their operations to those of Uniflex. Dunn Johnston advised the Special Committee that there were no publicly traded companies directly comparable to the Company and the analysis had to be considered in light of that qualification. In addition, as of February 26, 1999 the median Total Enterprise Value of the companies in this group was $279 million, as compared with $36 million for Uniflex based on the Cash Merger Price. This group consisted of five companies: AEP Industries Inc.; Applied Extrusion Technologies, Inc.; Atlantis Plastics, Inc.; Bemis Company, Inc.; and Liqui-Box Corporation. The financial information used by Dunn Johnston in its analysis included, among other things,
(i) common equity market valuation; (ii) operating performance; (iii) capitalization ratios; (iv) ratios of common equity market value as adjusted to include debt and other liabilities less cash ("Total Enterprise Value") to earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), earnings before interest expense and income taxes ("EBIT") and Revenues; and (v) ratios of common equity market prices per share ("Market Price") to common equity earnings per share ("EPS"). The ratios set forth were calculated using closing stock prices as of February 26, 1999. In the case of Uniflex, Dunn Johnston computed such ratios using the Cash Merger Price of $7.57 per share, Uniflex's Equity Value as implied in the Merger (the "Merger Equity Value") and Uniflex's Total Enterprise Value as implied in the Merger (the "Merger Total Enterprise Value"). The financial information used in connection with the multiples provided below was based on (i) the latest reported 12 month period as derived from publicly available information, (ii) mean estimates for 1999 as reported by publicly available sources, and (iii) estimated financial information for Uniflex as provided by the Company.

         Using the Uniflex Common Stock price of $7.57 and share prices of other comparable companies as of February 26, 1999 ("Market Price"), Dunn Johnston noted that (a) the multiple of Merger Total Enterprise Value to Revenues was 0.9x for Uniflex, compared to a range of 0.7x to 1.6x, with a median of 1.1x, for the Plastics Industry Companies; (b) the multiple of Merger Total Enterprise Value to latest 12 Months EBITDA was 7.6x for Uniflex, compared to a range of 5.7x to 7.6x latest 12 months EBITDA, with a median of 7.1x, for the Plastics Industry Companies; (c) the multiple of Merger Equity Value to Book Value was 2.1x for Uniflex, compared to a range of 0.6x to 3.7x Book Value, with a median of 1.9x, for the Plastics Industry Companies; (d) the multiple of Merger Equity Value to Projected 1999 EPS was 15.1x for Uniflex, compared to a range of 8.9x to 15.3x Projected calendar year 1999 EPS, with a median of 13.4x, for the Plastics Industry Companies. Based on the foregoing comparisons, Dunn Johnston noted that the multiples implied in the Merger were generally within the ranges and above the medians of trading multiples for the Plastics Industry Companies and that this fact supported a determination that the Cash Merger Price was fair to Uniflex's stockholders (other than stockholders who own Retained Shares).

         ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS. Dunn Johnston reviewed the financial terms, to the extent publicly available, of nine announced and completed mergers and acquisitions in the last five years in the plastic film, converting and packaging industries (the "Plastics Industry Transactions") and one completed merger and acquisition in the promotional products industry, the acquisition of Norwood Promotional Products, Inc. on October 30, 1998 by an investor group including management (the "Promotional Products Transaction"). The transactions selected were all less than $300 million in Total Enterprise Value.

         Dunn Johnston calculated various financial multiples based on certain publicly available information for each of the Plastics Transactions and compared them to corresponding financial multiples for the Merger, based on the Merger Total Enterprise Value. Dunn Johnston noted that the Total Enterprise Value was a multiple 0.9x latest 12 months Sales for the Merger, versus (i) a range of 0.6x to 1.5x latest 12 months Sales with a median of 0.9x for the Plastics Transactions; and (ii) a multiple of 0.9x latest 12 months Sales for the Promotional Products Transaction. Dunn Johnston noted that Total Enterprise Value was a multiple of 7.6x latest 12 months EBITDA for the Merger, versus (i) a range of 6.3x to 8.5x latest 12 months EBITDA with a median of 7.4x for the Plastics Transactions; and (ii) a multiple of 7.5x latest 12 months EBITDA for the Promotional Products Transaction. Dunn Johnston noted that all multiples for the Plastics Transactions and Promotional Products Transaction were based on information available at the time of the announcement of each of such transactions, without taking into account differing market and other conditions during the period during which each of such transactions occurred. Dunn Johnston also noted that the median Total Enterprise Value of the precedent transactions referred to above ($110 million) was substantially larger than the Merger ($36 million). Dunn Johnston noted that based on the foregoing comparisons, and subject to the limitations of its review, the multiples implied in the

Merger were generally within the ranges of multiples implied in the Plastics and Promotional Products Transactions and that this fact supported a determination that the Cash Merger Price was fair to Uniflex's stockholders (other than stockholders who own Retained Shares) from a financial point of view.

       DISCOUNTED CASH FLOW ANALYSIS. Dunn Johnston performed discounted cash flow analyses for Uniflex using financial projections for fiscal years 2000 through 2004 provided by the management of Uniflex based on management's assumptions for future performance. See "Certain Projections". Dunn Johnston aggregated the present value of the cash flows from 2000 through 2004 with the present value of a range of terminal values. All cash flows were discounted at rates ranging from 13.0% to 16.0%. The terminal values were computed using a range of approaches including multiples of revenues, EBIT and EBITDA and a perpetual growth rate methodology. Dunn Johnston arrived at such discount rates based on its judgement of the weighted average cost of capital of the Company and selected publicly traded plastics companies, and arrived at terminal values based on its experience in the valuation of similar companies and a review of the trading characteristics of the common stock of selected publicly traded comparable companies. This analysis indicated a range of values for the Uniflex Common Stock of $4.79 and $9.31 per share with a median of $7.15 per share. Dunn Johnston noted that the Cash Merger Price was within the foregoing valuation range and that this fact supported a determination that the Cash Merger Price was fair to Uniflex's stockholders (other than stockholders who own Retained Shares) from a financial point of view.

       LEVERAGED EQUITY RETURN ANALYSIS. Dunn Johnston calculated the projected internal rates of return that could be realized on the equity invested in a leveraged acquisition of the Company at a purchase price per share of Uniflex's Common Stock of $7.57. For the purposes of this analysis, Dunn Johnston used the projections provided by Uniflex's management as adjusted for management's estimate of certain corporate and public company expenses that would no longer be incurred as a private company. Dunn Johnston assumed an initial post-transaction equity amount invested in Uniflex of $10.75 million consisting of equity from new investors and the value of the Retained Shares. Assuming interest rates on post-transaction senior and subordinated debt of 7 1/2% and 12 3/4%, respectively, and terminal Total Enterprise Value multiples ranging from 5.0x to 6.0x EBITDA, this analysis indicated a five year internal rate of return ranging from 31.1% to 36.8% to a new equity investor. Based on Dunn Johnston's understanding of the return expectations of a financial buyer, this supported a conclusion that the Company would be unlikely to achieve a price from a financial buyer that was materially higher that the Cash Merger Price.

       RELEVANT MARKET AND ECONOMIC FACTORS. In rendering its opinion, Dunn Johnston considered, among other factors, the condition of the U.S. stock markets and the current level of economic activity, particularly in the plastics industry. No company used in the analysis of selected mergers and acquisitions summarized above is identical to Uniflex or the Merger. In addition, Dunn Johnston believes that both the analysis of certain other publicly traded companies and the analysis of selected mergers and acquisitions are not simply mathematical. Rather, such analyses must take into account differences in the financial and operating characteristics of these companies and other factors, such as general economic conditions, and markets in which such companies compete and strategic and operating plans for such companies, that could affect the public trading value and acquisition value of these companies and therefore any such analyses must be made as of a specific date.

         While the foregoing summary describes the analyses and factors that Dunn Johnston deemed material in its presentation to the Board of Directors of Uniflex, it is not a comprehensive description of all analyses and factors considered by Dunn Johnston. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Dunn Johnston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Dunn Johnston Opinion. In performing its analyses, Dunn Johnston considered general economic market and financial conditions and other matters, as they existed as of the date of the Dunn Johnston Opinion, many of which are beyond the control of Uniflex. The analyses performed by Dunn Johnston are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which the Uniflex Common Stock may trade at any future time.

         The terms of the Merger were determined through negotiations between Uniflex and Acquisition and were approved by the Special Committee of the Board of Directors of Uniflex. Although Dunn Johnston provided advice to the Special Committee during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of the Special Committee and the Board of Directors of Uniflex. As described above, the Dunn Johnston Opinion and the presentation of Dunn Johnston to the Special Committee were only one of a number of factors taken into consideration by such Special Committee in making its recommendation to the Board of Directors to approve the Merger. The Dunn Johnston Opinion was provided to the Special Committee to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Uniflex Common Stock as how to vote with respect to the Merger.

         In connection with Dunn Johnston's engagement as financial advisor, the Company agreed to pay Dunn Johnston a monthly retainer fee (the "Advisory Fee"), an opinion fee ("Opinion Fee") payable to Dunn Johnston upon delivery of the Opinion of $150,000 and a transaction fee of approximately $460,000 to be paid upon consummation of the Merger, less the amount of the previously uncredited Advisory Fees and the Opinion Fee. The transaction fee is contingent upon consummation of the Merger, but the Opinion Fee is not contingent upon the consummation of the Merger and is to be paid regardless of the substance of the Opinion. In addition, Uniflex has agreed to reimburse Dunn Johnston for its reasonable out-of-pocket expenses incurred in connection with its role, including fees and disbursements of its legal counsel. Uniflex has agreed to indemnify Dunn Johnston and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement.

CERTAIN PROJECTIONS

         The Company does not as a matter of policy make public forecasts or projections as to future performance or earnings. However, in connection with the sale of the Company, the Company prepared projections of its anticipated future operating performance for the five fiscal years ended January 31, 2004.

         The projections assume that a sale or recapitalization does not occur and are based upon estimates and assumptions (including with respect to industry performance, general economic and business conditions and other matters) that inherently are subject to material uncertainties and risk, all of which are difficult to quantify and many of which are beyond the control of the Company. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to potential acquirors. The Company's internal operating projections are, in general, prepared solely for internal use in connection with capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives, and targets over the applicable periods that are more favorable than historical results. There can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may be materially greater or less than those contained in the projections. Neither the Company's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined, or performed any procedures with respect to the projections contained herein, nor have they expressed any opinion or any form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the projections. The inclusion of the projections should not be regarded as an indication that the Company, or any other person who received such information, considers them an accurate prediction of future events. The Company does not intend to update, revise or correct such projections if they become inaccurate (even in the short term).

         The projections below constitute forward looking statements and involve numerous risks and uncertainties. The Company's actual results may differ materially from the results anticipated from the projections discussed herein as a result of various factors, including, but not limited to, the effect of changing economic or business conditions, competitive initiatives and pricing pressures, shifts in market demand, the performance and needs of industries served by the Company, actual future costs of raw materials such as plastic film, increases in labor costs, and management retention. There can be no assurance that the Company will achieve the results anticipated from the projections discussed herein.

         Set forth below is a summary of the projections for the five fiscal years ended January 31, 2004:



                    PROJECTED OPERATING RESULTS (FY2000-2004)

                                                   ($ in 000's)
                                                             PROJECTED FOR FISCAL YEAR ENDED
                                      -----------------------------------------------------------------------------
Income Statement Data                            1/31/00        1/31/01       1/31/02        1/31/03        1/31/04
---------------------                            -------        -------       -------        -------        -------
Net Sales                                        $44,406        $49,304       $54,752        $60,814        $67,561
Gross Profit                                      15,745         17,236        19,140         21,259         23,617

Operating Income                                   3,892          4,321         5,073          5,938          6,935


CASH FLOW DATA:
--------------
Capital Expenditures                                 888            986         1,095          1,216          1,351
EBITDA                                             4,780          5,307         6,168          7,155          8,286


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the recommendation of the Company's Board of Directors that stockholders vote in favor of the Merger Agreement, stockholders should be aware that certain members of the Company's management and Board of Directors have certain interests in the Merger that are in addition to, and may be deemed to be in conflict with, the interests of the stockholders of Uniflex generally.

         OFFICERS OF THE SURVIVING CORPORATION. All members of the Company's current management will continue as such after the Effective Time until their successors are duly appointed or elected in accordance with applicable law. See "Directors and Executive Officers of the Surviving Corporation."

         BENEFITS UNDER EMPLOYMENT AGREEMENTS, SIGNING BONUSES AND NEW STOCK OPTION PLAN. The Company has entered into new employment agreements with certain management employees, including new agreements (each a "New Employment Agreement") with Herbert Barry and Robert K. Semel, which will become effective upon consummation of the Merger. The New Employment Agreements will each (a) have a three-year term, and (b) provide for severance payments under certain circumstances, including termination of the employee's employment by the Surviving Corporation without "cause" or in the event of the employee's becoming incapacitated or upon employee's death. Messrs. Barry and Semel will also receive signing bonuses payable one day after consummation of the Merger of $1.9 million and $1.5 million, respectively. In addition, a stock option plan with respect to an aggregate of 10% of the common stock of the Surviving Corporation will be instituted for the Company's executives, including Herbert Barry, Robert
K. Semel and certain other members of the Management Group. Upon consummation of the Merger, options with respect to 5% of the common stock of the Surviving Corporation will be granted, pursuant to the stock option plan described in the preceding sentence, to certain members of the Management Group. The chart below describes the interests of the

Management Group in the Company both prior to and following the Merger and certain benefits to be received by members of the Management Group upon consummation of this Merger:


                                           Shares Held            Retained           New               Signing
Name                                     Prior to Merger           Shares          Options*            Bonuses
----                                     ---------------          --------         --------            -------
Herbert Barry                                470,490               75,000           0.714%            $1,900,000
Robert K. Semel                              434,100               75,000           0.714%            $1,500,000
Warner Heuman                                395,520               75,000               --                    --
Erich Vetter                                 288,999               15,000               --                    --
Melissa Cantor                                74,501**             15,000           0.714%                    --
Lee Cantor                                      **                 15,000           0.716%                    --
Neil Sklar                                    30,100               26,000           0.714%                    --
Hy Brownstein                                 22,710               13,000           0.714%                    --
Elliot Berger                                 87,300               13,000           0.714%                    --
                                                                  -------           -----
Totals                                                            322,000           5.000%

---------------------------
* As a percentage of outstanding Surviving Corporation Common Stock, on a fully diluted basis.
** Shares held, in part, jointly by Melissa and Lee Cantor and, in part, individually by Melissa and Lee Cantor, respectively.

(See "Security Ownership of Certain Beneficial Owners and Management" for information concerning the beneficial ownership of the shares shown in the foregoing table.)

         RETENTION OF RETAINED SHARES. Immediately prior to the Effective Time, an aggregate of 2,202,953 shares of Uniflex Common Stock will be held by the holders of the Retained Shares, of which an aggregate of 721,233 will be the Retained Shares. The Retained Shares will represent approximately 16.4% of the outstanding shares of Uniflex Common Stock immediately prior to the Effective Time and approximately 51.0% of the total outstanding shares of the Surviving Corporation Common Stock immediately following the Effective Time. The chart below describes the interests in the Company of the holders of Retained Shares both prior to and following the Merger. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the beneficial ownership of certain securities.

                                         Shares Held
                                      Immediately Prior
Name                                      to Merger        Retained Shares
----                                      ---------        ---------------
Herbert Barry                               470,490              75,000
Robert K. Semel                             434,100              75,000
Warner J. Heuman                            395,520              75,000
Erich Vetter                                288,999              15,000
Melissa Cantor                               74,501*             15,000
Lee Cantor                                     *                 15,000
Neil Sklar                                   30,100              26,000
Hy Brownstein                                22,710              13,000
Elliot Berger                                87,300              13,000
CMNY Capital, L.P.                          242,300             242,300
CMCO, Inc.                                   54,912              54,912
Robert Davidoff                               2,946               2,946
**Sterling/Carl Marks Capital, Inc.          99,075              99,075
                                          ---------             -------
Total Shares                              2,202,953             721,233
                                          =========             =======

---------------------------
 * Shares held jointly by Melissa and Lee Cantor, in part, and individually by Melissa Cantor, in part.
**       Shares to be acquired immediately prior to the Effective Time.

(See "Security Ownership of Certain Beneficial Owners and Management" for information concerning the beneficial ownership of the shares shown in the foregoing table).

         OPTIONS. As of March 5, 1999, the directors, officers and employees of the Company held Options to acquire an aggregate of 158,700 shares of Uniflex Common Stock, of which Options to acquire 128,700 shares were at exercise prices less than $7.57 per share. Under the terms of the Merger Agreement, subject to any agreement between the Company and the holder of any Option, each holder of Options will receive in cash an amount equal to the number of shares of Uniflex Common Stock subject to such Options (regardless of whether or not such Options are then exercisable or vested) multiplied by the amount by which the Cash Merger Price exceeds the exercise price of such Options, less any applicable withholding taxes. Pursuant to such provision, the directors, officers and employees of Uniflex will be entitled to receive for their Options an aggregate of approximately $526,707 (before federal and state income taxes) upon consummation of the Merger.

         The directors, officers and employees named in the table below (a) held the number of outstanding Options indicated as of March 5, 1999 as to which the Cash Merger Price exceeds the exercise price, and (b) will receive the indicated amounts before federal and state income taxes in respect of such Options pursuant to the Merger Agreement.


                                            Options                Amounts to be
Name                                          Held                    Received
----                                          ----                    --------
Martin Brownstein                            15,000                  $   31,500
Warner J. Heuman                             60,000                     412,997
Kurt Vetter                                     300                         821
Martin Gelerman                              15,000                      29,675
Steven Wolosky                               15,000                      29,675
Alfred Heimlich                                 300                         521
Robert Gugliotta                             11,500                      10,984
Howard Samuels                               11,550                      10,984
                                            -------                  ----------

TOTALS                                      128,700                    $526,707
                                            =======                    ========


         PRESENT INTERESTS OF DIRECTORS AND OFFICERS IN UNIFLEX COMMON STOCK. As of March 5, 1999, the directors and officers of Uniflex owned an aggregate of 2,157,356 shares of Uniflex Common Stock (excluding shares subject to Options). Excluding the Retained Shares, 1,835,356 shares will be converted into the right to receive the Cash Merger Price per share pursuant to the Merger Agreement, or $13,893,645 in the aggregate for such shares. The directors and officers named in the table below (a) held the number of shares of Uniflex Common Stock indicated as of March 5, 1999, (b) will receive the Cash Merger Price in respect of the number of shares indicated, (c) will receive the indicated aggregate amount in respect to all shares held other than the Retained Shares, and (d) will retain the indicated number of Retained Shares. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the beneficial ownership of certain securities.

                                                             Number of             Cash Merger             Number of
                                         Total              Shares to be           Price to be             Retained
Name                                  Shares Held            Cashed Out              Received               Shares
----                                  -----------            ----------              --------               ------
Herbert Barry                            470,490              395,490               $2,993,859             75,000
Robert K. Semel                          434,100              359,100                2,717,387             75,000
Warner J. Heuman                         395,520              320,520                2,426,336             75,000
Erich Vetter                             288,999              273,999                2,074,172             15,000
Martin Brownstein                        191,256              191,256                1,447,808                --
Kurt Vetter                              152,380              152,380                1,153,517                --
Martin Gelerman                            4,000                4,000                   30,280                --
Steven Wolosky                             6,000                6,000                   45,420                --
Melissa Cantor                            74,501*              44,501*                 336,873             15,000
Lee Cantor                                     *                 *                                         15,000
Neil Sklar                                30,100                4,100                   31,037             26,000
Hy Brownstein                             22,710                9,700                   73,505             13,000
Elliot Berger                             87,300               74,300                  562,451             13,000
                                       ---------            ---------               ----------          ---------
Totals                                 2,157,356            1,835,356              $13,892,645            322,000
                                       =========            =========              ===========            =======

------------------------

     * Shares held jointly by Melissa and Lee Cantor, in part, and individually by Melissa Cantor, in part.

(See "Security Ownership of Certain Beneficial Owners and Management" for information concerning the beneficial ownership of the shares shown in the foregoing table.)

         INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that the Surviving Corporation will provide a run-off policy for the current directors and officers liability insurance policy maintained by the Company, which run-off policy will remain in effect for a period of six years after the Effective Time of the Merger, at a premium not to exceed 150% of the annual premium of the Company's directors and officers insurance policy in effect as of the date of the Merger Agreement. In addition, the Merger Agreement provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time in favor of the current or former directors or officers of the Company, as provided in the Certificate of Incorporation or By-laws of the Company, will survive the Merger and continue in full force and effect in accordance with their terms from the Effective Time to the maximum extent permitted by law with respect to any claims against the current or former directors or officers of the Company arising out of such acts or omissions.

         VOTING AGREEMENTS The members of the Management Group (and family members having interests in their Retained Shares) and the Carl Marks Affiliates, as stockholders of the Company have entered into the Voting Agreements with Acquisition, pursuant to which they have each agreed to vote their respective shares of Uniflex Common Stock (including shares issuable upon exercise of Options prior to the Effective Time) in favor of the Merger Agreement and the transactions contemplated thereby at the Special Meeting or any adjournment thereof. Unless the Merger Agreement has been terminated in accordance with its terms, such stockholders have agreed to vote their respective shares of Uniflex Common Stock against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, sale of substantially all of the assets, reorganization, dissolution, or other similar transaction or any other Acquisition Proposal, and (ii) any amendment of the Company's Certificate of Incorporation or By-Laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent, or nullify the Merger, the Merger Agreement, or any of the other transactions contemplated thereby. Until the Merger is consummated or the Merger Agreement is terminated in accordance with its terms, such stockholders have agreed that they will not transfer their shares to any person other than Acquisition or its designee, or enter into any other voting arrangement with respect to their shares. The Voting Agreements terminate upon the consummation of the transactions contemplated by the Merger Agreement or termination of the Merger Agreement in accordance with its terms (including in the event the Board recommends or the stockholders approve or accept an Acquisition Proposal received by the Company) or in the event that the Board withdraws (or modifies adversely to Acquisition) its approval of the Merger, approves an Acquisition Proposal or does not recommend against a tender or exchange offer for more than 15% of the outstanding shares of Uniflex Common Stock. As of the Record Date, the parties to the Voting Agreements owned 2,103,878 shares of Uniflex Common Stock, or approximately 48.9% of the outstanding Uniflex Common Stock.

         OTHER ARRANGEMENTS. Since RFE and Sterling/Carl Marks are small business investment companies, they are subject to limits on the percentage of voting securities they may hold in the Surviving Corporation. Accordingly, the Surviving Corporation Common Stock will be divided into voting and non-voting shares with the non-voting shares to be allocable disproportionately to RFE and Sterling/Carl Marks and the voting shares to be allocated disproportionately to the other holders of Surviving Corporation Common Stock. As a result of this allocation, the percentage of voting stock in the Surviving Corporation that will be held by five stockholders after the Merger may be sufficiently high as to raise the possibility that the gain realized by such stockholders as a result of the Merger could be taxed as a dividend rather than as long-term capital gain. In order to compensate for this potential disparity in tax treatment, Acquisition has agreed to pay those stockholders additional consideration (over and above the Cash Merger Price) for the shares of Uniflex Common Stock that will be exchanged by them in the Merger to the extent necessary to compensate such stockholders for any increased income taxes payable by them arising out of any characterization of the consideration received by them for such shares as a dividend (rather than as long term capital gain).

                          CERTAIN EFFECTS OF THE MERGER

         If the Merger is consummated, the Company's stockholders (other than stockholders who own Retained Shares, the Excluded Shares, and the Dissenting Shares) will have the right to receive $7.57 in cash, without interest, for each share of Uniflex Common Stock held immediately prior to the Effective Time. As a result of the Merger, such stockholders will cease to have any ownership interest in Uniflex and will cease to participate in future earnings and growth, if any, of Uniflex. Moreover, if the Merger is consummated, public trading of the Uniflex Common Stock will cease, the Uniflex Common Stock will cease to be quoted on the American Stock Exchange, the registration of the Uniflex Common Stock under the Exchange Act will be terminated and the Company will cease filing reports with the Commission.

         Immediately after the Merger, approximately 49.0% of the outstanding shares of Surviving Corporation Common Stock will be owned by RFE, approximately 28.2% will be held by the Carl Marks Affiliates and the remaining approximately 22.8% will be owned by the members of the Management Group. See "--Interests of Certain Persons in the Merger" and "Certain Provisions of the Merger--Treatment of Securities in the Merger."

         The Merger Agreement provides that the current directors of the Company will be replaced by the persons named in an exhibit to the Merger Agreement. All members of the Company's current management will continue as such after the Effective Time. See "Directors and Executive Officers of the Surviving Corporation."

         It is currently anticipated that the Surviving Corporation will be operated after the Merger in a manner substantially the same as Uniflex's current operations.

ACCOUNTING TREATMENT OF TRANSACTION

         The Merger will be accounted for as a recapitalization. Accordingly the historical basis of Uniflex's assets and liabilities will not be affected by the Merger and the transactions contemplated thereby.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following discussion summarizes the material federal income tax consequences of the Merger that are generally applicable to holders of Uniflex Common Stock who, pursuant to the Merger, exchange all of their Uniflex Common Stock for cash. The discussion is generally limited to the federal income tax consequences to stockholders who hold Uniflex Common Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The discussion is based upon current provisions of the Code, currently applicable Treasury regulations, and judicial and administrative decisions and rulings. Future legislative, judicial, or administrative changes or interpretations could alter or modify the statements and conclusions set forth herein, and any such changes or interpretations could be retroactive and could affect the tax consequences to the stockholders of the Company.

         The discussion below does not purport to deal with all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under the federal income tax law (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets, and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation). Furthermore, the discussion below does not address the federal income tax consequences of the Merger to (i) stockholders who hold Retained Shares (including, without limitation, the federal income tax consequences to such stockholders of the receipt of cash pursuant to the Merger) or (ii) stockholders who may be considered to own shares of stock of the Surviving Corporation after the Effective Time through application of constructive ownership rules of Section 318 of the Code (which, in very general terms, deem a stockholder to own shares of stock that are owned by certain members of his or her family (spouse, children, grandchildren, and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related party) has the right to acquire upon exercise of an option or conversion right). In addition, the discussion below does not consider the effect of any applicable state, local, or foreign tax laws.

         EACH HOLDER OF UNIFLEX COMMON STOCK IS STRONGLY URGED AND EXPECTED TO CONSULT WITH SUCH HOLDER'S TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER IN LIGHT OF SUCH HOLDER'S SPECIFIC CIRCUMSTANCES AS WELL AS THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

         THE MERGER. A stockholder who, pursuant to the Merger, exchanges all of such stockholder's Uniflex Common Stock for cash will recognize gain or loss equal to the difference between (a) the amount of cash such stockholder receives in the Merger and (b) the stockholder's adjusted tax basis in such shares. In general, such gain or loss will be capital gain or loss, and will be a long-term capital gain or loss if at the Effective Time the stockholder's holding period for the Uniflex Common Stock is more than one year. Under recently enacted legislation, the 20% maximum tax rate on long-term capital gains would apply to capital assets held by an individual stockholder for more than one year.

         BACKUP WITHHOLDING. Stockholders who own Uniflex Common Stock should be aware that the Company will be required in certain cases to withhold and remit to the United States Internal Revenue Service 31% of amounts payable in the Merger to any person (a) who has provided either an incorrect tax identification number or no number at all, (b) who is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or (c) who has failed to certify to the Company that it is not subject to backup withholding or that is an "exempt recipient." Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

APPRAISAL RIGHTS

         The following summary does not purport to be a complete statement of the provisions of Delaware law relating to the appraisal rights of stockholders and is qualified in its entirety by reference to the provisions of Section 262 of the DGCL set forth in full as Annex B to this Proxy Statement.

         Holders of record of shares of Uniflex Common Stock who meet the requirements summarized herein and comply with the applicable procedures summarized herein will be entitled to appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of Uniflex Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

         ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF UNIFLEX COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. VOTING AGAINST, ABSTAINING FROM VOTING OR FAILING TO VOTE ON APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL WITHIN THE MEANING OF SECTION 262 OF THE DGCL.

         Stockholders who meet the requirements and follow the procedures set forth in Section 262 of the DGCL may receive, in lieu of the $7.57 cash per share of Uniflex Common Stock to be paid in the Merger, a cash payment equal to the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by the Court of Chancery. Such fair value is to be determined by judicial appraisal and could be more than, the same as, or less than, the Cash Merger Price. The statutory right of appraisal granted in Section 262 is subject to strict compliance with the procedures set forth below and in
Section 262. Failure to follow any of these procedures may result in termination or waiver of appraisal rights under Section 262.

         To be entitled to receive payment of the fair value of the shares of Uniflex Common Stock, a stockholder (a) must file a written demand for appraisal of his or her shares with the Company prior to the voting by stockholders on the Merger Agreement at the Special Meeting (such demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of his or her shares); (b) must not vote his or her shares in favor of approval and adoption of the Merger Agreement; and (c) must have his or her shares valued in an appraisal proceeding, as described below. A proxy or vote against approval and adoption of the Merger Agreement will not satisfy the requirement that a stockholder file a written demand for appraisal as set forth above. The requirement of a written demand is separate from, and should not be confused with, the requirement that a stockholder not vote in favor of approval and adoption of the Merger Agreement. A failure to vote on the Merger Agreement will not be construed as a vote in favor of approval and adoption of the Merger Agreement and will not constitute a waiver of a stockholder's rights of appraisal. A stockholder who returns a signed proxy indicating that he or she abstains from voting will similarly not waive his or her rights of appraisal. However, because a proxy signed and left blank will, unless properly revoked, be voted in favor of approval and adoption of the Merger Agreement, a stockholder who returns a signed proxy left blank will waive his or her rights of appraisal. Therefore, a stockholder electing to exercise appraisal rights who votes by proxy must not leave his or her proxy blank, but must either vote against approval and adoption of the Merger Agreement or abstain from voting.

         A holder of shares of Uniflex Common Stock wishing to exercise such holder's appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares of record until the Effective Time of the Merger. Accordingly, a holder of shares of Uniflex Common Stock who is the record holder of such shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time of the Merger, will lose any right to appraisal in respect to such shares.

         Only a holder of record of shares of Uniflex Common Stock is entitled to assert appraisal rights for the shares registered in the holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on such holder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is an agent acting for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

         If the Merger Agreement is approved and adopted by the stockholders, the Surviving Corporation will send a notice within ten days after the Effective Time to each stockholder who has complied with Section 262 of the DGCL by delivering to the Company a demand for appraisal of his or her shares and not voting in favor of or consenting to the Merger, stating the date that the Merger became effective. Within 120 days after the Effective Time, the Surviving Corporation, or any stockholder seeking appraisal rights who has theretofore complied with Section 262, may file a petition in the Court of Chancery demanding a determination of the value of shares of all stockholders seeking appraisal rights. The Surviving Corporation is under no obligation, and has no present intention, to file such a petition, and all stockholders seeking to exercise appraisal rights should initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262, upon written request, shall be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Uniflex Common Stock not voted in favor of approval and adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement must be mailed to any such stockholder within ten days after his or her written request for such a statement is received by the Surviving Corporation or within ten days after expiration of the period of delivery of demands for appraisal under Section 262(d), whichever is later.

         If a petition for appraisal is timely filed, the Court of Chancery will conduct a hearing on such petition to determine whether the stockholders seeking appraisal rights have complied with Section 262 and have thereby become entitled to appraisal rights. The Court of Chancery will then determine the fair value of the shares of Uniflex Common Stock exclusive of any element of value arising from the expectation or accomplishment of the Merger, but including a fair rate of interest, if any, to be paid on the amount determined to be the fair value. In determining fair value, the Court of Chancery is to take into account all relevant factors. Stockholders considering appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than, the consideration they will receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that the written opinion of Dunn Johnston set forth as Annex B hereto is not necessarily an opinion regarding fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

         The Court of Chancery will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the appraisal proceeding may be assessed against one or more parties to the proceeding as the Court of Chancery may consider equitable. Upon application by a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceedings (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all of the shares of Uniflex Common Stock entitled to an appraisal.

         A stockholder will fail to perfect his or her right of appraisal if he or she (a) does not deliver a written demand for appraisal to the Company prior to the vote for approval and adoption of the Merger Agreement, (b) votes his or her shares of Uniflex Common Stock in favor of approval and adoption of the Merger Agreement, (c) does not file a petition for appraisal within 120 days after the Effective Time, or (d) delivers to the Company both a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger Agreement, except that any such attempt to withdraw such demand not made within 60 days after the Effective Time requires the written approval of the Company. If any stockholder who properly demands appraisal of such stockholder's shares of Uniflex Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, the shares of Uniflex Common Stock of such stockholder will be converted into the right to receive the Cash Merger Price receivable with respect to such shares in accordance with the Merger Agreement.

         If an appraisal proceeding is properly instituted, such proceeding may not be dismissed as to any stockholder who has perfected his or her right of appraisal without the approval of the Court of Chancery, and any such approval may be conditioned on such terms as the Court of Chancery deems just.

         After the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote his or her shares of Uniflex Common Stock for any purpose or to receive dividends on, or other distributions in respect of, such shares (except dividends or distributions payable to stockholders as of a record date prior to the Effective Time).

         Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. Several decisions by the Delaware courts have held that a controlling stockholder has a fiduciary duty to the other stockholders which requires that the merger be "entirely fair" to such other stockholders. In determining whether a merger is fair to minority stockholders, the Delaware courts have considered, among other things, the type of and amount of consideration to be received by stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., 457 A.2d 701, 714 (1983), that although the remedy ordinarily available in a merger that is found not to be "fair" to minority stockholders is the right to appraisal described above, such appraisal remedy may not be adequate "in certain cases, particularly where fraud, misrepresentations, self-dealing, deliberate waste of corporate assets, or gross and palpable overreaching are involved," and that in such cases the Chancery Court would be free to fashion any form of appropriate relief.

         FAILURE BY A STOCKHOLDER TO FOLLOW THE STEPS REQUIRED BY DELAWARE LAW FOR PERFECTING RIGHTS OF APPRAISAL MAY RESULT IN THE LOSS OF SUCH RIGHTS. IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW, STOCKHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND EXERCISING THEIR RIGHTS UNDER SECTION 262 SHOULD CONSULT THEIR LEGAL ADVISORS.

         All written communications from stockholders with respect to the exercise of appraisal rights should be mailed to Uniflex, Inc., 383 West John Street, Hicksville, New York 11802, Attention:
Secretary.

CERTAIN RELATED AGREEMENTS

         STOCKHOLDER RIGHTS. Effective as of the Effective Time, Uniflex, RFE, the Carl Marks Affiliates, the members of the Management Group and AlliedSignal Inc. Master Pension Trust ("Allied") will enter into a Stockholders Agreement governing their interests in the Surviving Corporation after consummation of the Merger (the "Stockholders Agreement"). The Stockholders Agreement will: restrict the power of the parties thereto to transfer any shares and warrants to purchase shares of Surviving Corporation Common Stock held by them; provide for rights of first refusal and co-sale with respect to transfers permitted thereunder; establish the size of the Board of Directors of the Surviving Corporation at not more than ten directors and provide for the election thereto of two directors nominated by RFE, two directors nominated by the Carl Marks Affiliates, four directors nominated by a majority in interest of the members of the Management Group, one director nominated by Allied and one director designated by mutual agreement of RFE, the Carl Marks Affiliates and a majority in interest of the members of the Management Group; grant to the parties thereto the right to require the Surviving Corporation to purchase their shares of Surviving Corporation Common Stock after the eighth anniversary of the date of the agreement unless the Surviving Corporation has theretofore consummated a Qualified Public Offering (as defined therein) or a sale of the Company; provide for take-along rights in the event a majority of the stockholders approve a Significant Transaction (as defined therein) after the ninth anniversary of the date of the agreement; and grant to the parties to the agreement preemptive rights to acquire a proportionate share of any new securities issued by the Surviving Corporation. Effective as of the Effective Time, Uniflex, RFE, and the holders of the Retained Shares will enter into a Registration Rights Agreement pursuant to which RFE and the holders of the Retained Shares and certain permitted transferees thereof will be entitled to certain demand and "piggy-back" registration rights with respect to Surviving Corporation Common Stock held by them.

         INVESTMENT BANKING AGREEMENT. On March 5, 1999, Acquisition and SCM Management LLC, a New York limited liability company and an affiliate of the Carl Marks Affiliates ("SCM Management") entered into an Investment Banking Agreement (the "Investment Banking Agreement"). The Investment Banking Agreement provides that on the closing date under the Merger Agreement, SCM Management will be paid an investment banking fee of $499,999 for providing the following services in connection with the Merger: (a) coordinating the equity investors and facilitating the closing of their equity investment in Uniflex or Acquisition in connection with the Merger; (b) assisting in, facilitating and consummating Uniflex's senior and subordinated debt financing and senior and subordinated leaders acceptable to Acquisition which will provide debt financing for the Merger; and (c) providing such other investment banking services to Acquisition as reasonably requested.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of the material aspects of the Merger Agreement, which appears as Annex A to this Proxy Statement and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

GENERAL

         The Merger Agreement provides that, following the approval of the Merger and the adoption of the Merger Agreement by the vote of the holders of a majority of the issued and outstanding shares of the Uniflex Common Stock and the satisfaction or waiver of the other conditions to the Merger, Acquisition will be merged with and into Uniflex, and Uniflex will continue as the Surviving Corporation after the Merger.

         Upon the terms and subject to the conditions of the Merger Agreement, at the closing of the Merger the parties will cause the Certificate of Merger to be executed and filed in accordance with the requirements of the DGCL. Unless otherwise agreed between the Acquisition and the Company and so stated in the Certificate of Merger, the Merger will become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL.

TREATMENT OF SECURITIES IN THE MERGER

         At the Effective Time, the shares of Uniflex Common Stock and Options in respect thereof will be treated as follows:

         CASH MERGER PRICE. At the Effective Time, each share of Uniflex Common Stock held by the Company's stockholders (other than the Retained Shares, the Excluded Shares, and the Dissenting Shares) will be converted into the right to receive the Cash Merger Price.

         PAYMENT OF CASH MERGER PRICE. The Cash Merger Price will be paid as soon as practicable after the Effective Time upon receipt by the Paying Agent of certificates representing the shares of Uniflex Common Stock held by such stockholders. No interest will be paid or accrued on the Cash Merger Price. As of or at the Effective Time, Acquisition will deposit with the Paying Agent for the benefit of the holders of shares of Uniflex Common Stock, the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement. As soon as practicable after the Effective Time, the Paying Agent will mail to each record holder of Uniflex Common Stock a notice and letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering certificates to the Paying Agent for exchange into the Cash Merger Price. Stockholders should not forward stock certificates to the Paying Agent until they have received transmittal forms. Certificates should not be returned with the enclosed proxy cards. From and after the Effective Time, the stock transfer books of the Company in place prior to the Effective Time will be closed and thereafter there will be no transfers on such books of the shares of Uniflex Common Stock which were outstanding immediately prior to the Effective Time.

         RETAINED SHARES. After the Effective Time, the Retained Shares will continue as shares of the Surviving Corporation Common Stock. The Retained Shares will represent approximately 16.4% of the outstanding shares of Uniflex Common Stock immediately prior to the Effective Time and approximately 51% of the total outstanding shares of Surviving Corporation Common Stock immediately following the Effective Time. The members of the Management Group and the Carl Marks Affiliates will own immediately prior to the Effective Time, respectively, 322,000 and 399,233 Retained Shares, which will represent approximately 7.3% and 9.1% of the outstanding shares of Uniflex Common Stock immediately prior to the Effective Time and approximately 22.8% and 28.2%, respectively, of the total outstanding shares of Surviving Corporation Common Stock immediately following the Effective Time. See "Special Factors--Interests of Certain Persons in the Merger--Retention of Retained Shares."

         EXCLUDED SHARES. At the Effective Time, each share of Uniflex Common Stock held in the Company's treasury, if any, will be canceled and retired without payment of any consideration therefor.

         ISSUANCE OF SURVIVING CORPORATION COMMON STOCK TO RFE. At the Effective Time, the issued and outstanding shares of Acquisition will be converted into 693,527 shares of Surviving Corporation Common Stock, representing approximately 49% of the total outstanding shares of Surviving Corporation Common Stock.

         PAYMENT FOR OPTIONS. Subject to any agreement between the Company and the holder of any Option, the Company will cause each Option, whether or not then exercisable or vested, to be canceled. In consideration of such cancellation, the Company will pay to such holders of options an amount in cash in respect thereof equal to the product of the excess of the Cash Merger Price over the exercise price of each such Option and the number of shares of Uniflex Common Stock previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

         The directors of the Surviving Corporation as of the Effective Time shall be the persons set forth on an exhibit to the Merger Agreement until their successors are duly appointed or elected in accordance with applicable law. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law. See "Directors and Executive Officers of the Surviving Corporation."

CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION

         At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached as Annex D hereto and shall thereafter be the Certificate of Incorporation of the Surviving Corporation, until duly changed or amended as provided therein or in accordance with applicable law.

         The bylaws of Acquisition in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended as provided therein or in accordance with applicable law.

PAYMENT FOR SHARES

         As of or after the Effective Time, the Company will deposit with the Paying Agent for the benefit of the holders of shares of Uniflex Common Stock the funds necessary to pay the Cash Merger Price for each share payable pursuant to the terms of the Merger Agreement. Holders of Dissenting Shares who meet the qualification of and follow the requirements of Section 262 of the DGCL may receive, in lieu of the Cash Merger Price, a cash payment equal to the "fair value" of their shares, pursuant to Section 262 of the DGCL, as determined by the Delaware Court of Chancery.

         As soon as practicable after the Effective Time the Paying Agent will send to each record holder of Uniflex Common Stock a notice and a letter of transmittal advising the holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent certificates for exchange into the Cash Merger Price.

         STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS.
STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED
PROXY CARD.

         As soon as practicable after the Effective Time, each holder of an outstanding share certificate or certificates which prior to the Effective Time represented shares of Uniflex Common Stock, upon surrender to the Paying Agent of such certificate or certificates, and acceptance thereof by the Paying Agent, shall be entitled to receive the Cash Merger Price in respect of each share of Uniflex Common Stock (other than Retained Shares) theretofore evidenced by such certificate or certificates so surrendered. Upon such surrender, the Paying Agent will, as promptly as practicable, pay the Cash Merger Price. Until surrendered, each such certificate (other than certificates representing Retained Shares, Excluded Shares and Dissenting Shares), will be deemed for all purposes to evidence only the right to receive the Cash Merger Price. In no event will the holder of any surrendered certificate be entitled to receive interest on the Cash Merger Price.

         If the Cash Merger Price (or any portion thereof) is to be delivered to a person other than the person in whose name the certificates surrendered in exchange therefor are registered, it will be a condition to the payment of such consideration that the certificates so surrendered are properly endorsed and otherwise are in proper form for transfer, that such transfer otherwise is proper and that the person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

         From and after the Effective Time, the stock transfer books of the Company in place prior to the Effective Time will be closed and thereafter there will be no transfers on such books of the shares of Uniflex Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the Cash Merger Price.

         Any funds remaining with the Paying Agent one year following the Effective Time will be delivered to the Surviving Corporation, after which any holders of Uniflex Common Stock (other than Retained Shares) prior to the Merger shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claims for cash, if any.

REPRESENTATIONS AND WARRANTIES

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Merger
Agreement contains representations and warranties of the Company with respect to the Company and its subsidiaries relating to, among other things: (a) organization and capitalization of the Company; (b) the authorization, execution, delivery, performance, and enforceability of the Merger Agreement and related matters; (c) subsidiaries; (d) absence of certain changes or events; (e) title to assets and absence of liens and encumbrances; (f) contracts and commitments; (g) absence of breaches and defaults; (h) permits; (i) the non-contravention of organizational documents, material contracts, indebtedness, leases, encumbrances, permits, or authorizations, and applicable laws; (j) consents and approvals; (k) SEC documents, financial statements and other financial information; (l) the absence of undisclosed liabilities; (m) litigation; (n) labor matters; (o) compliance with applicable laws; (p) matters related to brokers and brokerage fees; (q) proprietary rights; (r) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters; (s) tax matters; (t) insurance; (u) customers and suppliers; (v) environmental, health and safety matters; (w) absence of other agreements with respect to the sale of assets or capital stock of the Company or its subsidiaries; (x) prohibited payments; (y) Year 2000 compliance; (z) the recommendation of the Board of Directors of the Company with respect to the Merger Agreement, the Merger and related transactions; (aa) the required vote of the Company's Stockholders; and (bb) the receipt of the Dunn Johnston Opinion.

         REPRESENTATIONS AND WARRANTIES OF ACQUISITION. The Merger Agreement contains representations and warranties of Acquisition relating to, among other things: (a) organization; (b) the authorization, execution, delivery, performance, and enforceability of the Merger Agreement and related matters; (c) consents and approvals; (d) the non-contravention of organizational documents and certain material contracts; (e) the accuracy of information provided by Acquisition for use in this Proxy Statement and the Transaction Statement on
Schedule 13E-3; (f) the financing of the Merger; (g) matters related to brokers and brokerage fees; (h) the Uniflex Common Stock owned by the Carl Marks Affiliates; (i) the absence of business operations of Acquisition; and (j) matters related to the representations and warranties of the Company.

COVENANTS

         INTERIM OPERATIONS. In general, the Company has agreed that prior to the Effective Time, except as otherwise provided in the Merger Agreement or unless Acquisition has consented in writing thereto, the Company will, and will cause its subsidiaries to: (a) conduct its business in the ordinary course consistent with past practice; (b) use its reasonable efforts to maintain its business organizations, goodwill, relationships with officers and employees, and business relationships; (c) promptly notify Acquisition of any material adverse change, material litigation, or material government complaints or investigations and breaches of any representation or warranty contained in the Merger Agreement; and (d) deliver to Acquisition all filings made with the Commission subsequent to the date of the Merger Agreement. Furthermore, the Company has generally agreed that, prior to the Effective Time, except as otherwise provided in the Merger Agreement or unless Acquisition has consented in writing thereto, the Company will not, and will cause its subsidiaries not to: (a) amend any of its organizational and governing instruments; (b) authorize, propose, or announce an intention to authorize or propose, or enter into an agreement with respect to any disposition of assets or securities other than in the ordinary course of business consistent with past practice; (c) grant, confer, or award any options, warrants, conversion rights, or other rights not existing on the date of the Merger Agreement to acquire shares of the Company's Capital Stock or other securities of the Company or its subsidiaries; accelerate, amend or change the period of exercisability of employee stock options or restricted stock; or authorize cash payments in exchange for such employee stock options (except as contemplated by the Merger Agreement); (d) amend any benefit plans existing on the date of the Merger Agreement or adopt any new employee benefit plans; (e) increase or agree to increase the compensation payable to any officer or, except in accordance with past practice, any employee or enter into any collective bargaining agreement; (f) incur any debt or other liabilities (except for borrowings under existing credit facilities in the ordinary course) or make any loans or advances to any person (except for advances consistent with past practice which are not material); (g) materially change any practice with respect to taxes or make, change or revoke any material tax election or settle or compromise any material tax dispute; (h) declare, set aside, or pay any dividend or distribution in respect of its capital stock or other ownership interests; redeem, purchase, or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries; or split, combine, or reclassify any of its capital stock or take steps to issue any other securities in respect of shares of its capital stock;
(i) issue, deliver, sell, pledge, or otherwise encumber any shares of its capital stock or certain other securities related to its capital stock; (j) make or agree to make any capital expenditure or expenditures except in accordance with the Company's capital expenditure plan for fiscal years 1998 and 1999; (k) change any accounting principles or practices unless or required by changes in GAAP; (l) pay, discharge, settle, or satisfy any claims, liabilities, or obligations other than the payment, in the ordinary course consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements; (m) waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation, or similar agreement; or (n) take, or agree (in writing or otherwise) or resolve to take, any of the prohibited actions described in this paragraph.

         INVESTIGATION BY ACQUISITION. Under the Merger Agreement, the Company has agreed to allow Acquisition, its counsel, accountants and other representatives and the financial institutions that propose to provide financing in connection with the Merger (and their counsel and representatives), during regular business hours upon reasonable notice, to make such reasonable inspection of the assets, facilities, business and operations of the Company and its subsidiaries and to inspect and make copies of contracts, books, and records and all other documents and information reasonably requested by Acquisition and related to the operations and business of the Company and its subsidiaries and to meet with designated personnel of the Company or its subsidiaries and/or their representatives. The Company and its subsidiaries shall (a) furnish to Acquisition promptly upon request all additional documents and information with respect to the affairs of the Company and its subsidiaries in their possession as Acquisition, or its counsel or accountants, may from time to time reasonably request and (b) have instructed their personnel, accountants, and counsel to cooperate with Acquisition. Acquisition has agreed to hold, and will use its reasonable best efforts to cause its counsel, accountants, and other representatives and the financial institutions that propose to provide financing in connection with the Merger (and their counsel and representatives) to hold, any nonpublic information in confidence to the extent required by, and in accordance with, a confidentiality letter between the Company and CMCO, Inc. dated July 29, 1998.

         ADDITIONAL COVENANTS. In addition to the foregoing, the Company and Acquisition have agreed to certain covenants regarding (a) convening of the Special Meeting; (b) publicity; (c) preparation and filing of this Proxy Statement and a Transaction Statement on Schedule 13E-3; (d) the performance of additional actions as may be necessary to effect the Merger; (e) expenses related to the Merger Agreement; (f) directors' indemnity and insurance; (g) resignation of the Company's directors; (h) notice of changes with respect to the Company and its subsidiaries; and (i) the Company supplying financial information to Acquisition.

         CONSENTS AND EFFORTS. Each of the parties to the Merger Agreement has agreed to (a) promptly make its respective filings under the HSR Act with respect to the Merger, if applicable, and (b) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. Acquisition and the Company have agreed to use their reasonable best efforts and cooperate with one another
(a) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits, or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination, or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by the Merger Agreement, including the Merger and (b) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits, or authorizations.

         The Company has agreed to provide, and to cause its subsidiaries and its and their respective officers, directors, employees, and advisors to provide, all reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneously with or at or after the Closing. Acquisition has agreed to use its commercially reasonable efforts to obtain, and to use its best efforts to satisfy all conditions to the consummation of, the financing pursuant to the Commitment Letters, provided such efforts shall not require undue expense or materially impair the operations of the Company after the Effective Time.

CONDITIONS TO THE CONSUMMATION OF THE MERGER

         CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each of the Company and Acquisition to effect the Merger are subject to the satisfaction at or prior to the closing date of the Merger of the following conditions:

                  (a) The Merger Agreement and the Merger shall have been adopted and approved by a majority of the holders of the issued and outstanding shares of the Uniflex Common Stock in accordance with the DGCL;

                  (b) Any applicable waiting period under the HSR Act (if applicable) relating to the Merger shall have expired or been terminated; and

                  (c) No law or regulation, and no judgment order, decree, or injunction prohibiting or restraining the consummation of the Merger shall be in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such judgment, order, decree, or injunction vacated.

         CONDITIONS TO THE OBLIGATION OF THE COMPANY TO EFFECT THE MERGER.
The obligation of the Company to effect the Merger is subject to the following conditions, any of which may be waived by the Company: (a) the representations and warranties of Acquisition contained in the Merger Agreement shall be true and correct in all material respects at and as of the closing date (except for changes permitted by the Merger Agreement and except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the closing date to be true as of such specified date); (b) Acquisition shall have performed in all material respects its obligations arising under the agreements and covenants contained in the Merger Agreement required to be performed on or prior to the closing date of the Merger; (c) all filings required to be made prior to the Effective Time with, and all consents, approvals, and licenses of, any governmental or other regulatory body required in connection with the execution, delivery, and performance of the Merger Agreement and for the Surviving Corporation to conduct the business and operations of the Company in substantially the same manner as it was conducted prior to the Effective Time shall have been made or obtained, as the case may be unless the failure to make such filings or obtain such consents, authorizations, orders, or approvals would not, individually or in the aggregate, have a Material Adverse Effect after giving effect to the transactions contemplated by the Merger Agreement; (d) all consents, waivers, agreements, approvals, authorizations, declarations, filings, notices and registrations listed on the disclosure schedule to the Merger Agreement shall have been obtained; (e) the funding contemplated by the Commitment Letters shall have been obtained; (f) the Dunn Johnston Opinion shall not have been withdrawn or modified in any material respect; and (g) the Company shall have received a certificate of the President of Acquisition certifying that, as of the closing date, the conditions set forth in (a) and (b), above, have been satisfied.

         CONDITIONS TO THE OBLIGATION OF ACQUISITION TO EFFECT THE MERGER. The obligation of Acquisition to effect the Merger is subject to the satisfaction of the following conditions, any of which may be waived by
Acquisition:

         (a)(i) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects at and as of the closing date (except for changes permitted by the Merger Agreement and except that to the extent that any such representations and warranties were made as of a specific date, such representations and warranties shall continue on the closing date to be true in all material respects as of such date), (ii) the Company shall have performed in all material respects all obligations arising under the agreements and covenants required to be performed by it on or prior to the closing date unless such failure to perform is due to any material act or omission of Acquisition, and (iii) Acquisition shall have received a certificate of the President and the Chief Financial Officer of the Company, certifying that, as of the closing date, the conditions set forth in clauses (i) and (ii), above, and clauses (b) and (e), below, have been satisfied;

         (b) no temporary restraining order, preliminary or permanent injunction or other action by any governmental authority or any other entity or person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated by the Merger Agreement and which could reasonably be expected to damage Acquisition or materially adversely affect the value of the Uniflex Common Stock or the Assets (as defined in the Merger Agreement), business, or operations of the Company and its subsidiaries or Acquisition's ability to own and operate the Assets, business, or operations of the Company and its subsidiaries, if the transactions contemplated by the Merger Agreement are consummated;

         (c) the employment agreements dated the date of the Merger Agreement entered into between the Company and Herbert Barry and Robert K. Semel shall not have been terminated, voided or abrogated by Mr. Barry and Mr. Semel, respectively;

         (d)(i) all filings required to be made prior to the Effective Time with, and all consents, approvals, and licenses of, any governmental or other regulatory body required in connection with the execution, delivery, and performance of the Merger Agreement and for the Surviving Corporation to conduct the business and operations of the Company in substantially the same manner as it was conducted prior to the Effective Time shall have been made or obtained, as the case may be unless the failure to make such filings or obtain such consents, authorizations, orders, or approvals would not, individually or in the aggregate, have a material adverse effect after giving effect to the transactions contemplated by the Merger Agreement, and (ii) all consents, waivers, agreements, approvals, authorizations, declarations, filings, notices and registrations listed on the disclosure schedule to the Merger Agreement shall have been obtained;

         (e) from October 31, 1998, there shall not have occurred a Material Adverse Change (as defined in the Merger Agreement) with respect to the Company and to the knowledge of the Company, there shall have been no potential or threatened Material Adverse Change;

         (f) the funding contemplated by the Commitment Letters shall have been obtained;

         (g) the stockholders party to the Voting Agreements shall have performed their obligations thereunder in all material respects;

         (h) the Surviving Corporation shall have entered into a stockholders agreement, effective as of the Effective Time, with the holders of Retained Shares; and

         (i) the total number of Dissenting Shares shall not exceed 7.5% of the outstanding Uniflex Common Stock at the proposed Effective Time.

NO SOLICITATION; FIDUCIARY OUT

         Under the Merger Agreement, Uniflex has agreed to immediately cease any existing activities, discussions or negotiations with any parties with respect to any Acquisition Proposal. Pursuant to the Merger Agreement, Uniflex has agreed that neither it nor its subsidiaries (whether directly or indirectly through advisors, agents or other intermediaries) will solicit, initiate, or take any action knowingly to facilitate, any inquiries, proposals or offers from any person, other than Acquisition and its representatives and affiliates, relating to an Acquisition Proposal, or (a) agree to or endorse any Acquisition Proposal, (b) enter into or participate in any discussions or negotiations regarding an Acquisition Proposal, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage, any effort or attempt by any person (other than Acquisition, one of the Carl Marks Affiliates and their respective representatives and affiliates) to do or seek any of the foregoing, (c) grant any waiver or release under any standstill or similar agreement with respect to the equity securities of the Company or any of its subsidiaries, or (d) authorize or permit any of its officers, directors, employees, agents, or representatives do any of the foregoing. Uniflex is obligated to notify Acquisition if any such inquiries or proposals are received by, or any such information is requested from, the Company or any such negotiations or discussions are sought to be initiated with the Company. Nothing contained in the Merger Agreement prohibits the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity in response to any unsolicitated inquiry, proposal or offer if, and only to the extent that, (a) the furnishing of such information is pursuant to a customary confidentiality letter and (b) the Board of Directors of the Company determines in good faith on the basis of written advice of outside counsel that such action is required for the Board to comply with its fiduciary duties to stockholders imposed by law, and the Company, prior to taking such action, gives Acquisition reasonable notice of its intent to do so.

         If the existence of an Acquisition Proposal results in the termination of the Merger Agreement by the Company or Acquisition in accordance with the terms of the Merger Agreement, the Company may be obligated to pay a fee of $350,000 to Acquisition, the Carl Marks Affiliates and RFE and its affiliates, together with reimbursement of their out-of-pocket expenses up to a maximum of $250,000 and the amount of any commitment fees related to the senior debt and Senior Subordinated Debentures actually paid or contractually required to be paid to investment funds, banks or other financial institutions providing funds to finance the Merger.

         If the Company fails to promptly pay any amount due in respect of the fees and reimbursements described in the preceding sentence, and, in order to obtain such payment, Acquisition commences a suit which results in a judgment against the Company for such fee or fees and expenses, the Company shall also pay to Acquisition its costs and expenses incurred in connection with such litigation.

TERMINATION; EFFECTS OF TERMINATION

         TERMINATION BY MUTUAL WRITTEN CONSENT. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company by mutual written consent of Acquisition and the Company.

         TERMINATION BY THE COMPANY. The Merger Agreement may be terminated by the Company at any time prior to the Effective Time, if the Board of Directors of the Company, acting in good faith based upon written advice from outside counsel and in order to prevent the Board of Directors from breaching its fiduciary duty, shall have withdrawn or modified or amended, in a manner adverse to Acquisition, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Uniflex Common Stock, in either case, that is determined by the Board of Directors of the Company to be a superior proposal. In the event that the Merger Agreement is terminated by the Company pursuant to the provision of the Merger Agreement described in this paragraph, the Company shall pay Acquisition, the Carl Marks Affiliates and RFE and its affiliates a fee of $350,000 and shall reimburse them for their out-of-pocket expenses in an amount not to exceed $250,000 and the amount of any commitment fees related to the senior debt and Senior Subordinated Debentures actually paid or contractually required to be paid to investment funds, banks or other financial institutions providing funds to finance the Merger.

         TERMINATION BY ACQUISITION. The Merger Agreement may be terminated at any time prior to the Effective Time by Acquisition if the Board of Directors of the Company shall have (i) withdrawn or modified or amended, in a manner adverse to Acquisition, its approval or recommendation of the Merger Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve the Merger Agreement and the Merger, (ii) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Uniflex Common Stock) or shall have failed to reconfirm its recommendation of the Merger Agreement and the Merger within ten business days of Acquisition's request that it do so, (iii) failed to call a stockholders meeting or failed as promptly as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement the recommendation referred to above, (iv) in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Uniflex Common Stock, not recommended rejection of such tender offer or exchange offer, or (v) resolved to do any of the foregoing. In the event that the Merger Agreement is terminated by the Company pursuant to any of the provisions of the Merger Agreement described in this paragraph, the Company shall pay Acquisition, the Carl Marks Affiliates and RFE and its affiliates a fee of $350,000 and shall reimburse them for their out-of-pocket expenses in an amount not to exceed $250,000 and the amount of any commitment fees related to the senior debt and Senior Subordinated Debentures actually paid or contractually required to be paid to investment funds, banks or other financial institutions providing funds to finance the Merger.

         TERMINATION BY EITHER ACQUISITION OR THE COMPANY.  The Merger
Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company by either Acquisition or the Company if:

         (a) the Merger shall not have been consummated by July 30, 1999, provided, that the terminating party shall not have breached in any material respect its obligations under the Merger Agreement;

         (b) if any of the conditions to such party's obligation to consummate the transactions contemplated by the Merger Agreement shall have become impossible to satisfy;

         (c) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order, or decree enjoining Acquisition or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall have become final and non-appealable; or

         (d) if, at a duly held stockholders meeting of the Company or any adjournment thereof at which the Merger Agreement and the Merger are voted upon, the requisite adoption and approval of the Company's stockholders shall not have been obtained.

         In addition to the circumstances described above, under the Merger Agreement, the Company is obligated to pay Acquisition, the Carl Marks Affiliates and RFE and its affiliates a fee of $350,000, and to reimburse them for their out-of-pocket expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby in an amount not to exceed $250,000 and the amount of any commitment fees related to the senior debt and Senior Subordinated Debentures actually paid or contractually required to be paid to investment funds, banks or other financial institutions providing funds to finance the Merger, in the event that the Merger Agreement is terminated: (a) by Acquisition due to a condition to Acquisition's obligation to consummate the Merger and the other transactions contemplated by the Merger Agreement becoming impossible to satisfy, but only if the failure of a condition arises from a breach of obligation or untruth or incorrectness of any representation or warranty arising out of the bad faith or willful misconduct of the Company; or
(b) (i) by Acquisition upon the occurrence of any of the following: (1) the failure of the Company to obtain stockholder approval of the Merger Agreement;
(2) the failure of the representations and warranties of the Company to be true and correct in all material respects at and as of the closing date; (3) the failure of the Company to perform its obligations under the Merger Agreement in all material respects and perform all covenants required thereby on or prior to the closing date (unless such failure to perform is due to a material act or omission by Acquisition); (4) failure of the Company to deliver the officers' certificate required by the Merger Agreement certifying that (I) the representations and warranties of the Company are true and correct at and as of the closing date, (II) the Company performed its obligations under the Merger Agreement in all material respects and performed all covenants required thereby on or prior to the closing date (unless such failure to perform is due to a material act or omission by Acquisition), (III) no temporary restraining order or other action has been initiated or threatened for the purpose of enjoining or preventing, or which questions the legality of, the transactions contemplated by the Merger Agreement and which could reasonably be expected to damage Acquisition or materially adversely affect the value of the Uniflex Common Stock or Uniflex's assets, business or operations or Acquisition's ability to own or operate such assets, business or operations if the Merger is consummated; and (IV) no Material Adverse Change (as defined in the Merger Agreement) shall have occurred and the Company knows of no potential or threatened Material Adverse Change with respect to the Company; (5) a Material Adverse Change or the existence of a potential or threatened Material Adverse Change of which the Company has knowledge; (6) failure of the stockholders party to the Voting Agreements to perform their obligations thereunder in all material respects; (7) failure of the Company to have entered into a stockholders agreement with the holders of the Retained Shares; but only, with respect to clauses (1) through (7) hereof, if (x) any third party (other than Acquisition, its affiliates, or any party to the Voting Agreement) shall have become the beneficial owner of more than 15% of the outstanding shares of Uniflex Common Stock prior to the date of termination of this Agreement; or (ii) by either party if the Merger is not approved by the Company's stockholders or if the Merger is not consummated prior to July 30, 1999, but only if the circumstance set forth in clause (x) above is then existing or shall have occurred.

AMENDMENT

         The Merger Agreement may be amended by the parties thereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

                               THE SPECIAL MEETING

GENERAL

         This Proxy Statement is being furnished to the holders of Uniflex Common Stock in connection with the solicitation of proxies by the Board of Directors of Uniflex from holders of the outstanding shares of Uniflex Common Stock for use at the Special Meeting of Stockholders to be held at 10:00 a.m., local time, on May 20, 1999 at Battle Fowler LLP, 75 East 55th Street, New York, New York 10022 and any adjournments and postponements thereof. At the Special Meeting, stockholders of Uniflex (a) will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby, (b) will be asked to consider and vote upon a proposal to adjourn or postpone the Special Meeting to another time in the event that the number of proxies obtained is not sufficient to ensure the adoption and approval of the Merger Agreement and (c) will transact such other business as may properly come before the Special Meeting.

RECORD DATE, SOLICITATION, AND REVOCABILITY OF PROXIES

         The Board of Directors of the Company has fixed the Record Date as the date for determining the Uniflex stockholders entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record of Uniflex Common Stock as of the Record Date are entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were [ ] shares of Uniflex Common Stock issued, outstanding, and held by [ ] holders of record. Holders of Uniflex Common Stock are entitled to one vote on each matter considered and voted on at the Special Meeting for each share of Uniflex Common Stock held of record at the close of business on the Record Date.

         Proxies in the form enclosed are being solicited by the Board of Directors of the Company. Shares of Uniflex Common Stock represented by properly executed proxies, if such proxies are received in time and are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

         Any holder of Uniflex Common Stock who returns a signed proxy but fails to provide instructions as to the manner in which such holder's shares are to be voted will be deemed to have voted FOR approval and adoption of the Merger Agreement and the transactions contemplated thereby.

                             DESCRIPTION OF UNIFLEX

BACKGROUND

         Uniflex, Inc. (a Delaware corporation organized in 1973) is the successor by merger to the business and assets of Uniflex, Inc. (a New York corporation organized in 1963). Uniflex designs, manufactures and markets a broad line of customized plastic packaging for sales and advertising promotions, clear bags for apparel and soft goods manufacturers and specialized, recyclable bags and other products for use in hospitals, medical laboratories and emergency care centers and has been so engaged for more than the past five years.

         In February 1997, Uniflex acquired substantially all of the assets and assumed certain of the liabilities of Merrick Packaging Specialists, Inc. a New York corporation ("Merrick") engaged in the distribution of high quality paper, paper laminate and plastic shopping bags and boxes.

         In January 1995, Uniflex formed Uniflex Southwest L.L.C., a Delaware limited liability company ("Southwest"). Southwest produces and markets jumbo flexible loop handle bags, double drawstring bags and reclosable, resealable, Trac-Loc bags. These products are sold to retailers, cosmetic firms, food packing companies and medical/healthcare supply firms. Uniflex was the Manager of Southwest and owned 75% of its equity. In April 1995, Southwest commenced operations in Albuquerque, New Mexico. In June 1998 Uniflex purchased the minority equityholder's entire equity interest in Southwest for consideration consisting of 50,000 shares of Uniflex's Common Stock, $100,000 in cash and a $400,000 promissory note payable ratably in four years at 7% interest, the outstanding balance of which will become payable in full upon consummation of the Merger.

         In July 1993, Uniflex acquired certain of the assets of Haran Packaging Co., Inc., a New York corporation engaged in the business of manufacturing, distributing and selling packaging materials ("Haran").

BUSINESS OF UNIFLEX

         The Company's principal product is a flexible plastic bag with an attached plastic handle or other closure or carrying device, known as a "specialty bag." The bag is made of polyethylene and comes in various sizes. The bag is printed from artwork (e.g., the user's product and logo) prepared either by Uniflex's in-house art and production department or supplied to Uniflex by the user or its advertising agency. Injection molded rigid polyethylene handles, in various sizes and shapes, with reusable snap-closures, are affixed to the bags by a heat-sealing process. Other specialty bags produced and marketed by Uniflex include die-cut bags, drawstring bags, patch bags and litter bags. Uniflex's specialty bags are used primarily for promotional purposes including, for example, at trade shows and exhibitions. Uniflex's specialty bags are sold and marketed primarily to a network of promotional products distributors.

         Uniflex manufactures a line of specialized bags used in various segments of the healthcare industry including hospitals, clinical laboratories and radiology departments. For this industry Uniflex manufactures a clear bag used as a secondary container for the safe transport of clinical laboratory specimens, under the trademark "Speci-Gard(R)." Uniflex markets this product primarily to healthcare and laboratory supply companies. Uniflex believes that the bag meets or exceeds applicable OSHA standards. The bag is a liquid-tight, disposable specimen transport bag with a patented one step sealing system that is approved as a secondary container for specimen transport. Uniflex manufactures and markets a clear, radiolucent, disposable, protective cover for X-Ray cassettes under the trademark "Protex-Ray(TM)" to the healthcare market.

         Uniflex manufactures and markets a variety of conventional polyethylene bags without carrying attachments, many of which are also printed from artwork, for use in packaging principally by various apparel and soft goods manufacturers. Uniflex manufactures and markets flexible plastic envelopes with pressure sensitive adhesive closures for use in the air courier industry as a document handling pouch. Uniflex also sells molded plastic handles for plastic bags to other manufacturers.

         Uniflex manufactures and markets a highly tamper-evident cash handling bag under the trademarks "Ultravault(TM) and Univault(TM)." The disposable bags are constructed of high strength polymer film, provide thermal protection from tampering, and are constructed with Uniflex's patented one step Press and Close(R) sealing system. Uniflex markets the products to cash intensive businesses including financial institutions, retail establishments and fast food chains, for the safe transport of cash and other valuables.

         Uniflex, through Southwest, produces and markets a soft loop handle bag with applications ranging from retail shopping bags to functional "pick it yourself" produce bags. Other products include a double drawstring bag, which is marketed primarily to cosmetic related firms and a reclosable, resealable, Trac-Loc bag, which is marketed to healthcare and laboratory supply companies, food packaging firms and promotional products distributors.

         Uniflex also distributes high quality paper, paper laminate and plastic shopping bags and boxes for the retail industry.

         Uniflex continues to market its Ultravault(TM) "tamper evident" security bags which provide the user with visual evidence of tampering with the bag's contents. The Ultravault(TM) bags are being introduced into markets, such as banks, retailers, casino operators, stockbrokers and courier firms, which have security concerns for cash and other valuables.

         The following table sets forth the amount and percentage of sales contributed by each class of similar products for the last three fiscal years which contributed fifteen percent or more of total sales in any of such fiscal years.

                                                                   Fiscal Years ended January 31,
                                                     --------------------------------------------------------
                                                             1998                1997                 1996
                                                             ----                ----                 ----
                                                                             $ in thousands

Plastic Specialty Bags (including handle,...........       $17,695              $17,404              $17,931
     drawstring, cut-out and litter bags)...........            47%                  50%                  57%

         Uniflex distributes approximately 44% of its products to advertising specialty distributors as part of its bag advertising program. Uniflex distributes approximately 21% of its products, including Speci-Gard(TM) and other hospital related products, to hospital supply houses, laboratories, nursing homes and directly to certain hospitals. Uniflex also sells its products to various distributors for resale. Less than 14% of Uniflex's sales are directly with major retailers, chain stores, industrial concerns and other large end-users. Uniflex's products are sold through eighteen salespeople which include thirteen salespeople and five of Uniflex's officers. During the fiscal year ended January 31, 1998, Uniflex's sales staff accounted for approximately 98% of sales while approximately 2% of sales were made through manufacturers' representatives.

         Uniflex's sales office, including its showroom, is located at its principal executive offices in Hicksville, New York (see Item 2 below). During the fiscal year ended January 31, 1998, Uniflex incurred advertising expenditures of approximately $434,000. Uniflex mails a complete catalogue of its merchandise, updated annually. For the year ended January 31, 1998, Uniflex mailed approximately 70,000 catalogues. This program develops substantial leads for Uniflex. In addition, Uniflex receives unsolicited inquiries, referrals and leads from existing customers, which are actively pursued by Uniflex's salespersons. Uniflex also displays its merchandise at various trade shows, such as premium shows and soft-goods shows. Additionally, Uniflex mails a catalogue designed specifically for hospital supply houses and hospitals to promote its Speci-Gard(TM) products and other hospital products.

         The raw materials essential to the business of Uniflex (primarily polyethylene plastic) are readily available. Uniflex's products are manufactured principally at the plant it leases in Westbury, New York(see "-- Properties of Uniflex," below). Uniflex owns the molds used in producing its handles, and, in addition, owns seven injection molding machines which produce all of its requirements for such plastic handles.

         Uniflex has registered trademarks protecting its logo and the names "Uniflex(TM)", "Texture-Flex(TM)", "Jet Pouch(TM)", "Tri-Flex(TM)", "Speci-Gard(TM)", "Hand-L-Bag(TM), Protex-Ray(TM), "Slip-Free(TM)", "Press and Close(TM)", "Special Air Tuff(TM)", "Uni-Box(TM)", "Micro-Tex(TM)", "Opti-Pouch(TM)", "UF(TM)", "Econovault(TM)", "Univault(TM)", "Ultravault(TM)", "Univault and Logo Design(TM)", "Bagvertising(TM)", "UF Line(TM)" and "The Bagvertising Company(TM)." The name "Uniflex(TM)" and the Uniflex logo trademark are also registered with the U.S. Patent and Trademark Office. Uniflex markets certain of its products utilizing its trademarks. Uniflex believes that the loss of one or more of its trademarks would not materially adversely affect its business.

         Uniflex's business is not affected by seasonal trends. However, approximately 50% to 55% of its sales are traditionally made during the second half of the fiscal year. This is due to slightly higher demand during the late summer and fall seasons. Uniflex expects that approximately 50% of sales at its Merrick Division will be made during the second half of the fiscal year.

         Uniflex's inventory consists primarily of raw materials. Uniflex maintains sufficient material on hand to expedite orders and properly service its customers.

         Uniflex has approximately 9,300 customers, none of which accounted for more than 10% of its sales during the fiscal year ended January 31, 1998.

         The plastic bag industry is highly competitive and is comprised of many concerns making products similar to those of Uniflex. A number of these concerns are larger than Uniflex in terms of total assets, personnel, sales and financial resources. Uniflex believes that competition in the industry is based upon price, service and quality of product.

         Uniflex did not expend material amounts on Registrant sponsored research and development during the last three fiscal years.

         In addition to the disposal of waste solvents through an authorized waste disposer, Uniflex monitors its approaches to the disposal of waste solvents in order to comply with the Federal Clean Air Act, the provisions of which restrict the emission of V.O.C. (Volatile Organic Compounds).

         Uniflex, with the assistance of independent consultants, constantly monitors compliance with Federal, state and local environmental provisions. During fiscal 1998, the Company's expenditures on such compliance were insignificant and the Company estimates that approximately $25,000 will be expended in the current fiscal year. Uniflex believes that such capital expenditures are not material to its operations.

         Uniflex has approximately 350 employees, including 12 salespersons and 13 officers. Uniflex's factory personnel are employed under contracts executed in February 1998 with Local 3485 of the United Food & Commercial Workers Union AFL-CIO, which contracts expire on January 31, 2001.

PROPERTIES OF UNIFLEX

         Uniflex owns a 44,255 square foot building at 383 West John Street, Hicksville, New York 11802, which serves as the Company's principal executive offices. Uniflex uses approximately 9,900 square feet at this property for executive offices, sales, accounting, computers and showroom space. Approximately 34,400 square feet is used as warehouse space. The property is encumbered by a mortgage in the principal amount outstanding at January 31, 1998 of $1,325,197.

         Uniflex leases a building at 474 Grand Boulevard, Westbury, New York 11590, containing approximately 72,000 square feet of space, of which approximately 14,000 square feet are used for warehousing, approximately 42,000 square feet for manufacturing, approximately 10,000 square feet for shipping and receiving and approximately 6,000 square feet for executive and clerical offices. The expiration date of Uniflex's lease is April 30, 2003. During the fiscal year ended January 31, 1998, Uniflex paid approximately $165,000 for the base annual rental of said premises. In addition, Uniflex pays the cost of real estate taxes, insurance and other expenses of maintaining the building, which expenses amounted to approximately $245,000 during the fiscal year ended January 31, 1998.

         Southwest leases a building at 2512 Madison N.E., Albuquerque, New Mexico, containing approximately 10,000 square feet of space, of which approximately 700 square feet is for office space and the balance of approximately 9,300 square feet is for manufacturing. The expiration date of Southwest's lease is December 7, 2004 with a base rent of $4,090 monthly, including taxes and insurance.

         In connection with the acquisition of Merrick, as of February 1, 1997 Uniflex assumed Merrick's lease for a building at 70 Austin Boulevard, Commack, New York, containing approximately 18,000 square feet of warehouse space and 2,000 square feet of office space. The expiration date of the lease was July 31, 1998. The rent for the premises, inclusive of real estate taxes, was $7,627 per month until July 31, 1997 and $7,794 per month thereafter until the end of the term of the lease. Uniflex has surrendered the entire premises in consideration of a payment of $18,971.16.

MARKET PRICES; DIVIDENDS; PURCHASES; INTERESTS IN UNIFLEX COMMON STOCK

MARKET PRICE OF COMMON STOCK

         Uniflex's Common Stock, $.10 par value, trades on the American Stock Exchange (the "AMEX") under the symbol "UFX". The following table sets forth the high and low closing sales prices of the Common Stock on the AMEX for the periods indicated.

                                                     High             Low
         Year Ended
         January 31, 1999
                  First Quarter                     6 7/16           5 1/8
                  Second Quarter                    6 1/8            5 1/8
                  Third Quarter                     6 1/16           3 7/8
                  Fourth Quarter                    6 5/8            5

         Year Ended
         January 31, 1998
                  First Quarter                     8 1/4            6 1/2
                  Second Quarter                    7                5 15/16
                  Third Quarter                     7 1/2            5 7/8
                  Fourth Quarter                    7                5


         On March 5, 1999, the last trading day prior to the public announcement that Uniflex and Acquisition had executed the Merger Agreement, the high and low sale prices per share of Uniflex Common Stock as reported on the American Stock Exchange were $6 7/8 and $6 5/8, respectively. On [ ], 1999, the last trading day prior to the distribution of this Proxy Statement, the high and low sale prices of the Uniflex Common Stock as reported on the American Stock Exchange were [ ] and [ ], respectively, Stockholders are urged to obtain a current quotation with respect to the Uniflex Common Stock.

DIVIDENDS

         Uniflex has not declared any cash dividends on its Common Stock during the two most recent fiscal years. Uniflex declared a 50% stock dividend effective October 15, 1996 to holders of record as of September 26, 1996. Payment of cash dividends is within the discretion of Uniflex's Board of Directors and depend generally on, among other factors, earnings, capital requirements and the operating and financial condition of the Company. In addition, the payment of dividends by the Company is subject to certain restrictions under the Company's existing credit facility, which will be refinanced in connection with the Merger. Under the Merger Agreement, the Company has agreed not to pay any dividends on the Uniflex Common Stock prior to the Effective Time. Pursuant to the terms of the agreements contemplated by the Commitment Letters, the Surviving Corporation's ability to pay certain dividends will be restricted.

PURCHASES BY UNIFLEX

         At various times since February 1, 1997, Uniflex purchased in private transactions shares of Uniflex Common Stock and options to purchase shares of Uniflex Common Stock, as follows: In April 1997, Uniflex purchased 3,600 shares of Uniflex Common Stock for an aggregate purchase price of $23,850, or approximately $6.63 per share. In July 1997, Uniflex purchased 294,904 shares of Uniflex Common Stock for an aggregate purchase price of approximately $1,476,778, or approximately $5 per share; 85,000 shares of Uniflex Common Stock for an aggregate purchase price of $423,300, or $4.98 per share; and options to purchase 17,755 shares of Uniflex Common Stock (executable at a price of $.69 per share) for an aggregate purchase price of approximately $76,228, or approximately $4.29 per share. In October 1997, Uniflex purchased 10,000 shares of Uniflex Common Stock for an aggregate purchase price of $82,500, or $8.25 per share, and 4,004 shares of Uniflex Common Stock for an aggregate purchase price of $28,028, or $7 per share. The foregoing purchase prices represented an approximately 17% discount from the market price of Uniflex Common Stock at the time of the purchases.

INTEREST OF PROFIT SHARING PLAN

         As of March 17, 1999, the Uniflex Profit Sharing Plan held 198,050 shares of Uniflex Common Stock.

                                      SELECTED FINANCIAL DATA OF UNIFLEX

                                        For the Years Ended January 31,
                       -------------------------------------------------------------------

                          1998          1997          1996          1995           1994
                          ----          ----          ----          ----           ----
SELECTED INCOME
STATEMENT DATA:
Net Sales              $37,999,000   $34,466,000   $31,510,000   $30,133,000   $25,660,000
Gross Profit           $13,609,000   $13,087,000   $11,187,000   $11,151,000   $ 9,469,000
Net Income             $ 1,496,000   $ 1,917,000   $ 1,459,000   $ 1,166,000   $   941,000
Earnings               $       .35   $       .43   $       .35   $       .29   $       .23
  Per Share(a)(b)


SELECTED BALANCE
SHEET DATA:
Working Capital        $ 8,304,000   $ 8,434,000   $ 6,699,000   $ 5,822,000   $ 5,136,000
Total Assets           $22,185,000   $18,693,000   $16,283,000   $15,318,000   $13,394,000
Long-Term Debt(c)      $ 3,566,000   $ 1,493,000   $ 2,170,000   $ 3,847,000   $ 3,968,000
Stockholders' Equity   $12,832,000   $12,946,000   $10,245,000   $ 7,285,000   $ 6,186,000
-----------

(a) Computation of earnings per share is based on the weighted average number of shares actually outstanding plus the shares that would be outstanding assuming the exercise of dilutive stock options, all of which are considered to be common stock equivalents. Common stock equivalents were calculated by the use of the treasury stock method.

(b) Uniflex declared a 50% stock dividend effective October 15, 1996 to holders of record as of September 26, 1996. Earnings per share have been adjusted to reflect this dividend.

(c)    Exclusive of current portion of long-term debt.

                                             QUARTERLY FINANCIAL DATA OF UNIFLEX

QUARTERLY FINANCIAL DATA
Fiscal year ended January 31, 1998                                 1st Quarter       2nd Quarter       3rd Quarter       4th Quarter
------------------------------------------------------------------------------------------------------------------------------------
      Net sales                                                    $ 9,257,000       $ 9,486,000       $10,527,000       $ 8,729,000
      Gross Profit                                                   3,332,000         3,420,000         4,007,000         2,850,000
      Net income                                                   $   305,000       $   356,000       $   652,000       $   183,000
      Net income per share (fully diluted)(a)                      $      0.07       $      0.08       $      0.16       $      0.04
      Net income per share (basic)(a)                              $      0.07       $      0.08       $      0.16       $      0.05


QUARTERLY FINANCIAL DATA
Fiscal year ended January 31, 1997                                 1st Quarter       2nd Quarter       3rd Quarter       4th Quarter
------------------------------------------------------------------------------------------------------------------------------------
      Net sales                                                    $ 8,554,965       $ 8,642,013       $ 9,339,319       $ 7,929,965
      Gross Profit                                                   3,232,393         3,214,915         3,688,695         2,951,286
      Net income                                                   $   522,572       $   352,490       $   738,097       $   303,779
      Net income per share (fully diluted)(a)                      $      0.12       $      0.08       $      0.16       $      0.07
      Net income per share (basic)(a)                              $      0.13       $      0.08       $      0.17       $      0.07



QUARTERLY FINANCIAL DATA
Fiscal year ended January 31, 1996                                 1st Quarter       2nd Quarter       3rd Quarter       4th Quarter
------------------------------------------------------------------------------------------------------------------------------------
      Net sales                                                    $ 7,960,409       $ 7,567,787       $ 8,754,093       $ 7,227,674
      Gross Profit                                                   2,933,740         2,490,956         3,319,257         2,443,058
      Net income                                                   $   374,629       $   221,439       $   600,778       $   261,735
      Net income per share(fully diluted)(a)                       $      0.09       $      0.05       $      0.15       $      0.06
      Net income per share(basic)(a)                               $      0.11       $      0.07       $      0.17       $      0.07

-----------------------

(a) Uniflex declared a 50% stock dividend effective October 15, 1996 to holders of record as of September 26, 1996. Net income per share has been adjusted to reflect this dividend.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Uniflex's actual results could differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, Uniflex's expansion into new markets, competition, technological advances and availability of managerial personnel.


SUMMARY

         The following table, which should be read together with the Financial Statements and Notes to Financial Statements appearing elsewhere herein, sets forth for the periods indicated (i) percentages which certain items reflected in the financial data bear to net sales of Uniflex and (ii) the percentage increase (decrease) of such items as compared to the indicated prior period:


                                                   Relationship To Total Revenues For the         Period to Period Increase
                                                           Years Ended January 31,                  (Decrease) Year Ended
                                                     -----------------------------------      ---------------------------------

                                                     1998            1997           1996           1997-1998      1996-1997
                                                     ----            ----           ----           ---------      ---------

Net Sales                                           100.0%          100.0%          100.0%           10.3%            9.4%
Cost of Sales                                        64.2            62.0            64.4            14.1             5.2
Gross Profit                                         35.8            38.0            35.6             4.0            17.0
Operating Expenses:
  Shipping, Selling, General
  and Administrative Expenses                        27.9            28.2            26.9             9.4            14.7
Interest                                              1.4              .6             1.3           140.9           (47.9)
Gain on Sale of Equipment                             --              --              --              --              --
  Total                                              29.3            28.8            28.2            12.3            11.8
Income Before
  Provision For
  Income Taxes                                        6.5             9.2             7.4           (22.0)           36.8

Provision For
  Income Taxes                                        2.4             3.6             2.8           (28.1)           45.9


Net Income                                            3.9%            5.6%            4.6%          (22.0)%          31.4%

RESULTS OF OPERATIONS


SALES

Quarters Ended October 31, 1998 and 1997

         Net sales for the quarter ended October 31, 1998, as compared to the quarter ended October 31, 1997, increased $237,000, or 2.3%, to $10,764,000 from $10,527,000. The increase in net sales was due to increased sales in the Company's paper and paper laminate products.

         Net sales for the nine months ended October 31, 1998, as compared to the nine months ended October 31, 1997, increased $1,005,000, or 3.4%, to $30,275,000 from $29,270,000. The increase in net sales was due to increased sales in the Company's paper and paper laminate products and increased sales in the Company's Cycle Plastics division.

         Net sales for the quarter ended October 31, 1998 as compared to the quarter ended July 31, 1998, increased $1,007,000, or 10.3% to $10,764,000 from
$9,757,000.

         The Company's backlog at October 31, 1998 was $5,853,000 compared to $4,975,000 at October 31, 1997, an increase of $878,000, or 17.7%.

Fiscal Years 1998, 1997 and 1996

         Sales for the years ended January 31, 1998, January 31, 1997 and January 31, 1996 were $37,999,000 $34,466,000 and $31,510,000, respectively.
Sales for the year ended January 31, 1998 increased $3,533,000 or 10.3%, compared to the prior year as a result of increased sales in Merrick Packaging Division, Advertising Specialty Division and Cycle Plastics. Sales for the year ended January 31, 1997, increased $2,956,000 or 9.4%, primarily from Uniflex's Medical Packaging Division.

         Uniflex continues its efforts to market its Medical Packaging Division's products to a variety of healthcare industries. New strategies to market its newly acquired division of Specialty Paper and Paper Laminate products, include producing and mailing 7,000 catalogs to this industry. Uniflex strives constantly for new products and avenues of distribution to maximize its production facilities.

COSTS AND EXPENSES

Quarters Ended October 31, 1998 and 1997

         Cost of sales for the quarter ended October 31, 1998, as compared to the quarter ended October 31, 1997, increased $254,000, or 3.9%, to $6,774,000 from $6,520,000. Cost of sales as a percentage of net sales for the quarter ended October 31, 1998, as compared to the same quarter in the prior fiscal year, increased to 62.9% from 61.9%. This percentage increase was attributed to an increase in direct labor costs for the manufacture of the Company's products and a change in the Company's product mix.

         Cost of sales for the nine months ended October 31, 1998, as compared to the nine months ended October 31, 1997, increased $692,000, or 3.7%, to $19,203,000 from $18,511,000. Cost of sales as a percentage of net sales for the nine months ended October 31, 1998, as compared to the same period in the prior fiscal year, increased to 63.4% from 63.2%. This percentage increase was not material.

         Shipping, Selling, General and Administrative expenses for the quarter ended October 31, 1998, compared to the quarter ended October 31, 1997, increased, $101,000, or 3.6%, from $2,789,000 to $2,890,000. This increase was primarily attributable to the increase in net sales.

         Shipping, Selling, General and Administrative expenses for the nine months ended October 31, 1998, as compared to the same period in the prior fiscal year, increased $80,000 or 1.0%, from $8,210,000 to $8,290,000. This increase was not material.

January 31, 1998

         Cost of sales, as a percentage of sales, increased to 64.2% for the year ended January 31, 1998, compared to 62.0% for the year ended January 31, 1997. This increase was primarily due to the increase in raw materials and start up time needed to effectuate the Merrick Packaging Specialty absorption into Uniflex's systems.

         Shipping, selling, general and administrative expenses for the year ended January 31, 1998 increased approximately $916,000 or 9.4%, compared to year ended January 31, 1997. This increase was due primarily to increase in commissions, selling, advertising and promotion and freight out. These increases were primarily attributable to increased net sales. Interest expense for the year ended January 31, 1998 increased approximately $303,000 or 140.9% as compared to the year ended January 31, 1997. This increase was primarily attributable to the increased borrowings to acquire the assets of Merrick Packaging Specialty and to repurchase outstanding shares of Uniflex's Common Stock. During the fiscal year ended January 31, 1998, Uniflex, in private transactions, repurchased and retired 397,508 shares of its Common Stock for an aggregate purchase price of $2,034,455. In addition, Uniflex repurchased options to purchase 17,755 shares of Common Stock (exercisable at a price of $.69 per share) for an aggregate purchase price of $76,228.

January 31, 1997

         Cost of sales, as a percentage of sales, decreased to 62.0% for the year ended January 31, 1997, compared to 64.4% for the year ended January 31, 1996. This decrease was primarily due to Uniflex's continued emphasis on purchasing, manufacturing and systems controls. During fiscal 1997, the prices of raw material increased but began to stabilize during the fourth quarter. Certain anticipated raw material price increases have been reflected in the prices of products in Uniflex's new catalogs. As a result of the decrease in cost of sales, as a percentage of sales, gross profit for the year ended January 31, 1997, as compared to the year ended January 31, 1996, increased to 38.0% from 35.6%.

         Shipping, selling, general and administrative expenses for the year ended January 31, 1997, increased approximately $1,246,000, or 14.7%, compared to the year ended January 31, 1996. This increase was due primarily to increases in commissions, selling, advertising, promotion and freight out. These increases were primarily attributable to increased net sales.

         Interest expense for the quarter ended October 31, 1998, as compared to the quarter ended October 31, 1997, decreased $34,000, or 26.0%, to $96,000 from $130,000. Interest expense for the nine months ended October 31, 1998, as compared to the nine months ended October 31, 1997, decreased $5,000, or 1.5%, to $331,000 from $336,000.

         Interest expense for the year ended January 31, 1997, decreased approximately $198,000, or 48%, as compared to the year ended January 31, 1996. On February 13, 1996, Uniflex repaid in full its working capital debt under its credit facility thereby reducing its interest expense. Throughout substantially the entire fiscal year, excess cash was invested in short term financial instruments helping to offset mortgage interest costs and other interest expense.

NET INCOME

Quarters Ended October 31, 1998 and 1997

         Net income for the quarter ended October 31, 1998 was $673,000, or $.16 per share fully diluted, as compared to $652,000, or $.16 per share fully diluted, for the quarter ended October 31, 1997.

         Net income for the nine months ended October 31, 1998 was $1,590,000, or $.38 per share fully diluted, as compared to $1,313,000, or $.30 per share fully diluted, for the nine months ended October 31, 1997.

Income Before Provision For Income Taxes (Fiscal Years 1998 And 1997)

         Income before provision for income taxes for the year ended January 31, 1998, decreased approximately $773,000, or 24%, to approximately $2,396,000 compared to approximately $3,169,000 for the year ended January 31, 1997. This decrease was primarily related to start up costs relating to the Merrick Package Specialty acquisition and decreased gross margins due to increased raw material costs.

         Income before provision for income taxes for the year ended January 31, 1997, increased approximately $852,000, or 37%, to approximately $3,169,000 compared to approximately $2,317,000 for year ended January 31, 1996. This increase was primarily attributable to increased sales, efficient purchasing of raw materials and continued improvements in manufacturing operations.

Provision for Income Taxes (Fiscal Years 1998 and 1997)

         Provision for income taxes for the year ended January 31, 1998, was $900,000 compared to $1,252,000 for the prior year primarily due to the decrease of $773,000 in income before provision for income taxes.

         Provision for income taxes for the year ended January 31, 1997, was $1,252,000 compared to $858,000 for the prior year primarily due to the increase of $852,000 in income before provision for income taxes.


LIQUIDITY AND CAPITAL COMMITMENTS

Quarters Ended October 31, 1998 and 1997

         Working capital increased 4.2% to $8,045,000 at October 31, 1998, from $7,723,000 at July 31, 1998. Working capital increased 3.5% to $8,045,000 from $7,772,000 at October 31, 1997. The Company believes it has sufficient working capital and unused lines of credit to meet its expected liquidity and capital reserve requirements for the foreseeable future. The Company does not have any commitments for significant and unusual capital expenditures for the immediate future.

Fiscal years 1998 and 1997

         Working capital decreased to $8,304,000 at January 31, 1998 from $8,434,000 at January 31, 1997, a decrease of $130,000 or 1.5%, primarily as a result of the retirement of 397,508 shares of its Common Stock and the repurchase of then outstanding options to purchase 17,755 shares of its Common Stock. Uniflex's working capital ratio was 3.3 to 1 at January 31, 1998. Uniflex's line of credit (the "Line of Credit") allows for Uniflex to borrow up to $3,500,000, payable interest only at the prime rate or at LIBOR plus 1 1/2% through May 1, 2000, at which time any outstanding balance is payable in full. At January 31, 1998 and 1997 there were $1,500,000 and $0 outstanding, respectively, against the Line of Credit. Uniflex on February 2, 1998 paid down all outstanding borrowings on its Line of Credit.

         Uniflex believes it has sufficient working capital and unused lines of credit to meet its expected liquidity and capital expenditure requirements for the foreseeable future.

         On February 4, 1998, Uniflex closed a mortgage loan (the "1998 Mortgage") which replaced Uniflex's then existing mortgage. Proceeds of the 1998 Mortgage were $2,040,000, of which $1,335,842 was used to pay off the then-existing mortgage. The 1998 Mortgage is secured by a first mortgage lien on Uniflex's property at 383 West John Street, Hicksville, New York, and is guaranteed by Uniflex's subsidiaries. The 1998 Mortgage is payable in monthly installments of

$11,334 per month commencing on March 4, 1998. Interest on the 1998 Mortgage is fixed at 7.56% per annum until February 4, 2008, at which time the rate becomes adjustable at Uniflex's option to either: (i) variable at the lender's prime rate; (ii) fixed at the lender's prime rate; or (3) variable at LIBOR plus 1.75%. The 1998 Mortgage contains various covenants and restrictions relating to net worth, financial ratios and rentals of the mortgaged property.

         In June 1998 Uniflex purchased the minority equityholder's entire equity interest in Southwest for consideration consisting of 50,000 shares of Uniflex's Common Stock, $100,000 in cash and a $400,000 promissory note payable ratably in four years at 7% interest, the outstanding balance of which will become payable in full upon consummation of the Merger.

YEAR 2000 PROGRAM

         Many computer systems experience difficulty processing dates beyond the Year 1999 and, as such, some computer hardware and software will need to be modified prior to the Year 2000 to remain functional. The Company's core internal systems that have been recently implemented are Year 2000 compliant. The remaining core internal systems are scheduled to be replaced by the third quarter of 1999 and will be Year 2000 compliant when installed.

         The Company is also completing a preliminary assessment of Year 2000 issues not related to its core systems, including issues surrounding systems that interface with external third parties. Based on its initial evaluation, the Company does not believe that the cost of remedial actions will have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance, however, that there will not be a delay in, or increased costs associated with, the implementation of changes as the program progresses, and failure to implement such changes could have an adverse effect on future results of operations.

                             FINANCING OF THE MERGER

         The Merger will require approximately $36.2 million to pay the Cash Merger Price, to pay the value of the Options, to refinance certain indebtedness of Uniflex, including indebtedness under the Company's existing mortgage loan, and to pay the fees and expenses in connection with the Merger and such financing. If the Merger is consummated it is contemplated that the required financing will be provided by a term loan in the amount of $18.5 million and drawings under a $5 million revolving credit facility, to be included in a senior secured credit facility to be entered into by the Company, issuance by the Company of its senior subordinated debentures for gross proceeds of $7 million, equity financing provided by RFE in the amount of $5.25 million through the purchase of common stock of Acquisition and equity financing of $750,000 provided by Sterling/Carl Marks through the purchase immediately prior to the Effective Time of Common Stock of the Company. Acquisition has obtained Commitment Letters from Fleet Bank, National Association ("Fleet") and The Chase Manhattan Bank ("Chase" and, together with Fleet, the "Senior Lenders"), with respect to the senior secured credit facility, from Allied with respect to the senior subordinated debentures, from RFE, with respect to its equity investment in Acquisition and from Sterling/Carl Marks with respect to its equity investment in the Company.

         INDEBTEDNESS

         SENIOR SECURED CREDIT FACILITY. Upon consummation of the Merger, the Company intends to enter into a senior secured credit facility (the "Senior Credit Facility") with the Senior Lenders, comprising a term loan of $18.5 million and a $5 million Revolving Credit Facility (the "Revolver"). All indebtedness under the Senior Credit Facility will be secured by a first priority lien on the assets of the Surviving Corporation, by guarantees from each of the Surviving Corporation's subsidiaries and by a pledge of 100% of the outstanding stock of the Surviving Corporation and each of its subsidiaries.

         The Term Loan will mature six years after the closing date with the outstanding principal thereof payable in 24 quarterly installments increasing in size during the term of the loan. The proceeds of the Term Loan are to be used entirely for payment of the Cash Merger Price. The Revolver will expire three years after the closing date, with up to $1.7 million of the amounts available thereunder to be used to pay the Cash Merger Price and the balance for working capital of the Surviving Corporation and its domestic subsidiaries. The availability of borrowings under the Revolver will be subject to a borrowing base limitation equal to the sum of 80% of the eligible accounts receivable and 40% of the eligible assets of the Surviving Corporation and its subsidiaries.


         The Credit Agreement governing the Senior Credit Facility (the "Senior Credit Agreement") is expected to contain certain covenants with respect to the Surviving Corporation and its subsidiaries that, among other things and subject to certain exceptions, will restrict (a) the incurrence of additional indebtedness or lease obligation; (b) the payment of dividends and other restricted payments; (c) the creation of certain liens; (d) the use of proceeds from sales of assets and subsidiary stock; (e) transactions with affiliates; (f) acquisition of stock or assets; (g) sales of assets; (h) investments; (i) prepayments of other outstanding debt; (j) grant of guarantees and incurrence of other contingent obligations; (k) capital expenditures; and (m) amendments to the terms of subordinated debt. There will be financial covenants requiring the Surviving Corporation to maintain certain financial ratios and certain levels of tangible net assets and EBITDA and to refrain from making more than a specified level of capital expenditures. In addition, the Commitment Letter with respect to the Senior Credit Facility (the "Senior Credit Commitment Letter") provides that the Company and the Surviving Corporation will be required to comply with certain financial covenants and customary affirmative covenants.

         PREPAYMENTS. The Senior Credit Commitment Letter contemplates that the Surviving Corporation will be required to make prepayments as follows: (a) to prepay loans under the Revolver if and to the extent necessary to comply with the borrowing base limitation; (b) upon payment in full of the Term Loan and all loans under the Revolver and termination of the Revolver, to prepay in full the mortgage loan that is currently outstanding (and that will remain outstanding after consummation of the Merger) to The Chase Manhattan Bank (the "Chase Mortgage Loan"); (c) to prepay installments of the Term Loan (in inverse order of maturity) in an amount equal to 50% of Excess Cash Flow (as defined in the Senior Credit Agreement) for each fiscal year of the Surviving Corporation.

         In addition, at any time the Company may make voluntary prepayments of all or any portion of the loans under, and on three days' notice may voluntarily reduce the commitment under, the Revolver and at any time after January 31, 2001 the Company may make voluntary prepayments of all or any part of the Term Loan (each in minimum amounts to be agreed upon and subject to payment of prepayment indemnity or break funding costs, in the case of loans bearing interest at the LIBOR Rate).

         INTEREST. At the Company's option, all loans under the Revolver will bear interest at a floating rate equal to either, at borrower's election, (i) the prime rate (or 1/2% above the Federal Funds Effective Rate, if greater) ("Base Rate") plus the applicable margins or (ii) generally the LIBOR rate ("LIBOR Rate") plus the applicable margins. Until delivery to the Senior Lenders of the Surviving Corporation's consolidated financial statements for the year ending January 31, 2000, the applicable margin will be 75 basis points for loans at the Base Rate and 250 basis points for loans at the LIBOR Rate. Thereafter, upon delivery of the Surviving Corporation's quarterly or annual financial statements, the applicable margins are subject to adjustment (up or down), prospectively, based upon the ratio of the Surviving Corporation's senior debt to its EBITDA for the quarter most recently ended.

         FEES. The Senior Credit Commitment Letter contemplates that the Surviving Corporation will be required to pay the following fees: (a) an unused Revolver facility fee of .25% per annum (calculated on the basis of a 360 day year and actual days elapsed) on the average unused daily balance of the Revolver; (b) an annual agents' fee of $15,000 payable on the closing date and each anniversary thereof; (c) an advisory fee equal to 1% of the sum of the Revolver and the Term Loan, payable $50,000 by Acquisition upon acceptance of the commitment and the balance on the closing date; (d) a mortgage modification fee of $20,000, payable on the closing date; (e) commissions of 2% per annum on all issued and outstanding standby letters of credit, payable quarterly in arrears, and .25% of the amounts drawn on any sight letter of credit and time letter of credit, payable on the dates of the draws; and (f) a funding fee of
 .125% of the face amount of each letter of credit, payable upon issuance of such letter of credit.

         EVENTS OF DEFAULT. The loan documentation is expected to provide for customary events of default, including, without limitation, payment defaults, covenant defaults, breaches of representations and warranties, bankruptcy and insolvency, judgments, change of control and cross default with certain other indebtedness and significant other contracts, subject to, in certain circumstances, grace provisions.

         SECURITY INTEREST. The Company will grant to the Lenders a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible assets of all the Surviving Corporation's domestic subsidiaries including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory, instruments, documents, securities, equipment, fixtures, real property interests, franchise rights, proprietary rights, general intangibles, investment property, and all substitutions, accessions, and proceeds of the foregoing (the "Collateral"). All Collateral will be free of liens and encumbrances, except for existing capital leases and other permitted liens and encumbrances. All obligations of the Company hereunder will be cross-defaulted to each other and to all other material indebtedness of the Surviving Corporation or any of its subsidiaries. All such obligations will be cross-collateralized with each other and cross-collateralized and guaranteed by all subsidiaries of the Surviving Corporation.

         AMENDMENT OF CHASE MORTGAGE LOAN. The Senior Credit Commitment Letter contemplates that, simultaneously with the closing of the Senior Credit Facility, (a) the Company will amend the note and mortgage evidencing the Chase Mortgage Loan to (i) include a cross-default to the Senior Credit Facility, (ii) conform the financial covenants therein to those under the Senior Credit Agreement and (iii) increase the interest rate with respect to the fixed rate by 94 basis points, and (b) Fleet will have entered into a 50% risk participation agreement with Chase with respect to the Chase Mortgage Loan.

         SENIOR SUBORDINATED DEBENTURES. Upon consummation of the Merger, the Surviving Corporation will issue $7 million principal amount of Senior Subordinated Debentures to Allied (the "Senior Subordinated Debentures"). The Senior Subordinated Debentures are expected to (i) mature eight years from the date of issuance, (ii) be general unsecured obligations of the Surviving Corporation subordinated in right of payment to all existing and future senior indebtedness of the Surviving Corporation and all indebtedness and other liabilities (including trade payables) of the Surviving Corporation's subsidiaries, and (iii) rank pari passu with any future senior subordinated indebtedness of the Surviving Corporation and senior to all other subordinated indebtedness of the Surviving Corporation. The Purchase Agreement with respect to the Senior Subordinated Debentures (the "Subordinated Debenture Agreement") is expected to contain affirmative and negative covenants typical for senior subordinated debt financings but in no event more restrictive than those imposed by the Senior Credit Agreement.

         The Surviving Corporation shall have the right at any time, and in the event of any change of control shall have the obligation, to repay the full principal amount (but not less than the full principal amount) of the Senior Subordinated Debentures for the following amounts relative to par, plus accrued and unpaid interest through and including the date of such repayment:


   From the Closing Date through June ___, 2000           106.375% of par
   From June __, 2000 through June ___, 2001              105.464% of par
   From June __, 2001 through June ___, 2002              104.553% of par
   From June __, 2002 through June ___, 2003              103.642% of par
   From June __, 2003 through June ___, 2004              102.732% of par
   From June __, 2004 through June ___, 2005              101.821% of par
   From June __, 2005 through June ___, 2006              100.911% of par
   From June __, 2006 through June ___, 2007              100.000% of par

         The Senior Subordinated Debentures will have a fixed interest rate of 12.75% per annum , payable quarterly, except that upon and during the continuance of any event of default the interest rate will be 15.75% per annum.

         A commitment fee of $70,000 (1% of the principal amount of the Senior Subordinated Debentures) will be payable to Allied upon issuance of the Senior Subordinated Debentures.

         In connection with the issuance of the Senior Subordinated Debentures, the Company will issue to the purchaser thereof warrants (the "Warrants") for the purchase of that number of shares of Surviving Corporation Common Stock as shall equal five percent of the fully-diluted shares of Surviving Corporation Common Stock as shall be outstanding immediately after the Effective Time. The Warrants will be exercisable at any time from the date of issuance thereof until ten years from the date of issuance at an exercise price of $.01 per share. The holders of the Warrants will be entitled, by notice to the Surviving Corporation given at any time after the eighth anniversary of closing, provided the Senior Subordinated Debentures have been repaid in full, to require the Surviving Corporation to repurchase the Warrants for an aggregate purchase price equal to the fair market value of the shares of the Surviving Corporation's Common Stock represented by the Warrants determined as of the date of such notice as set forth in the Stockholder's Agreement.

         The holders of the Senior Subordinated Debentures will be entitled to designate one member of the Surviving Corporation's Board of Directors.

EQUITY INVESTMENT

         RFE's investment in the Surviving Corporation after the Effective Time will consist of a cash contribution to Acquisition in the aggregate amount of approximately $5.25 million. The investment of Sterling/Carl Marks in the Surviving Corporation after the Effective Time will consist of the purchase immediately prior to the Effective Time of Uniflex Common Stock at a price of $7.57 a share for an aggregate purchase price of $750,000, which shares of Common Stock will remain outstanding as Retained Shares after the Effective Time. The Retained Shares other than those acquired by Sterling/Carl Marks will have an aggregate value of approximately $4,709,736 based on the Cash Merger Price of $7.57 per share.

SOURCES AND USES OF FUNDS

         The estimated cash sources and uses of funds for the consummation of the Merger and the refinancing of certain indebtedness of the Company are as follows:

Sources

Senior Credit Facility                                $18,500,000
New Mortgage                                            1,860,000
Revolving Credit Facility                                 816,000
Senior Subordinated Debentures                          7,000,000
RFE Equity                                              5,250,000
Sterling/Carl Marks Equity                                750,000
Cash on Hand                                            2,000,000
                                                      -----------
                                                      $36,176,000
                                                      ===========
Uses

Cash Merger Price                                     $27,844,000
Option Purchases                                          526,000
Refinancing of Existing Debt                            2,478,000
Transaction Costs                                       1,928,000
Signing Bonuses                                         3,400,000
                                                     ------------
                                                      $36,176,000
                                                      ===========


         It is a condition to the obligations of Acquisition to affect the Merger that sufficient funds have been received to finance the Merger and to consummate the transactions contemplated by the Merger Agreement. See "Financing of the Merger."

EXPENSES OF THE MERGER

         The Merger Agreement provides that the Company and Acquisition will bear their respective expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, whether or not the Merger is consummated, except in certain circumstances specified in the Merger Agreement relating to the termination thereof. See "Certain Provisions of the Merger Agreement--Termination; Effects of Termination." The estimated fees and expenses incurred and to be incurred by the Company and Acquisition in connection with the Merger and the related transactions (assuming the consummation thereof) are as follows:

Financing and commitment fees...................           $  325,000
Financial advisory fees.........................              800,000
Legal fees......................................              495,000
Accounting fees.................................               75,000
SEC filing fees.................................                6,000
Printing and mailing............................               40,000
Miscellaneous...................................               31,000
                                                           ----------

Total...........................................           $1,772,000
                                                           ==========

DIRECTORS AND EXECUTIVE OFFICERS OF UNIFLEX

         The following table contains certain information concerning the Directors and Executive Officers of Uniflex. Each of such individuals is a citizen of the United States and, except as noted in the table, has his business address c/o Uniflex, Inc. 383 West John Street, Hicksville, NY 11802.


                              Present and Prior Positions With
Name                          Company; Principal Occupation                           Business Address
----                          --------------------------------                        ----------------
Herbert Barry                 Chairman of the Board, Chief Executive
                              Officer since January 1995; President 1971
                              to January 1995; Director since 1968.

Robert K. Semel               President, Chief Operating Officer since
                              January 1995; Executive Vice President
                              December 1990 to January 1995; Secretary
                              since April 1993; Director since December
                              1990.  Mr. Semel is also a director of
                              Pentech International, Inc.

Kurt Vetter                   First Vice President - Engineering since
                              January 1995; Vice President-Engineering
                              1971 to January 1995; Director since 1970.




                                      -80-




Steven Wolosky                Director since February 1994.  For more                 Olshan Grundman From
                              than the past five years, Mr. Wolosky has               Rosenzweig & Wolosky
                              been a partner of Olshan Grundman Frome                 505 Park Avenue
                              Rosenzweig & Wolosky LLP, counsel to the                        New York, NY  10022
                              Company.  Mr. Wolosky is also a director
                              of Total Entertainment Restaurant Corp., a
                              Nasdaq Stock Market company and
                              Assistant Secretary of WHX Corporation,
                              a New York Stock Exchange listed
                              company.

Warner J. Heuman              Chairman Emeritus since January 1995;
                              Chairman of the Board, 1971 to January
                              1995; Director since 1968.

Erich Vetter                  Secretary, 1975 to April 1993; Director
                              since 1968.

Martin Brownstein             Senior Vice President since January 1995;
                              Vice President-Advertising Specialty Sales
                              1977 to January 1995; Director since June
                              1991.

Martin Gelerman               Director since August 1993. Since                       445 Broad Hollow Road
                              February 1997, Mr. Gelerman has been                    Melville, NY 11747
                              President, Human Resource Consulting
                              Group, and Director, Corporate
                              Development, of Lloyd Creative Staffing
                              Inc.  From 1990 to October 1996, Mr.
                              Gelerman was Senior Vice President of
                              The Olsten Corporation.

Lee Cantor                    Vice President - Sales since January 1995;
                              Vice President - Advertising Specialty Sales,
                              January 1993 to January 1995; Sales Manager, 1988
                              to 1995.

                       DESCRIPTION OF ACQUISITION AND RFE

GENERAL

         Acquisition was recently incorporated under the laws of the State of Delaware for the purpose of consummating the Merger. Acquisition has not conducted any business other than the transactions described herein. Acquisition will not have any assets or liabilities other than those arising under the Merger Agreement or in connection with the Merger, or engage in any activities other than those incident to its formation and capitalization and the Merger. RFE is the sole stockholder of Acquisition. RFE is a private equity fund organized as a Delaware limited partnership. The general partner of RFE is RFE Associates VI SBIC, LLC, a Delaware limited liability company, the sole member of which is RFE Investment Partners VI, L.P., a Delaware limited partnership (the "Manager"). The General Partner of the Manager is RFE Associates VI, LLC, a Delaware limited liability company (the "General Partner"). The principal business address of each of Acquisition and RFE is c/o RFE Investment Partners, 30 Grove Street, New Canaan, CT 06840.

         The Managing Members of the General Partner are A. Dean Davis, Michael
J. Foster, Howard C. Landis, James A. Parsons, Andrew J. Wagner and Robert M. Williams. The principal occupation of each such individual is serving as Managing Member of the General Partner and as General Partner/Managing Member of other private investment partnerships which have been organized by such individuals and, with the exception of Mr. Wagner, each such person has served as such for more than the past five years. In addition to his general partner responsibilities, Mr. Wagner is RFE's Chief Financial Officer and has served in the forgoing capacities since 1995. Prior to joining RFE in 1995, Mr. Wagner was the partner-in-charge of the tax division of the Stamford, Connecticut office of Arthur Andersen LLP during 1994 and for the five years prior thereto he was a partner of Arthur Andersen LLP. Each of such individuals is a citizen of the United States and has his business address c/o RFE Investment Partners, 30 Grove Street, New Canaan, CT 06840.

         The directors and officers of Acquisition as of the date hereof are James A. Parsons, Director, President and Secretary and A. Dean Davis, Vice President.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information furnished to the Company regarding the beneficial ownership of Uniflex Common Stock (a) by each person who, to the knowledge of the Company, based upon filings with the Securities and Exchange Commission, beneficially owns more than five percent of the outstanding shares of the Common Stock, (b) by each director of the Company,
(c) by each executive officer of the Company, and (d) by all directors and executive officers of the Company as a group, based on an aggregate of 4,300,352 shares of Uniflex Common Stock outstanding on March 5, 1998. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

             Name and Address               Amount and Nature
                   of                        of Beneficial       Percent
             Beneficial Owner                 Ownership(a)      of Class(b)
------------------------------------------ ------------------- ------------
Herbert Barry                                    470,490(c)        10.9%
383 W. John Street
Hicksville, NY 11802

Warner J. Heuman                               455,520(d,i)        10.4%
383 W. John Street
Hicksville, NY 11802

Erich Vetter                                       288,999          6.7%
383 W. John Street
Hicksville, NY 11802

Robert K. Semel                                  434,100(e)        10.1%
383 W. John Street
Hicksville, NY 11802

Kurt Vetter                                    152,680(f,i)         3.6%
383 W. John Street
Hicksville, NY 11802

Martin Brownstein                                206,256(i)         4.8%
383 W. John Street
Hicksville, NY 11802

Martin Gelerman                                   10,000(i)            *
445 Broad Hollow Road
Melville, NY 11747

Steven Wolosky                                    12,000(i)            *
505 Park Avenue
New York, New York 10022

Lee Cantor                                        74,501(g)         1.7%
383 W. John Street
Hicksville, NY 11802

CMNY Capital, L.P.                               300,158(h)         7.0%
135 East 57th Street
New York, NY 10022

All Directors and Executive Officers as        2,104,546(i)        48.0%
a group (9 persons)

--------------------
*    Less than 1%

(a)    Except as noted, shares are owned individually.

(b) Calculations assume that all stock options held by directors and executive officers and exercisable within 60 days after March 5, 1999 have been exercised.

(c) Includes 34,914 shares held individually by Betty Lou Barry, Herbert Barry's wife.

(d) Includes 129,100 shares owned individually by Elaine Heuman, Warner J. Heuman's wife.

(e) Includes 300 shares held individually by Frances M. Semel, Robert K. Semel's wife, as custodian for her son.

(f) Includes 9,300 shares held individually by Stephanie Vetter, Kurt Vetter's wife.

(g) Includes 45,603 shares owned jointly with Melissa Cantor, Lee Cantor's wife, and 11,797 shares held individually by Melissa Cantor.

(h) Includes 54,912 shares owned by CMCO, Inc., an affiliate of CMNY Capital, L.P. and 2,946 shares owned by Robert Davidoff. Mr. Davidoff is a general partner of CMNY Capital, L.P. and an officer and director of CMCO, Inc.

(i) Includes shares issuable upon the exercise of currently exercisable stock options as follows: Warner J. Heuman - 60,000 shares; Kurt Vetter - 300 shares; Martin Brownstein - 15,000 shares; Martin Gelerman - 6,000 shares; Steven Wolosky - 6,000 shares.


          DIRECTORS AND EXECUTIVE OFFICERS OF THE SURVIVING CORPORATION

         It is expected that the Board of Directors of the Surviving Corporation following the Merger will be comprised of the persons named below and that the current officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation after the Merger. The directors and executive officers of the Surviving Corporation following the Merger are expected to include the following persons, all of whom are United States citizens:

Name                        Positions with Surviving Corporation
----                        ------------------------------------

Herbert Barry               Chairman of the Board and Chief Executive
                            Officer

Robert K. Semel             Director; President and Chief Operating
                            Officer; Secretary

A. Dean Davis               Director

James A. Parsons            Director

Roger C. Matthews           Director

Howard M. Davidoff          Director

Harvey Granat               Director


         For information concerning Messrs. Barry and Semel see "Directors and Executive Officers of Uniflex" and for information concerning Messrs. Davis and Parsons see "Description of Acquisition and RFE."

         Mr. Matthews' principal occupation is, and has been since 1998, serving as Senior Portfolio Manager of Allied Capital Management LLC, a wholly-owned subsidiary of AlliedSignal Inc. From 1996 to 1998, Mr. Matthews was Senior Portfolio Manager of AlliedSignal Inc., and prior to that for more than ten years he was Assistant Treasurer of AlliedSignal Inc. Mr. Matthews' business address is c/o Allied Capital Management LLC, 101 Columbia Road, Morristown, New Jersey 07962-1219.

         Mr. Davidoff's principal occupation is, and has been for more than the past five years, serving as a Managing Director of Carl Marks & Co., Inc., a New York corporation, as a General Partner of CMNY Capital II, L.P., a venture capital firm, and as a director of various companies in which Carl Marks has invested. Mr. Davidoff's business address is c/o Carl Marks & Co., Inc., 135 East 57th Street, New York, New York 10022.

         Mr. Granat's principal occupation is, and has been for more than the past five years, serving as the President and Chief Executive Officer of Sterling/Carl Marks Capital, Inc., a small business investment company. Mr. Granat's business address is c/o Sterling/Carl Marks Capital, Inc., 175 Great Neck Road, Great Neck, New York 11021.


                      DESCRIPTION OF UNIFLEX CAPITAL STOCK

         The Company's Certificate of Incorporation authorizes the Company to issue up to 10 million shares of Uniflex Common Stock, par value $.10 per share.
As of [   ], 1999 there were

[   ] shares of Uniflex Common Stock outstanding. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender to the Company, holders of Uniflex Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of legally available funds. For certain restrictions on the Company's ability to pay dividends, see "Market Prices of and Dividends on Uniflex Common Stock." In the event of liquidation, dissolution or winding up of the Company, holders of Uniflex Common Stock are entitled to share ratably in the assets, if any, remaining after payment of all of the Company's debts and liabilities and the liquidation preference of any outstanding stock.

         Holders of Uniflex Common Stock are entitled to one vote per share on any matter submitted to them. Because holders of Uniflex Common Stock do not have cumulative voting rights in the election of directors, the holders of a majority of the shares of Uniflex Common Stock represented at a meeting can elect all of the directors. Holders of Uniflex Common Stock do not have preemptive rights to subscribe for or purchase any additional shares of capital stock issued by the Company. All outstanding shares of the Uniflex Common Stock are duly authorized, validly issued, fully paid and nonassessable.

                              AVAILABLE INFORMATION

         Uniflex has filed with the Commission a Rule 13e-3 Transaction Statement (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

         Uniflex is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Schedule 13E-3, proxy statements and other information filed by Uniflex can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at the prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. Uniflex Common Stock is quoted on the American Stock Exchange, and certain reports, proxy statements and other information can also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

                              INDEPENDENT AUDITORS

         The consolidated balance sheets of Uniflex as at January 31, 1998 and 1997 and the consolidated statements of income, changes in stockholders' equity and cash flows of Uniflex for the years ended January 31, 1998, 1997 and 1996 included herein have been audited by Patrusky, Mintz & Semel, independent auditors, as stated in their report included herein. Representatives of Patrusky, Mintz & Semel are expected to be present at the Special Meeting and will have an opportunity to make a statement should they desire to do so. Such representatives are also expected to be available to respond to questions.

                              STOCKHOLDER PROPOSALS

         Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Uniflex's proxy statement and for consideration at the Annual Meeting of Stockholders by submitting such proposals to Uniflex in a timely manner. The 1999 Annual Meeting will be held only if the Merger is not consummated.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matter shall come before the Special Meeting or any adjournments or postponements thereof and shall be voted upon, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

                                             By Order of the Board of Directors,
                                             Robert K. Semel, Secretary

April ____, 1999

                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report                                               F-2

Consolidated Balance Sheets as at January 31, 1998 and 1997                F-3

Consolidated Statements of Income  For the Years Ended                     F-4
         January 31, 1998, 1997 and 1996

Consolidated Statements of Changes in  Stockholders' Equity                F-5
         for the Years Ended January 31, 1998,
         1997 and 1996

Consolidated Statements of Cash Flows for the Years Ended                  F-6
         January 31, 1998, 1997 and 1996

Notes to Consolidated Financial Statements                                 F-8

Consolidated Condensed Balance Sheet (Unaudited) as at                    F-23
         October 31, 1998

Consolidated Condensed Statements of Income (Unaudited) for the           F-24
         Ninth Months Ended October 31, 1998 and 1997

Consolidated Condensed Statements of Income (Unaudited) for the           F-25
         Three Months Ended October 31, 1998 and 1997

Consolidated Condensed Statements of Changes in Stockholders'             F-26
         Equity (Unaudited) for the Nine Months Ended
         October 31, 1998 and 1997

Consolidated Condensed Statements of Cash Flows (Unaudited) for the       F-27
         Nine Months Ended October 31, 1998 and 1997

Notes to Consolidated Financial Statements (Unaudited)                    F-28

                          INDEPENDENT AUDITORS' REPORT


To The Board of Directors and Stockholders
Uniflex, Inc.

We have audited the accompanying consolidated balance sheets of Uniflex, Inc. and Subsidiaries as of January 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years ended January 31, 1998, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Uniflex, Inc. and Subsidiaries as of January 31, 1998 and 1997 and the results of their operations and their cash flows for the years ended January 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 14(1) (2) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/PATRUSKY, MINTZ & SEMEL
PATRUSKY, MINTZ & SEMEL
CERTIFIED PUBLIC ACCOUNTANTS

New York, New York
March 24, 1998

                                          UNIFLEX, INC. AND SUBSIDIARIES
                                            CONSOLIDATED BALANCE SHEETS
                                             JANUARY 31, 1998 AND 1997

                                                                                    1998                       1999
ASSETS                                                                          --------------------------------------

Current assets
     Cash and cash equivalents (Note 1)                                           $1,676,749                $2,114,923
   Accounts receivable (net of allowances of $121,366 in 1998 and
   $160,061 in 1997)                                                               4,577,324                 4,084,710
   Inventories (Notes 1 and 4)                                                     4,555,298                 3,618,893
   Prepaid income taxes                                                              128,509                   279,791
   Prepaid expenses and other current assets                                         653,978                   565,263
   Deferred tax asset (Notes 1 and 8)                                                310,400                   291,200
                                                                                ------------              ------------
       Total current assets                                                       11,902,258                10,954,780
Property and equipment (Notes 1, 5 and 6)                                          7,028,692                 6,786,936
Intangible assets (Note 1)                                                         2,328,079                   220,013
Other assets                                                                         925,681                   731,590
                                                                                ------------              ------------
       Total assets                                                             $ 22,184,710              $ 18,693,319
                                                                                ============              ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Acquisition debt-current portion (Note 2)                                       $ 600,000              $      -
   Current maturities of long-term debt (Note 6)                                     423,000                   171,000
   Accounts payable                                                                1,576,683                 1,351,060
   Accrued liabilities (Note 7)                                                      998,238                   998,888
       Total current liabilities                                                   3,597,921                 2,520,948
Acquisition debt (Note 2)                                                            390,000                  -
Long-term debt (Note 6)                                                            3,565,593                 1,493,131
Deferred rent (Note 1)                                                               145,000                   141,246
Deferred compensation and postretirement  benefits (Note 14)                       1,363,252                 1,329,237
                                                                                ------------              ------------
       Total liabilities                                                           9,061,766                 5,484,562
                                                                                ============              ============
Commitments and contingencies (Note 16)
Minority interest (Notes 11 and 18)                                                  290,888                   262,500
                                                                                ------------              ------------
Stockholders' Equity (Notes 3, 9, 10 and 12)                                         406,616                   428,966
   Additional paid-in capital                                                        847,175                 2,448,379
   Retained earnings and members' capital                                         11,578,265                10,096,340
                                                                                ------------              ------------
                                                                                  12,832,056                12,973,685
                                                                                ------------              ------------
   Less note receivable - stock purchase (Note 10)                                 -                           (27,428)
                                                                                ------------              ------------
                                                                                  12,832,056                12,946,257
                                                                                ------------              ------------
       Total liabilities and stockholders' equity                                $22,184,710               $18,693,319
                                                                                ============              ============

The accompanying notes are an integral part of these consolidated financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED JANUARY 31, 1998, 1997 AND 1996


                                                               1998                  1997                      1996
                                                          -------------------------------------------------------------
Net sales                                                  $37,998,816             $34,466,262             $ 31,509,963
Cost of sales                                               24,390,224              21,378,973               20,322,952
                                                          ------------             -----------             ------------
Gross profit                                                13,608,592              13,087,289               11,187,011
Shipping, selling, general and  administrative
expenses                                                    10,618,337               9,702,838                8,457,319
                                                          ------------             -----------             ------------
Income before other expenses                                 2,990,255               3,384,451                2,729,692
                                                          ------------             -----------             ------------
Interest - net                                                 443,830                 215,313                  413,111
Loss on disposal of assets                                      73,612              -                          -
                                                          ------------             -----------             ------------
                                                               517,442                 215,313                  413,111
                                                          ------------             -----------             ------------
Minority interest in income of  consolidated
subsidiary                                                     (76,499)             -                          -
                                                          ------------             -----------             ------------
Income before provision for income taxes                     2,396,314               3,169,138                2,316,581
                                                          ------------             -----------             ------------
Provision for income taxes  (Notes 1 and 8)                    900,000               1,252,200                  858,000
                                                          ------------             -----------             ------------
Net income                                                  $1,496,314              $1,916,938               $1,458,581
                                                          ------------             -----------             ------------
Basic net income per share                                  $      .36              $      .46               $      .42
                                                          ============             ===========             ============
Diluted net income per share                                $      .35              $      .43               $      .35
                                                          ============             ===========             ============
Average shares outstanding                                   4,161,289               4,193,687                3,486,701
Dilutive effect of stock options                               162,532                 279,215                  626,554
                                                          ------------             -----------             ------------
Average shares outstanding assuming  dilutive                4,323,821               4,472,902                4,113,255
effect of stock options                                   ============             ===========             ============

The accompanying notes are an integral part of these consolidated financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED JANUARY 31, 1998, 1997 AND 1996


                                                                                                     Retained Earnings
                                                                Common Stock           Additional          and
                                                            Amount         Shares    Paid -In Capital Members Capital
                                                       ------------    ------------  ---------------- ---------------
Balance at January 31, 1995                            $    224,033       2,240,334    $    424,695    $  6,720,821
Exercise of stock options (Note 12)                          42,400         424,000         219,420            --
Tax benefit from exercise of stock options (Note 12)           --              --         1,193,000            --
Issuance of common stock as compensation                        205           2,050          17,608            --
Amortization of note receivable  (Note 10)                     --              --              --              --
Net income                                                     --              --              --         1,458,581

Balance at January 31, 1996                                 266,638       2,666,384       1,854,723       8,179,402
Exercise of stock options (Note 12)                          21,555         215,545         213,097            --
Tax benefit from exercise of stock options                     --              --           499,402            --

Issuance of common stock to effect a 3 for 2 stock          140,484       1,404,841        (140,484)           --
split (Note 3)
Issuance of common stock as compensation                        289           2,898          21,641            --
Amortization of note receivable (Note 10)                      --              --              --              --
Net income                                                     --              --              --         1,916,938
                                                       ------------    ------------    ------------    ------------

Balance at January 31, 1997                                 428,966       4,289,668       2,448,379      10,096,340
Exercise of stock options (Note 12)                          19,176         191,755          67,953            --
Tax benefit from exercise of stock options (Note 12)           --              --           400,000            --
Shares repurchased and retired (Note 9)                     (41,526)       (415,263)     (2,069,157)           --
Amortization of note receivable (Note 10)                      --              --              --              --
Capital transferred to minority interest  (Note 11)            --              --              --           (14,389)
Net income                                                     --              --              --         1,496,314
                                                       ------------    ------------    ------------    ------------

Balance at January 31, 1998                            $    406,616       4,066,160    $    847,175    $ 11,578,265
                                                       ------------    ------------    ------------    ------------






     Note
  Receivable -
 Stock Purchase       Total
 --------------  ------------
 $    (84,428)   $  7,285,121
         --           261,820
         --         1,193,000
         --            17,813
       28,500          28,500
         --         1,458,581
 ------------    ------------

      (55,928)     10,244,835
         --           234,652
         --           499,402

         --              --

         --            21,930
       28,500          28,500
         --         1,916,938
 ------------    ------------

      (27,428)     12,946,257
         --            87,129
         --           400,000
         --        (2,110,683)
       27,428          27,428
         --           (14,389)
         --         1,496,314
 ------------    ------------

         --      $ 12,832,056
 ------------    ------------



The accompanying notes are an integral part of these consolidated financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1997 AND 1996

                                            INCREASE (DECREASE) IN CASH

                                                        1998           1997           1996
                                                    -----------------------------------------
Cash flows from operating activities:

Net income                                          $ 1,496,314    $ 1,916,938    $ 1,458,581
Adjustments to reconcile net income to net cash
provided by operating activities:
    Deferred compensation, postretirement medical
    benefits and related interest                        34,015        114,113        103,646
    Depreciation and amortization                       964,170        915,888        852,956
    Equity issued as compensation                          --           21,930         17,815
    Amortization of note receivable                      27,428         28,500         28,500
    Deferred rent                                         3,754         18,750         33,750
    Deferred income taxes                              (126,600)       (82,300)       (85,260)
    Changes in assets and liabilities:
    Accounts receivable                                 (90,644)      (719,721)       822,974
    Inventories                                        (544,266)      (918,945)       381,343
    Prepaid expenses and other current assets           (70,776)        41,680        103,284
    Other assets                                        (79,846)        (8,792)        81,748
    Accounts payable                                   (531,284)       116,573       (424,163)
    Accrued liabilities                                 (10,290)        46,870         86,726
    Prepaid income taxes                                551,282      1,118,221          3,235
    Minority interest                                    76,499           --             --
                                                    -----------    -----------    -----------
    Net cash provided by operating activities         1,699,756      2,609,705      3,465,135
                                                    -----------    -----------    -----------

                         UNIFLEX, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED JANUARY 31, 1998, 1997 AND 1996

                                            INCREASE (DECREASE) IN CASH


                                                                           1998                     1997                   1996
                                                                        ----------               ---------              ---------
Cash flows from investing activities
   Purchase of property and equipment                                     (903,475)             (1,098,318)            (1,109,829)

   Acquisition of net assets of Merrick
   Packaging Specialists, Inc. - net of cash
   acquired.                                                              (664,949)              -                      -
   Purchase of intangible assets                                           (41,497)                (76,059)               (83,077)
                                                                        ----------               ---------              ---------
   Net cash used in investing activities                                (1,609,921)             (1,174,377)            (1,192,906)
                                                                        ----------               ---------              ---------



                                                                           1998                     1997                   1996
                                                                        ----------               ---------              ---------
Cash flows from financing activities:
   Proceeds of long-term debt                                            2,912,000                       -                  7,500
   Proceeds from minority contribution                                           -                       -                 27,500
   Payment of long-term debt                                              (580,038)               (751,650)            (1,900,181)
   Payment for retirement of common stock                               (2,110,683)                      -                      -
   Proceeds from exercise of stock options                                  87,129                 234,652                261,820
   Payment of acquisition debt                                            (836,417)                      -                      -
   Net cash used in financing activities                                  (528,009)               (516,998)            (1,603,361)
                                                                        ----------               ---------              ---------
Net increase (decrease) in cash and cash equivalents                      (438,174)                918,330                668,868
Cash and cash equivalents - beginning of  year                           2,114,923               1,196,593                527,725
Cash and cash equivalents - end of  year                               $ 1,676,749              $2,114,923           $  1,196,593
                                                                       ===========              ==========           ============

The accompanying notes are an integral part of these consolidated financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND CONCENTRATION OF CREDIT RISK

The Company designs, manufactures and sells a variety of plastic bags used in packaging, promotion and retailing, primarily to advertising specialty distributors, hospital supply houses, manufacturers and retailers located throughout the United States. The Company extends credit to its customers and historically has not experienced significant losses related to receivables and individual customers or groups of customers in any particular industry or geographic area.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Uniflex, Inc. ("Uniflex"), its majority owned subsidiaries, Uniflex Southwest L.L.C., ("Southwest"), Uniflex Southeast L.L.C., ("Southeast"), which ceased operations in July 1997, and its wholly owned subsidiary Hantico, Inc. (inactive). All material intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers cash and cash equivalents to include highly liquid debt instruments purchased with a maturity of three months or less. At times, such investments may be in excess of federal insurance limits.

FINANCIAL INSTRUMENTS

The Company's financial instruments include cash and cash equivalents and trade receivables and payables for which carrying amounts approximate fair value. Management estimates that the carrying amount of its long-term debt also approximates fair value.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives of the assets or, in the case of leasehold improvements, over the life of the lease, if shorter.

The Company constructs certain machinery and equipment for its own use. When completed, the material, labor and other costs related to construction are capitalized and depreciated over the estimated useful life of the asset.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INTANGIBLE ASSETS

Goodwill and other intangible assets are stated on the basis of cost and are amortized principally on a straight-line basis, over the estimated periods of future benefit (not exceeding 40 years). Goodwill and other intangible assets are periodically reviewed for impairment based on an assessment of future operations to ensure they are appropriately valued. At January 31, 1998, the net book value of goodwill and other intangible assets was $2,012,420 and $315,658, respectively. Accumulated amortization was approximately $339,000 and $243,000 on January 31, 1998 and 1997, respectively.

LONG-LIVED ASSETS

It is the Company's policy to evaluate and recognize an impairment to its long-lived assets if it is probable that the recorded amounts are in excess of anticipated undiscounted future cash flows.

DEFERRED RENT

Deferred rent payable represents the excess of recognized rent expense over scheduled lease payments, which amount will be credited to future operations.

DEFERRED INCOME TAXES

Deferred income taxes reflect temporary differences in reporting assets and liabilities for income tax and financial accounting purposes. The principal sources of temporary differences are different methods used for depreciation provisions, deferred compensation and New York State investment tax credits.

NET INCOME PER SHARE

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding. Diluted net income per share includes the dilutive effect of stock options.

REVENUE RECOGNITION

Revenue is recognized when orders are shipped.

ADVERTISING COSTS

Advertising costs are charged to operations as incurred. Catalog costs are accounted for as a prepaid expense and are amortized over a twelve month period. Advertising expenses inclusive of catalog costs charged to operations for the years ended January 31, 1998, 1997 and 1996 were approximately $434,000, $482,000 and $294,000, respectively.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Actual results could differ from those estimates.

RECLASSIFICATION OF PRIOR YEAR'S BALANCES

Certain amounts in the prior year's consolidated financial statements were reclassified to conform with the current year's presentation.

NEW ACCOUNTING STANDARDS

The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share," in the year ended January 31, 1998. In accordance with SFAS No. 128, the Company has presented both basic net income per share and diluted net income per share in the consolidated financial statements.

NOTE 2.  ACQUISITION

On February 5, 1997, the Company purchased substantially all of the assets and assumed certain liabilities of Merrick Packaging Specialists, Inc. ("Merrick"). Merrick is a distributor of high quality paper, paper laminate and plastic shopping bags and boxes for the retail industry. For the fiscal years ended December 31, 1996 and 1995, Merrick reported unaudited revenues of approximately $3,600,000 and $3,600,000, respectively. Net income for the fiscal years ended December 31, 1996 and 1995 was not material. The acquisition has been accounted for as a purchase, and accordingly, its results have been included in the Company's results of operations from the effective date of the acquisition, February 1, 1997. The excess of acquisition cost over the fair value of Merrick's net tangible assets approximates $2,264,000 and has been allocated to intangible assets and is being amortized over periods ranging from 15 to 40 years. Of the purchase price of $2,370,000, $780,000 was paid at closing, $600,000 was paid August 1, 1997, and the balance is payable in promissory notes as follows:


                          Due Date                 Amount         Interest Rate
                          --------                 ------         -------------
August 1, 1998                                  $ 600,000        7.5% per annum
March 1, 1999                                     390,000        7.5% per annum
                          --------              ---------        ==============
                                                $ 990,000
                          ========              =========        ==============

Interest expense charged to operations was $91,100, for the year ended January 31, 1998.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 3.  STOCK DIVIDEND

On October 15, 1996, the Company effected a three for two stock split recorded in the form of a stock dividend payable to stockholders of record at September 25, 1996. As a result, common stock was increased by $140,484 and additional paid-in capital was decreased by the same amount. All references in the accompanying financial statements to the number of common shares and per share amounts have been restated to reflect the stock dividend.

NOTE 4.  INVENTORIES

Inventories consist of the following:


                                                        January 31,
                                         --------------------------------------
                                              1998                      1997
                                              ----                      ----
Raw materials and supplies               $  2,928,334              $  2,255,078
Work-in-process                               133,008                   147,343
Finished goods                              1,493,956                 1,216,472
                                         ------------              ------------
                                         $  4,555,298              $  3,618,893
                                         ============              ============

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:


                                                                        January 31,
                                                          --------------------------------------
                                                               1998                      1997
                                                               ----                      ----
Land                                                      $   860,000               $    860,000
Building and improvements                                   2,759,080                  2,743,941
Machinery and equipment                                    10,616,307                  9,751,492
Leasehold improvements                                        645,516                    614,993
Plates and engravings                                         598,348                    692,964
Furniture and fixtures                                        622,164                    618,935
Delivery equipment                                             34,462                     34,462
                                                          -----------               ------------
                                                           16,135,877                 15,316,787
Less accumulated depreciation and amortization              9,107,185                  8,529,851
                                                          -----------               ------------
                                                          $ 7,028,692               $  6,786,936
                                                          ===========               ============

Depreciation and amortization expense, for the assets above, charged to operations for the years ended January 31, 1998, 1997 and 1996 amounted to $836,719, $833,438 and $770,930, respectively.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 5.  PROPERTY AND EQUIPMENT (Continued)

Assets held under capitalized leases, included above, are as follows



                                                                        January 31,
                                                          --------------------------------------
                                                               1998                      1997
                                                               ----                      ----
Machinery and equipment                                    $  163,683                 $  163,683
Furniture and fixtures                                        126,762                    126,762
                                                           ----------                 ----------
                                                              290,445                    290,445
Less accumulated depreciation                                  72,870                     48,558
                                                           ----------                 ----------
                                                           $  217,575                 $  241,887
                                                           ==========                 ==========

NOTE 6.  LONG-TERM DEBT

Long-term debt consists of the following:


                                                                                             January 31,
                                                                                --------------------------------------
                                                                                    1998                      1997
                                                                                    ----                      ----
Credit agreement (A)                                                             $1,500,000                 $        -
Term note payable - bank (B)                                                      1,000,000                          -
Mortgage payable - bank - payable in monthly installments of $9,245
plus interest at prime plus 1/4% to 2009 -  secured by land, building             1,325,197                  1,436,137
and improvements (C)
Note payable - minority interest - payable on January 1, 2000 with
interest at 7% per annum -  unsecured                                                     -                      7,500

Capital lease obligations (Note 16)                                                 163,396                    220,494
                                                                                -----------                -----------
                                                                                  3,988,593                  1,664,131
Less current maturities                                                             423,000                    171,000
                                                                                -----------                -----------
                                                                                 $3,565,593                 $1,493,131
                                                                                 ==========                 ==========


Interest expense on long-term debt, charged to operations for the years ended January 31, 1998, 1997 and 1996 amounted to $329,190, $157,416 and $323,963, respectively.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 6.  LONG-TERM DEBT (Continued)

Following are the maturities of long-term debt as of January 31, 1998, and for each of the next five years and in the aggregate:


                                                     Term               Mortgage          Capital Lease
                           Credit Agreement      Note Payable            Payable           Obligations              Total
                           ----------------      ------------           --------          -------------             -----
1999                          $        -          $  261,910           $  110,940         $    50,150           $  423,000

2000                                   -             285,720              110,940              54,795              451,455

2001                           1,500,000             285,720              110,940              33,646            1,930,306

2002                                   -             166,650              110,940              22,796              300,386

2003                                   -                   -              110,940               2,009              112,949

Thereafter                             -                   -              770,497                   -              770,497
                              ----------          ----------           ----------         -----------           ----------
                              $1,500,000          $1,000,000           $1,325,197         $   163,396           $3,988,593
                              ==========          ==========           ==========         ===========           ==========

(A) The Company has a credit agreement with its lending bank. The credit agreement provides for borrowings of up to $3,500,000, payable interest only at the prime rate or LIBOR plus 1-1/2% through May l, 2000, at which time any balance outstanding is payable in full. The credit agreement is unsecured. As of February 17, 1998 the outstanding principal balance of the credit agreement had been paid in full, partially with the proceeds of the term note payable and the balance from the Company's working capital.

The credit agreement is subject to a 1/4% commitment fee on the average unused loan portion. The credit agreement contains covenants and restrictions relating to net worth, working capital, indebtedness, financial ratios, dividends, capital expenditures, investments, acquisitions, earnings and continuity of management.

(B) In January 1998, the Company obtained $1,000,000 under a term note payable to its lending bank. The term note is payable in 42 monthly installments of $23,800 plus interest at the prime rate or LIBOR plus 1-1/2% commencing in March 1998. The term note is unsecured and is subject to the same covenants and conditions as the credit agreement (See "A" above).

(C) Refinanced in February 1998 (Note 17).


NOTE 7.  ACCRUED LIABILITIES

Accrued liabilities consist of the following:


                                                         January 31,
                                             ----------------------------------
                                                1998                     1997
                                             ----------              ----------
Accrued commissions                          $  321,908              $  333,492
Accrued payroll and bonuses                     320,425                 392,864
Accrued vacation                                198,900                 212,158
Other                                           157,005                  60,374
                                             ----------              ----------
                                             $  998,238              $  998,888
                                             ==========              ==========

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 8.  INCOME TAXES

The provision for income taxes consists of the following:


                                                                             For The Years Ended January 31,
                                                                   ----------------------------------------------------
                                                                      1998                1997                 1996
                                                                      ----                ----                 ----
Current
   Federal                                                         $  957,000         $  1,185,800           $  859,000
   State                                                               69,600              148,700               84,000
                                                                   ----------         ------------           ----------
                                                                    1,026,600            1,334,500              943,000
                                                                   ----------         ------------           ----------
Deferred:
   Federal                                                            (20,700)             (34,300)             (69,000)
   State                                                               (9,900)             (22,000)             (16,000)
                                                                   ----------         ------------           ----------
                                                                      (30,600)             (56,300)             (85,000)
Change in valuation allowance                                         (96,000)             (26,000)                   -
                                                                   ----------         ------------           ----------
                                                                     (126,600)             (82,300)             (85,000)
                                                                   ----------         ------------           ----------
   Total                                                           $  900,000         $  1,252,200           $  858,000
                                                                   ==========         ============           ==========
At Federal statutory rates                                         $  815,000         $  1,077,500           $  788,000

Effect of:
   Permanent differences                                                1,300               12,600               22,000

   Over/under accruals                                                (64,200)              54,500              (25,000)

   State income taxes, net of federal benefits                        104,100               98,600               64,000

   State investment tax credits, net of federal benefit               (58,200)             (15,000)             (19,000)

   Change in valuation allowance                                      (96,000)             (26,000)                   -

   Assessments for prior years and other                              198,000               50,000               28,000
                                                                   ----------         ------------           ----------
       Total                                                       $  900,000           $1,252,200           $  858,000
                                                                   ==========           ==========           ==========

At January 31, 1998, the Company has available for state income tax purposes unused investment tax credits of approximately $350,000 expiring through the year 2008.

The net current and non-current components of deferred income taxes recognized in the balance sheet are as follows:


                                           For The Years Ended January 31,
                                       ------------------------------------
                                          1998                       1997
                                          ----                       ----

   Net current assets                  $  310,400                $  291,200
   Net non-current asset                  354,800                   247,400
                                       ----------                ----------
                                       $  665,200                $  538,600
                                       ==========                ==========

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 8.  INCOME TAXES (Continued)

The components of the net deferred tax asset are as follows:

                                                                                     For the Years Ended January 31,
                                                                                  ------------------------------------
                                                                                     1998                       1997
                                                                                  ----------                ----------
Deferred tax assets:
    Accounts receivable allowances                                                $   50,800                $   67,200
   Inventory - uniform capitalization                                                 58,800                    58,800
   Vacation pay accrual                                                               83,000                    89,000
   Deferred rent                                                                      60,900                    59,200
   Stock option compensation                                                          41,200                    41,200
   Deferred compensation and post-retirement medical benefits                        572,500                   558,200
   Investment tax credit carryforwards                                               350,000                   345,000
                                                                                  ----------                ----------
                                                                                   1,217,200                 1,218,600
   Valuation allowance                                                               (17,000)                 (113,000)
                                                                                  ----------                ----------
                                                                                   1,200,200                 1,105,600
Deferred tax liability:
   Depreciation                                                                      535,000                   567,000
                                                                                  ----------                ----------
Net deferred tax asset                                                            $  665,200                $  538,600
                                                                                  ==========                ==========


NOTE 9.  REPURCHASE AND RETIREMENT OF COMMON STOCK AND STOCK OPTIONS

During the year ended January 31, 1998, the Company in private transactions, repurchased and retired 397,508 shares of its common stock for a purchase price of $2,034,455. In addition, the Company repurchased options to purchase 17,755 shares of its common stock (exercisable at a price of $.69 per share) for a purchase price of $76,228. The purchase price of the stock and options represented a 17% discount from market prices at the time of purchase.

The aggregate purchase price of $2,110,683 was partially financed by bank borrowings of $1,912,000 against the Company's credit agreement (See Note 6).


NOTE 10.  NOTE RECEIVABLE - STOCK PURCHASE

In 1990, pursuant to an agreement (the "Officer Stock Purchase Agreement") between the Company and an officer of the Company, such officer purchased common stock in exchange for cash and a note payable (the "Stock Purchase Note") bearing interest at 8.66% per annum. In accordance with the Officer Stock Purchase Agreement, since the officer has fulfilled the terms of his employment contract, the seven annual installments required by the Stock Purchase Note have been forgiven annually by the Company as additional compensation to the officer. At January 31, 1998, the Stock Purchase Note receivable balance was $-0-.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 11.  MINORITY INTEREST

In January 1995, Uniflex acquired an 80% interest in Southwest for $600,000 in cash. Additionally, a minority member purchased a 20% interest in Southwest for $27,500 in cash, and equipment having a fair value of $165,000.

Under the terms of the operating agreement of Southwest, all losses are allocated to Uniflex until Southwest has net income for two consecutive fiscal quarters. All net income reported by Southwest will then be allocated to Uniflex until the cumulative net income allocated to Uniflex equals the cumulative net losses previously allocated to Uniflex. Afterwards, net income and losses will be allocated 45% to Uniflex and 55% to the minority member. The minority member is required to contribute 60% of its allocated net income to Southwest, receiving an additional 1% ownership for each $7,500 it contributes. When the minority member's ownership interest reaches 49%, net income and losses will be allocated in relation to the members' ownership interest in Southwest. Uniflex has reached an agreement to purchase the minority interest in Southwest (Note
18).

In March 1996, Uniflex acquired an 80% interest in Southeast. Uniflex provided an initial capital contribution of $50,000 along with additional advances of approximately $330,000 through January 31, 1998. Intangible assets valued at $70,000 were used by a minority member to purchase a 20% interest in Southeast. Southeast ceased operations in July 1997 and is presently inactive.


NOTE 12.  STOCK OPTIONS

The Company adopted the 1993 Stock Option Plan (the "Plan"), which provides for the granting of options to purchase up to 360,000 shares of the Company's common stock to employees of the Company. The exercise price for non-qualified options can be no less than 75% of the fair market value of the Company's common stock at the date of grant. The exercise price for incentive stock options can be no less than the fair market value of the Company's common stock at the date of grant with the exception of an employee who, prior to the granting of the option, owns stock representing more than 10% of the voting rights for which the exercise price can be no less than 110% of the fair market value of the Company's common stock at the date of grant. The Plan is administered by the Stock Option Committee (the "Committee") of the Board of Directors. The Committee determines when the options are exercisable and the term of the option, up to ten years. To date, options to purchase 195,500 shares have been granted under the Plan at prices ranging from $1.42 to $9.75. During the year ended January 31, 1998, options to purchase 29,000 shares were granted.

The Company has granted a third party options to purchase 180,000 shares of the Company's common stock at a price of $1.08 per share. The options are exercisable with respect to a maximum of 36,000 shares per year for five years, commencing on September 1, 1992. Each option expires five years from the commencement date with the last option expiring on August 31, 2000. To date, options to purchase 120,000 shares have been exercised.

Pursuant to separate stock option agreements, the Company has granted to eighteen officers and directors options to purchase a total of 1,122,000 shares of the Company's common stock at prices ranging from $.33 to $.92 per share. Such options expire at various dates through December 31, 2000. Options to purchase 126,000 shares remain unexercised at January 31, 1998.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 12.  STOCK OPTIONS (Continued)

The following table provides information regarding stock option activity for the years ended January 31, 1998, 1997 and 1996:


                                                                                     Exercise Price Per Share
                                                                                     ------------------------
                                                               Number of Shares     Range              Weighted Average
                                                               ----------------     -----              ----------------
Balance January 31, 1995
    (1,239,000 exercisable)                                       1,370,400         $   .33 - 3.92               $  .67
Granted                                                               4,800            3.92 - 4.83                 4.26
Exercised                                                          (636,000)            .33 -  .50                 0.42
Forfeited                                                            (2,700)                   .50                  .50
                                                                  ---------
Balance January 31, 1996
   (617,700 exercisable)                                            736,500             .38 - 3.58                  .90

Granted                                                              46,500            5.50 - 7.33                 6.10

Exercised                                                          (287,195)            .54 - 5.38                  .82

Balance January 31, 1997
   (456,505 exercisable)                                            495,805             .38 - 7.33                 1.43
                                                                  ---------
Granted                                                              29,000            6.25 - 9.75                 7.89
Exercised                                                           191,755             .38 - 2.34                  .45
                                                                  ---------
Balance January 31, 1998
   (300,550 exercisable)                                            333,050          $  .69 - 9.75                $2.51
                                                                  =========

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instrument. As permitted by SFAS 123, the Company has elected to continue to measure cost for its stock-based compensation plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25. "Accounting for Stock Issued to Employees." The effect of determining compensation cost for stock options granted for the years ended January 31, 1998, 1997 and 1996, based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123 would not have been material to the financial statements. This effect may not be representative of the pro forma effect on net income to future years because it does not take into consideration pro forma compensation expense related to grants made prior to February 1, 1995.

The status of all options outstanding at January 31, 1998 is summarized as follows:


Range of                                 Weighted Average Years       Weighted Average
Exercise Prices           Shares       Remaining Contractual Life      Exercise Price
---------------           ------       --------------------------      --------------
$.69 to $.92             126,000                  1.8                       $ .70
1.09 to  1.88             99,000                  2.9                        1.33
3.00 - 4.83               32,550                  1.1                        3.23
5.50 to  9.75             75,500                  5.5                        6.79
                        --------                 ----                      -------
       Total             333,050                  2.9                       $2.51
       -----            ========                 ====                      =======

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 13.  PROFIT SHARING PLAN

The Company maintains a profit sharing plan which covers all full-time, non-union employees. Contributions to the plan are made at the discretion of the Board of Directors, but may not exceed 15% of participants' compensation. Amounts charged to operations were $200,000, for the years ended January 31, 1998, 1997 and 1996, respectively.

NOTE 14. DEFERRED COMPENSATION AND POSTRETIREMENT MEDICAL BENEFITS

DEFERRED COMPENSATION

On August 31, 1990, the Company entered into deferred compensation agreements (the "Deferred Compensation Agreements") with three key employees (the "Employees") who retired on various dates through December 31, 1994. The Agreements provide for annual payments of $100,000 to each Employee for life and $75,000 annually to their beneficiary or estate for three years after death, with payments to commence seven years after retirement. Each Employee simultaneously entered into seven year consulting and noncompetition agreements which commenced upon retirement and which pays the Employees annual payments of $75,000 in consideration of the noncompetition agreement and $25,000 in consideration of the consulting agreement. In the event of the death of any of the Employees after retirement but prior to the commencement of the Deferred Compensation Agreement, the Company's obligation to make future payments under these agreements will terminate.

The present value of the Deferred Compensation Agreements, calculated as of the Employees' retirement dates and based upon their respective life expectancies, approximates $840,000. For each Employee, the Company is recording as deferred expense an amount equal to an annuity deposit necessary to yield the present values of the Deferred Compensation Agreements as of the retirement dates. Additionally, monthly charges of interest expense are being recorded such that the deferred compensation payable will increase to the necessary level to meet expected future payments.

The total deferred compensation charged to operations was $-0- for each of the years ended January 31, 1998, 1997 and 1996, respectively. Related interest expense charged to operations for the years ended January 31, 1998, 1997 and 1996 approximated $141,000, $124,000 and $110,000, respectively.

Deferred compensation payable at January 31, 1998 and 1997 was $1,248,483 and $1,206,978, respectively.

POSTRETIREMENT MEDICAL BENEFITS

In addition, the Deferred Compensation Agreements require the Company to pay a portion of each Employee's health insurance premiums from the date of retirement to death. Effective February 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 106 "Employer's Accounting for Postretirement Benefits Other Than Pension" which requires the Company to recognize the cost of providing postretirement benefits over the Employees' service periods.

The net periodic postretirement benefit cost was $-0- for each of the years ended January 31, 1998, 1997 and 1996, respectively. Related interest expense charged to operations for the years ended January 31, 1998, 1997 and 1996 approximated $9,000, $9,000 and $10,000, respectively.

The recorded liabilities for these postretirement benefits, none of which have been funded amounted to $114,769 and $122,259 at January 31, 1998 and 1997, respectively. All participants were retired at January 31, 1998 and 1997, respectively.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 14. DEFERRED COMPENSATION AND POSTRETIREMENT MEDICAL BENEFITS (Continued)

POSTRETIREMENT MEDICAL BENEFITS (Continued)

The weighted average discount rate used in determining the liability was 7.5%. There is no annual increase in health costs since the participants will be responsible for any additional payments.

NOTE 15.  SUPPLEMENTARY CASH FLOW INFORMATION

CASH TRANSACTIONS

Cash paid and received:


                                                  For The Years Ended January 31,
                                      ----------------------------------------------------
                                         1998                  1997                1996
                                         ----                  ----                ----
Interest                              $  274,041             $165,121           $  327,049
                                      ==========             ========           ==========
Income taxes paid                     $  528,923             $650,000           $  934,000
                                      ==========             ========           ==========
Income tax refunds received           $   23,653             $435,000           $        -
                                      ==========             ========           ==========

NON-CASH TRANSACTIONS

Year ended January 31, 1998

The Company purchased substantially all of the assets and assumed certain liabilities of Merrick. Net assets acquired amounted to approximately $2,370,000. Of the purchase price of $2,370,000, $780,000 was paid at closing and acquisition debt of $1,590,000 was recorded.

Year Ended January 31, 1997

The Company incurred capital lease obligations of $94,629 in connection with the acquisition of certain equipment.

Intangible assets valued at $70,000 were recorded as a contribution to capital from minority members.

Year Ended January 31, 1996

During the year, the Company incurred $195,816 of capital lease obligations in connection with the acquisition of certain equipment.

In March 1995, a minority member of Southwest contributed equipment with a fair market value of $165,000 as capital.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998

NOTE 16.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASE COMMITMENTS

The Company has the following lease commitments:


Premises                   Expiration Date   Base Rental and Expenses
--------                   ---------------   ------------------------
Plant, Westbury, NY        April 30, 2003    Graduated from $91,000 and $205,000
                                             per annum plus real estate taxes

Plant, Albuquerque, NM     July 31, 2003     $37,500 per annum through July 1998,
                                             $49,000 per annum thereafter, plus real
                                             estate taxes

Future minimum lease payments are as follows:


Years Ending January 31,
------------------------

1999                                     $  219,500

2000                                        236,600

2001                                        242,800

2002                                        247,800

2003                                        252,800

Thereafter                                   71,700
                                         ----------
                                         $1,271,200
                                         ==========

Base rent and other occupancy costs charged to operations for the years ended January 31, 1998, 1997 and 1996 amounted to approximately $415,000, $418,000 and $389,000, respectively, including real estate taxes of $115,000, $194,000 and $185,000, respectively.

CAPITAL LEASES

The Company leases certain equipment under capital leases expiring through January 2002. Interest is imputed at rates ranging from 9% to 10%.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998


NOTE 16.  COMMITMENTS AND CONTINGENCIES (Continued)

Future minimum lease payments under capital leases as of January 31, 1998 for each of the next five years and in the aggregate are as follows:



Years Ending January 31,
------------------------
1999                                                            $        64,511

2000                                                                     63,199

2001                                                                     37,808

2002                                                                     24,295

2003                                                                      2,025
                                                                ---------------
Total minimum lease payments                                            191,838
Less amounts representing interest                                       28,442
                                                                ---------------
Present value of net minimum lease payment (Note 6)             $       163,396
                                                                ===============

LEGAL MATTERS

The Company is party to litigation arising in the ordinary course of business. Management does not believe the results of such litigation, even if the outcome is unfavorable to the Company, would have a material adverse effect on its consolidated financial position or results of operations.


NOTE 17.  SUBSEQUENT EVENT - MORTGAGE REFINANCING

On February 4, 1998, the Company closed on a mortgage loan (the "Mortgage Loan") which replaced the Company's existing mortgage. Proceeds from the Mortgage Loan were $2,040,000, of which $1,335,842 was used to pay off the then existing mortgage. The Mortgage Loan is secured by a first mortgage lien on the Company's property at 383 West John Street, Hicksville, New York, and is guaranteed by the Company's subsidiaries. The Mortgage Loan is payable in monthly installments of $11,334 per month commencing March 4, 1998. Interest is fixed at 7.56% per annum until February 4, 2008 at which time the rate becomes adjustable at the Company's option to one of the following rates:

       1)  Variable at the lenders prime rate
       2)  Fixed at the lenders fixed rate
       3)  Variable at LIBOR plus 1.75%

The Mortgage Loan agreement contains various covenants and restrictions relating to net worth, financial ratios and rentals of the mortgaged property.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                JANUARY 31, 1998


NOTE 18.  SUBSEQUENT EVENT - PURCHASE OF MINORITY MEMBER'S INTEREST

On March 11, 1998, the Company announced an agreement to purchase the minority interest in Southwest. Upon consummation of the agreement, Uniflex will pay $793,750 to acquire the minority interest effective February 1, 1998. The purchase price is payable as follows:



Cash at closing                                                                      $       100,000

Notes payable in 48 monthly installments of $8,333, plus interest at 7% per annum            400,000
commencing April 1, 1998

Issuance of 50,000 shares of common stock                                                    293,750
                                                                                     ---------------
                                                                                     $       793,750
                                                                                     ===============

As part of the agreement, the seller may not sell, assign or transfer the common stock until February 1, 2001.

The minority interest acquired consists of net assets with a book value of $290,888. The excess of purchase price over assets acquired of $502,862 will be assigned to goodwill and amortized over 40 years.


                         UNIFLEX, INC. AND SUBSIDIARIES
                VALUATION AND QUALIFYING ACCOUNTS AND ALLOWANCES
               FOR THE YEARS ENDED JANUARY 31, 1998, 1997 And 1996

Description

       Allowance for doubtful accounts


                            Balance at
                            Beginning           Charged
                            Of Year           To Expenses          Deductions(1)
                            -----------       -----------          -------------
January 31, 1998         $     160,061       $      44,081        $      82,776
                         =============       =============        =============
January 31, 1997         $     174,500       $      61,178        $      75,617
                         =============       =============        =============
January 31, 1996         $     184,327       $      75,284        $      85,111
                         =============       =============        =============


(1) Write-off of uncollectible accounts.

                         UNIFLEX, INC. AND SUBSIDIARIES
           CONSOLIDATED CONDENSED BALANCE SHEET AS AT OCTOBER 31, 1998
                                   (UNAUDITED)


ASSETS

Current Assets
    Cash and cash equivalents                                                                            $   2,116,587

   Accounts Receivable                                                                                       4,874,791

   Inventories                                                                                               4,155,012

   Prepaid income taxes                                                                                         12,400

   Prepaid expenses and other current assets                                                                   651,031

   Deferred tax asset                                                                                          289,400
                                                                                                            ----------
       Total Current Assets                                                                                 12,099,221

Property and Equipment                                                                                       7,327,277

Intangible Assets                                                                                            2,914,216

Other Assets                                                                                                   906,531
                                                                                                            ----------
       Total Assets                                                                                        $23,247,245
                                                                                                            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Current maturities of long-term debt                                                                       $964,000
   Accounts payable                                                                                          1,632,225
   Accrued liabilities                                                                                       1,458,100
                                                                                                            ----------
       Total Current Liabilities                                                                             4,054,325

Long-Term Debt                                                                                               2,643,836

Deferred Compensation and Postretirement Medical Benefits                                                    1,474,242

Deferred rent                                                                                                  137,500
                                                                                                            ----------
       Total Liabilities                                                                                     8,309,903
                                                                                                            ----------
Minority Interest                                                                                                   --
                                                                                                            ----------
Stockholders' Equity

   Common stock - par value $.10 per share 10,000,000 shares authorized, 4,178,560 shares
   issued and outstanding                                                                                      417,856
   Additional paid-in capital                                                                                1,351,454
   Retained earnings                                                                                        13,168,032
                                                                                                            ----------
       Total Stockholders' Equity                                                                           14,937,342
                                                                                                            ----------
       Total Liabilities and Stockholders' Equity                                                          $23,247,245
                                                                                                           ===========

The accompanying notes are an integral part of these consolidated condensed financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)


                                                                                  Nine Months Ended
                                                                                     October 31,
                                                                                     -----------
                                                                          1998                       1997
                                                                          ----                       ----
Net Sales                                                             $ 30,274,980                $29,269,865
Cost of Sales                                                           19,202,569                 18,510,724
                                                                      ------------                -----------
Gross Profit                                                            11,072,411                 10,759,141
                                                                      ------------                -----------
Shipping and selling expenses                                            5,466,335                  5,450,857

General and administrative expenses                                      2,823,885                  2,759,336
                                                                      ------------                -----------
                                                                         8,290,220                  8,210,193
                                                                      ------------                -----------
Income before other expenses                                             2,782,191                  2,548,948
                                                                      ------------                -----------
Interest expense - net                                                     331,424                    336,429

Other expenses                                                                   -                     73,612
                                                                      ------------                -----------
                                                                           331,424                    410,041
                                                                      ------------                -----------
Minority interest in income of consolidated subsidiary                           -                    (38,953)
                                                                      ------------                -----------
Income before provision for income taxes                                 2,450,767                  2,099,954
                                                                      ------------                -----------
Provision for income taxes:

   Current                                                                 811,000                    889,700

   Deferred                                                                 50,000                   (102,700)
                                                                      ------------                -----------
                                                                           861,000                    787,000
Net income                                                            $  1,589,767                $ 1,312,954
                                                                      ============                ===========
Basic net income per share                                            $        .38                $       .31
                                                                      ============                ===========
Diluted net income per share                                          $        .38                $       .30
                                                                      ============                ===========
Average shares outstanding                                               4,156,668                  4,193,347
Dilutive effect of stock options                                            87,434                    184,902
                                                                      ------------                -----------
Average shares outstanding assuming                                      4,244,102                  4,378,249
   dilutive effect of stock options                                   ============                ===========

The accompanying notes are an integral part of these consolidated condensed financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)



                                                                      Three Months Ended
                                                                           October 31,
                                                                           -----------
                                                                 1998                       1997
                                                                 ----                       ----
Net Sales                                                    $ 10,763,553               $ 10,526,968

Cost of Sales                                                   6,773,807                  6,519,956
                                                             ------------               ------------
Gross Profit                                                    3,989,746                  4,007,012
                                                             ------------               ------------
Shipping and selling expenses                                   1,866,760                  1,893,916

General and administrative expenses                             1,022,871                    895,463
                                                             ------------               ------------
                                                                2,889,631                  2,789,379
                                                             ------------               ------------
Income before other expenses                                    1,100,115                  1,217,633
                                                             ------------               ------------
Interest expense - net                                             95,709                    129,385

Other expenses                                                  --                             5,000
                                                             ------------               ------------
                                                                   95,709                    134,385
                                                             ------------               ------------
Minority interest in income of consolidated subsidiary          --                           (38,953)
                                                             ------------               ------------

Income before provision for income taxes                        1,004,406                  1,044,295
                                                             ------------               ------------
Provision for income taxes:
   Current                                                        291,500                    384,100
   Deferred                                                        39,600                      8,500
                                                             ------------               ------------
                                                                  331,100                    392,600
                                                             ------------               ------------
Net income                                                    $   673,306                $   651,695
                                                             ============               ============
Basic net income per share                                    $       .16                $       .16
                                                             ============               ============
Diluted net income per share                                  $       .16                $       .16
                                                             ============               ============
Average shares outstanding                                      4,178,263                  4,052,285

Dilutive effect of stock options                                   75,409                    143,089
                                                             ------------               ------------
Average shares outstanding assuming                             4,253,672                  4,195,374
   dilutive effect of stock options                          ============               ============


The accompanying notes are an integral part of these consolidated condensed financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
      CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               FOR THE NINE MONTHS ENDED OCTOBER 31, 1998 AND 1997
                                   (UNAUDITED)


                                                  Common Stock            Additional                      Note
                                                  ------------             Paid-In      Retained       Receivable
                                               Shares      Amount          Capital      Earnings     Stock Purchase          Total
                                               ------      ------          -------      --------     ---------------         -----
Balance at February 1, 1997                   4,289,668    $428,966       $2,448,379   $10,096,340   $    (27,428)      $12,946,257

Exercise of stock options                       191,755      19,176           67,953     -                     -             87,129

Tax benefit from exercise of stock options    -           -                  400,000     -                     -            400,000

Shares repurchased and retired                 (415,263)    (41,526)      (2,069,157)    -                     -         (2,110,683)

Amortization of note receivable               -           -                -             -                 21,375            21,375

Net income                                    -           -                -             1,312,954             -          1,312,954
                                               --------    --------       ----------   -----------    ---------------   -----------

Balance at October 31, 1997                   4,066,160    $406,616         $847,175   $11,409,294    $    (6,053)      $12,657,032
                                              =========    ========       ==========   ===========   ===============    ===========

Balance at February 1, 1998                   4,066,160    $406,616         $847,175   $11,578,265    $        -        $12,832,056

Exercise of stock options                        62,400       6,240          131,279     -                     -            137,519

Tax benefit from exercise of stock options    -           -                   78,000     -                     -             78,000

Shares issued - acquisition                      50,000       5,000          295,000     -                     -            300,000

Net income                                    -           -                -             1,589,767             -          1,589,767
                                              ---------    --------       ----------   -----------   ---------------   ------------

Balance at October 31, 1998                   4,178,560    $417,856       $1,351,454   $13,168,032    $        -        $14,937,342
                                              =========    ========       ==========   ===========   ===============    ===========




The accompanying notes are an integral part of these consolidated condensed financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                           INCREASE (DECREASE) IN CASH



                                                                    Nine Months Ended
                                                                       October 31,
                                                                       -----------
                                                              1998                   1997
                                                              ----                   ----
Net cash provided by operating activities:                $  3,269,146            $  803,251
                                                          ------------           -----------
Cash flows from investing activities:

   Purchase of property and equipment                         (915,369)             (757,473)

   Purchase of intangible assets                              (104,202)              (36,319)

     Acquisition of net assets of Merrick

        Packaging Specialists, Inc. - (net  of
        cash acquired)                                          --                  (664,949)
                                                          ------------           -----------
             Net cash used in investing activities          (1,019,571)           (1,458,741)
                                                          ------------           -----------
Cash flows from financing activities:

   Proceeds from long-term debt                              2,040,000             1,912,000

   Payment of long-term debt                                (3,910,757)             (961,262)

   Payment for retirement of common stock                                         (2,110,683)

   Proceeds from issuance of common stock                      137,519                87,129

   Distribution to minority interest                           (76,499)            --
                                                          ------------           -----------
     Net cash used in financing activities                  (1,809,737)           (1,072,816)
                                                          ------------           -----------
Net increase (decrease) in cash                                439,838            (1,728,306)

Cash and cash equivalents - beginning of period              1,676,749             2,114,923
                                                          ------------           -----------

Cash and cash equivalents - end of period                   $2,116,587             $ 386,617
                                                            ==========             =========

The accompanying notes are an integral part of these consolidated condensed financial statements.

                         UNIFLEX, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION:

In the opinion of the management of the Company, the accompanying unaudited consolidated condensed financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position of the Company as of October 31, 1998 and the results of operations and cash flows for the nine months and three months ended October 31, 1998 and 1997, and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the audited financial statements and notes thereto included in the Company's annual report on Form 10-K for the year ended January 31, 1998.

The results of operations for the nine months and three months ended October 31, 1998 are not necessarily indicative of the operating results for the full year.

NOTE 2.  INVENTORIES:

A summary of inventory follows:


                                        October 31,                      January 31,
                                           1998                             1998
                                        -----------                      -----------
                                        (Unaudited)
     Raw materials and supplies         $2,341,528                       $2,928,334

     Work in process                       152,878                          133,008

     Finished products                   1,660,606                        1,493,956
                                        ----------                       ----------
                                        $4,155,012                       $4,555,298
                                        ==========                       ==========

NOTE 3.  PURCHASE OF MINORITY MEMBER'S INTEREST:

On March 11, 1998, Uniflex, Inc. ("Uniflex") announced an agreement to purchase the minority interest in Uniflex Southwest, L.L.C. Under the agreement, consummated June 9, 1998, Uniflex will pay $800,000 to acquire the minority interest effective February 1, 1998. The purchase price is payable as follows:


     Cash at closing (paid June 10, 1998)                        $100,000

     Notes payable in 48 monthly installments of
     $8,333, plus interest at 7% per annum commencing
      April 1, 1998                                               400,000
     Issuance of 50,000 shares of common stock                    300,000
                                                                  -------
                                                                 $800,000
                                                                 ========

As part of the agreement, the seller may not sell, assign or transfer the common stock until February 1, 2001.

The minority interest acquired consists of net assets with a book value of $214,389. The excess of purchase price over assets acquired of $585,611 has been assigned to goodwill and is being amortized over 40 years.

                         UNIFLEX, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 3.  PURCHASE OF MINORITY MEMBER'S INTEREST (CONTINUED):

Interest expense charged to operations was $22,400 for the nine months ended October 31, 1998.


NOTE 4.  MORTGAGE REFINANCING:

On February 4, 1998, the Company closed on a mortgage loan (the "Mortgage Loan") which replaced the Company's existing mortgage. Proceeds from the Mortgage Loan were $2,040,000, of which $1,335,842 was used to pay off the then existing mortgage. The Mortgage Loan is secured by a first mortgage lien on the Company's property at 383 West John Street, Hicksville, New York, and is guaranteed by the Company's subsidiaries. The Mortgage Loan is payable in monthly installments of $11,334 per month commencing March 4, 1998. Interest is fixed at 7.56% per annum until February 4, 2008 at which time the rate becomes adjustable at the Company's option to one of the following rates:


                 1)  Variable at the lenders prime rate
                 2)  Fixed at the lenders fixed rate
                 3)  Variable at LIBOR plus 1.75%


The Mortgage Loan agreement contains various covenants and restrictions relating to net worth, financial ratios and rentals of the mortgaged property.

Interest expense charged to operations was $115,000 and $91,000 for the nine months ended October 31, 1998 and 1997, respectively.


NOTE 5.  EARNINGS PER SHARE:

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings Per Share. SFAS No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings Per Share and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods.


NOTE 6.  SUBSEQUENT EVENT:

On November 17, 1998, the Company announced that it had entered into a non-binding Letter of Intent with respect to the proposed acquisition of all of the outstanding shares of common stock and all the outstanding stock options of Uniflex by an acquisition entity to be formed by CMCO, Inc. ("CARL MARKS") and its affiliates ("NEWCO"). There can be no assurance that a definitive agreement will be entered into or that any such transaction will be consummated.

The transaction is subject to a number of conditions, including due diligence, the execution of a definitive agreement, the availability of financing arrangements and various regulatory and corporate approvals, including the approval of the shareholders of Uniflex. It is expected that the definitive agreement will be signed on or before February 15, 1999 and the transaction is anticipated to be consummated in the second quarter of 1999.

                         UNIFLEX, INC. AND SUBSIDIARIES
              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 6.  SUBSEQUENT EVENT (CONTINUED):

The transaction would take the form of a statutory merger of Uniflex with NEWCO pursuant to which the holders of Uniflex's issued and outstanding common stock and stock options (exclusive of the shares of common stock exchanged or contributed as described below) would be entitled to receive an aggregate amount of approximately $33 million in cash or $7.57 per share of common stock and $4.90 per stock option based upon a weighted average exercise price of $2.67 per share. Prior to consummation of the merger, (i) Carl Marks and its affiliates who presently own shares of common stock of Uniflex, shall be obligated to exchange or contribute all of their shares of common stock of Uniflex for equity capital of NEWCO, and (ii) certain officers, directors and affiliates of Uniflex shall exchange or contribute no less than 322,000 shares of common stock of Uniflex owned by them for equity capital of NEWCO.

                                                                         ANNEX A

===============================================================================




                AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION




                                 by and between




                                 UNIFLEX, INC.,
                             a Delaware corporation,




                                       and




                           UNIFLEX ACQUISITION CORP.,
                             a Delaware corporation



                              Dated: March 5, 1999


===============================================================================

                                TABLE OF CONTENTS

                                                                                                        Page
ARTICLE I      DEFINITIONS.................................................................................2
                    Section 1.1.     Defined Terms.........................................................2
                    Section 1.2.     Other Defined Terms...................................................8

ARTICLE II     THE MERGER.................................................................................10
                    Section 2.1.     The Merger...........................................................10
                    Section 2.2.     Effective Time.......................................................10
                    Section 2.3.     Closing..............................................................10
                    Section 2.4.     Certificate of Incorporation and ByLaws..............................10
                    Section 2.5.     Directors............................................................11

ARTICLE III    EFFECT OF MERGER ON SECURITIES OF
               ACQUIRER AND THE COMPANY...................................................................11
                    Section 3.1.     Conversion of Acquirer Common Stock..................................11
                    Section 3.2.     Conversion of Company Common Stock
                                     for Merger Consideration.............................................11
                    Section 3.3.     Options..............................................................12
                    Section 3.4.     Exchange of Certificates.............................................12
                    Section 3.5.     Dissenting Shares....................................................14

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................14
                    Section 4.1.     Organization and Capitalization......................................15
                    Section 4.2.     Authorization........................................................16
                    Section 4.3.     Subsidiaries.........................................................16
                    Section 4.4.     Absence of Certain Changes or Events.................................17
                    Section 4.5.     Title to Assets; Absence of Liens and
                                     Encumbrances, etc....................................................17
                    Section 4.6.     Contracts and Commitments............................................19
                    Section 4.7.     Permits..............................................................21
                    Section 4.8.     No Conflict or Violation.............................................21
                    Section 4.9.     Consents and Approvals...............................................21
                    Section 4.10.    SEC Documents; Financial Statements, etc.............................22
                    Section 4.11.    Undisclosed Liabilities..............................................22
                    Section 4.12.    Litigation...........................................................23
                    Section 4.13.    Labor Matters........................................................23
                    Section 4.14.    Compliance with Law..................................................24
                    Section 4.15.    No Brokers...........................................................24
                    Section 4.16.    Proprietary Rights...................................................24
                    Section 4.17.    Employee Plans.......................................................25
                    Section 4.18.    Tax Matters..........................................................28
                    Section 4.19.    Insurance............................................................30


                                -i-



                                                                                                        Page

                    Section 4.20.    Customers and Suppliers..............................................30
                    Section 4.21.    Compliance with Environmental Laws...................................30
                    Section 4.22.    No Other Agreements to Sell the Assets or
                                     Shares of the Company or its Subsidiaries............................32
                    Section 4.23.    Prohibited Payments..................................................32
                    Section 4.24.    Y2K Compliant........................................................32
                    Section 4.25.    Board Recommendation.................................................33
                    Section 4.26.    Required Company Vote................................................33
                    Section 4.27.    Opinion of Dunn Johnston.............................................33

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF ACQUIRER.................................................33
                    Section 5.1.     Organization.........................................................33
                    Section 5.2.     Authorization........................................................34
                    Section 5.3.     Consents and Approvals...............................................34
                    Section 5.4.     No Conflict or Violation.............................................34
                    Section 5.5.     Proxy Statement; Schedule 13E3.......................................34
                    Section 5.6.     Financing............................................................35
                    Section 5.7.     No Brokers...........................................................35
                    Section 5.8.     Share Ownership......................................................35
                    Section 5.9.     Acquirer's Operations................................................35
                    Section 5.10.    Status of Representations............................................35

ARTICLE VI     COVENANTS OF THE COMPANY AND ACQUIRER......................................................36
                    Section 6.1.     Maintenance of Business Prior to Closing.............................36
                    Section 6.2.     Investigation by Acquirer............................................38
                    Section 6.3.     Consents and Efforts.................................................39
                    Section 6.4.     Other Offers.........................................................40
                    Section 6.5.     Meeting of Stockholders..............................................43
                    Section 6.6.     Proxy Statement......................................................43
                    Section 6.7.     Schedule 13E3........................................................44
                    Section 6.8.     Director and Officer Liability.......................................44
                    Section 6.9.     Notices of Certain Events............................................45
                    Section 6.10.    Further Assurances...................................................45
                    Section 6.11.    Resignation of Directors.............................................45
                    Section 6.12.    Financial Statements, Etc............................................45
                    Section 6.13.    Financing............................................................46

ARTICLE VII    CONDITIONS TO THE MERGER...................................................................46
                    Section 7.1.     Conditions to the Obligations of Each Party..........................46
                    Section 7.2.     Conditions to the Obligations of the Company.........................46
                    Section 7.3.     Conditions to the Obligations of Acquirer............................47



                               -ii-



                                                                                                        Page

ARTICLE VIII   MISCELLANEOUS..............................................................................49
                    Section 8.1.     Termination..........................................................49
                    Section 8.2.     Assignment...........................................................51
                    Section 8.3.     Notices..............................................................51
                    Section 8.4.     Entire Agreement; Waivers............................................53
                    Section 8.5.     Multiple Counterparts................................................53
                    Section 8.6.     Invalidity...........................................................53
                    Section 8.7.     Titles...............................................................53
                    Section 8.8.     Fees and Expenses....................................................53
                    Section 8.9.     Cumulative Remedies..................................................53
                    Section 8.10.    Governing Law........................................................53
                    Section 8.11.    Amendment............................................................54
                    Section 8.12.    Public Announcements.................................................54
                    Section 8.13.    Enforcement of Agreement.............................................54
                    Section 8.14.    Nonsurvival of Representations and Warranties........................54
                    Section 8.15.    Interpretive Provisions..............................................54

                                    EXHIBITS


                      Letter      Description
                      ------      -----------

                         A        List of Stockholders owning Retained
                                  Shares

                         B        Certificate of Incorporation of Surviving
                                  Corporation

                         C        By-Laws of Surviving Corporation

                         C 1      Directors of Surviving Corporation

                         D        Opinion of Dunn Johnston & Company, Inc.

                                    SCHEDULES


                         Number         Description
                         ------         -----------

                         4.1(b)         Capitalization
                         4.3            Ownership of Subsidiaries and
                                           Capitalization of Subsidiaries
                         4.5(b)         Real Property Matters
                         4.5(c)         Personal Property Matters
                         4.6            Contracts and Commitments
                         4.7            Permits
                         4.9            Consents and Approvals
                         4.12           Litigation
                         4.13           Labor Matters
                         4.16           Proprietary Rights
                         4.17           Employee Plans
                         4.18           Tax Matters
                         4.19           Insurance Matters
                         4.20           Customers and Suppliers
                         4.21           Environmental Matters
                         5.7            Broker Matters -- Acquirer

                AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION


         This Agreement and Plan of Merger and Recapitalization (this "Agreement"), dated March 5, 1999, is by and between UNIFLEX, INC., a Delaware corporation (the "Company"), and UNIFLEX ACQUISITION CORP., a Delaware corporation ("Acquirer").


                                    RECITALS

                  A. This Agreement provides for the merger (the "Merger") of Acquirer with and into the Company, with the Company as the surviving corporation in such merger, all in accordance with the provisions of this Agreement.

                  B. The respective Boards of Directors of Acquirer, Acquirer's sole stockholder and the Company have approved this Agreement, and deemed it advisable and in the best interests of their respective companies and stockholders to consummate the Merger. The Company intends promptly to submit to its Stockholders the approval of the Merger and the approval and adoption of this Agreement.

                  C. Acquirer is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Acquirer and certain beneficial and record stockholders of the Company enter into an agreement (the "Voting Agreement") providing for certain actions relating to the shares of Company Common Stock owned by them; and the Board of Directors of the Company has approved the entering into by such stockholders of the Voting Agreement.

                  D. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                  E. It is intended that the Merger be recorded as a recapitalization for financial reporting purposes.


                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  Section 1.1. Defined Terms. As used herein, the terms below shall have the following meanings:

                  "Affiliate" shall mean, with respect to any person or entity (the "referent person"), any person or entity which controls the referent person, any person or entity which the referent person controls, or any person or entity which is under common control with the referent person. For purposes of the preceding sentence, the term "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, by contract or otherwise.

                  "Assets" shall mean all of the Company's and its Subsidiaries' right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by the Company or its Subsidiaries or in which the Company or any of its Subsidiaries has any interest whatsoever.

                  "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company, its Subsidiaries or any ERISA Affiliate or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "Carl Marks Group" means CMNY Capital, L.P., CMCO, Inc., Robert Davidoff and Sterling/Carl Marks Capital, Inc.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended and any successor statute.

                  "Company Common Stock" shall mean the Common Stock having a par value of $.10 per share of the Company.

                  "Contract" shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, and other executory commitment to which the Company or its Subsidiaries is a party or which relates to the Company's or its Subsidiaries' businesses or any of the Assets, whether oral or written, express or implied, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

                  "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  "Dissenting Stockholders" shall mean those Stockholders who hold Dissenting Shares.

                  "Dissenting Shares" shall mean any shares held by Stockholders who are entitled to an appraisal of their shares under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect to their Company Common Stock in accordance with the DGCL.

                  "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent or conditional sale agreement or other title retention agreement or lease in the nature thereof.

                  "Environmental Claims" shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include
(i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company or its Subsidiaries and any other person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws,
(v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

                  "Environmental Conditions" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air.

                  "Environmental Laws" shall mean all applicable foreign, federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

                  "Environmental Reports" shall mean any and all written analysis, summaries or explanations, in the possession or control of the Company or its Subsidiaries, of (a) any Environmental Conditions in, on or about the properties of the Company or its Subsidiaries or (b) the Company's or its Subsidiaries' compliance with Environmental Laws.

                  "Equity Securities" shall mean (i) shares of capital stock or other equity securities, (ii) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, any capital stock or other equity securities and (iii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company or its Subsidiaries as set forth in Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned or leased by the Company or its Subsidiaries.

                  "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, appliances and vehicles owned by the Company or its Subsidiaries, wherever located, including all warranty rights with respect thereto.

                  "GAAP" shall mean, with respect to any person, generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

                  "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

                  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Leases" shall mean all of the leases or subleases for personal or real property to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound.

                  "Material Adverse Effect" or "Material Adverse Change" or a similar phrase shall mean, with respect to any person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of such person and its Subsidiaries, taken as a whole, (ii) the relations with customers, suppliers, distributor or employees of such person and its Subsidiaries, taken as a whole, or (iii) the right or ability of such person or it Subsidiaries to consummate any of the transactions contemplated hereby, other than material adverse changes relating to securities markets in general.

                  "Multiemployer Plan" shall mean any "multiemployer plan," other than any Union Plan, as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company, its Subsidiaries of any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and
(b) covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "Options" shall mean the options to purchase in the aggregate 158,700 shares of Company Common Stock issued to certain executive employees and non-employee directors of the Company pursuant to the Stock Option Plans and outside of any Stock Option Plan.

                  "PBGC" shall mean the Pension Benefit Guaranty Corporation.

                  "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Union
Plan) (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "Permits" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or currently anticipated conduct of, or relating to the operation of the business of, the Company or its Subsidiaries.

                  "Permitted Encumbrances" shall mean (a) liens for Taxes or governmental charges or claims (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (b) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law incurred in the ordinary course of business for sums (i) not yet due and payable or (ii) being contested in good faith, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice, and (e) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company or its Subsidiaries and do not materially detract from the value of the property to which such encumbrance relates.

                  "Personnel" shall mean all directors, officers and employees of the Company or its Subsidiaries.

                  "Retained Shares" shall mean the shares of Company Common Stock owned of record and beneficially by the Stockholders listed on Exhibit A hereto.

                  "Returns" shall mean any and all returns, reports, declarations, information returns and information statements with respect to Taxes required to be filed by or on behalf of the Company or its Subsidiaries with any governmental authority or Tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary returns and all amendments thereto or thereof.

                  "SEC" shall mean the Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Stock Option Plans" shall mean the Company's 1993 Stock Option Plan and the 1996 Outside Directors' Stock Option Plan.

                  "Stockholders" shall mean the record holders of Company Common Stock.

                  "Subsidiary" shall mean, with respect to any of the parties of this Agreement, any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly, by such party.

                  "Tax(es)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including, without limitation, any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state or local government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature.

                  "Treasury Securities" shall mean Company Common Stock held in treasury by the Company.

                  "Union Plan" shall mean any benefit plan maintained or administered by a union to which the Company is a party.

                  "Welfare Plan" shall mean any "employee welfare benefit plan" other than any Union Plan as defined in Section 3(1) of ERISA, (a) which the Company, its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or any ERISA Affiliate may incur any liability and (b) which covers any employee or former employee of the Company, its Subsidiaries or any ERISA Affiliate (with respect to their relationship with any such entity).

                  Section 1.2. Other Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the meanings defined for such terms in the Recitals or Sections set forth below:

         Term                                                               Section
         ----                                                               -------
"Acquisition Proposal"...................................................   6.4(a)
"Actions"................................................................   4.12
"Barry"  ................................................................   7.3(c)
"Closing" ...............................................................   2.3
"Closing Date" ..........................................................   2.3
"Company Reports" .......................................................   4.10
"Confidentiality Letter" ................................................   6.2
"Disclosure Schedule" ...................................................   Article IV Preamble
"Effective Time" ........................................................   2.2
"Exchange Fund" .........................................................   3.4(d)
"Fairness Opinion" ......................................................   4.27
"Financial Statements....................................................   4.10
"Financing" .............................................................   5.6
"Financing Commitment Letters" ..........................................   5.6
"Laws"   ................................................................   4.14
"Leased Property" .......................................................   4.5(b)(ii)
"Merger" ................................................................   Recitals
"Merger Consideration" ..................................................   3.2(a)
"Paying Agent" ..........................................................   3.4(a)
"Payment Event"..........................................................   6.4(b)
"Permitted Party" .......................................................   6.4(b)
"Proprietary Rights".....................................................   4.16
"Proxy Statement" .......................................................   6.6(a)
"Regulatory Filings".....................................................   4.9
"Schedule 13E-3" ........................................................   6.7
"Semel"..................................................................   7.3(c)
"Special Meeting" .......................................................   4.27
"Stockholders Agreement".................................................   7.3(h)
"Surviving Corporation" .................................................   2.1
"Systems"................................................................   4.24
"Third Party" ...........................................................   6.4
"Voting Agreement".......................................................   Recitals
"Y2K Compliant"..........................................................   4.24

                                   ARTICLE II

                                   THE MERGER

                  Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the DGCL, at the Effective Time, Acquirer shall be merged with and into the Company. Upon the effectiveness of the Merger, the separate corporate existence of Acquirer shall cease and the Company, under the name Uniflex, Inc., shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall have the effects specified under the DGCL.

                  Section 2.2.      Effective Time.

                  On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger with respect to the Merger to be executed and filed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time of filing of the certificate of merger or at such later time as is specified therein (the "Effective Time").

                  Section 2.3.      Closing.

                  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York at 10:00 a.m., local time, on the first business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance herewith or (b) at such other time, date or place as Acquirer and the Company may agree. The date on which the Closing occurs is herein referred to as the "Closing Date."

                  Section 2.4.      Certificate of Incorporation and By-Laws.

                           (a) At the Effective Time, and without any further
action on the part of the Company or Acquirer, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and, as so amended, until thereafter further amended as provided therein and under the DGCL, it shall be the certificate of incorporation of the Surviving Corporation following the Merger.

                           (b) At the Effective Time, and without any further
action on the part of the Company or Acquirer, the by-laws of Acquirer as in effect immediately prior to the Effective Time as set forth as Exhibit C hereto, shall be the by-laws of the Surviving Corporation following the Merger until thereafter changed or amended as provided therein or by applicable law.

                  Section 2.5.      Directors.

                  The directors of the Surviving Corporation shall be those individuals set forth on Exhibit C-1 hereto who shall hold such positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                   ARTICLE III

           EFFECT OF MERGER ON SECURITIES OF ACQUIRER AND THE COMPANY

                  Section 3.1.      Conversion of Acquirer Common Stock.

                  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, the shares of common stock, par value $0.01 per share, of Acquirer issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent 693,527 validly issued, fully paid and non-assessable share(s) of common stock, par value $.10 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock"), such shares of Surviving Corporation Common Stock to be comprised of 246,729 shares of Class A Voting Common Stock and 446,798 shares of Class B Non-Voting Common Stock.

                  Section 3.2. Conversion of Company Common Stock for Merger Consideration.

                           (a) At the Effective Time, by virtue of the Merger
and without any action on the part of the holder thereof, each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Retained Shares, Treasury Securities and Dissenting Shares, if any) shall automatically be converted into the right to receive, and each certificate which immediately prior to the Effective Time represented a share of Company Common Stock shall evidence solely the right to receive, $7.57 in cash (the "Merger Consideration") upon surrender of the certificate formerly representing Company Common Stock as provided in Section 3.4.

                           (b) At the Effective Time, by virtue of the Merger
and without any action on the part of the holder thereof, each Retained Share shall remain issued and outstanding and constitute one issued and outstanding share of common stock of the Surviving Corporation.

                           (c) All Treasury Securities shall, by virtue of the
Merger and without any action on the part of the holder thereof, automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

                  Section 3.3.      Options.

                           (a) Except as otherwise agreed to in writing between
the Company and the holder of any Option, and as consented to by Acquirer, as of the Effective Time, each outstanding Option granted under the Stock Option Plans or otherwise whether or not then exercisable, shall be canceled by the Company, and as of the Effective Time, the former holder thereof shall be entitled to receive from the Company in consideration for such cancellation an amount in cash equal to the product of
(i) the number of shares of Company Common Stock previously subject to such Option (whether or not vested or exercisable) and (ii) the excess, if any, of the Merger Consideration per share over the exercise price per share, if any, previously subject to such Option, reduced by the amount of withholding or other taxes required by law to be withheld.

                           (b) Except as provided herein or as otherwise agreed
by the parties, the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall terminate as of the Effective Time, and the Company shall exercise its best efforts to ensure that following the Effective Time, no current or former employee or director shall have any Option to purchase shares of the Company Common Stock or any other equity interest in the Company under any Stock Option Plan or otherwise.

                           (c) Prior to the Effective Time, the Board of
Directors (or, if appropriate, any committee administering the Stock Option Plans) shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining consents of the holders thereof, to carry out the terms of this Section 3.3.

                  Section 3.4.      Exchange of Certificates.

                           (a) Substantially simultaneous with the Effective
Time, the Company shall deposit with a paying agent to be selected by the Company and Acquirer (the "Paying Agent"), as necessary, for the benefit of the holders of shares of Company Common Stock, for payment in accordance with this
Article III, the funds necessary to pay the Merger Consideration for each share.

                           (b) As soon as practicable after the Effective Time,
and using its reasonable best efforts to do so within three business days thereafter, the Paying Agent shall mail to each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (other than Treasury Shares, Dissenting Shares and Retained Shares), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificates shall pass, only upon delivery of such certificates to the Paying Agent and shall be in such form and have such other provisions as Acquirer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of each certificate in exchange for payment of the Merger Consideration. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (other than Retained Shares), upon surrender to the Paying Agent of such certificate or certificates, together with a properly completed letter of transmittal, and acceptance thereof by the Paying Agent, shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares of Company Common Stock formerly represented by such certificate. No interest will be paid on or accrue on the Merger Consideration. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates formerly representing shares of Company Common Stock which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. Until surrendered as contemplated by this Section 3.4(b), each certificate formerly representing shares of Company Common Stock (other than the Retained Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration for each share of Company Common Stock.

                           (c) All cash paid upon the surrender for exchange of
certificates formerly representing shares of Company Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares exchanged for cash theretofore represented by such certificates.

                           (d) Any cash deposited with the Paying Agent pursuant
to this Section 3.4 (the "Exchange Fund") which remains undistributed to the holders of the certificates formerly representing shares of Company Common Stock one year after the Effective Time shall be delivered to the Surviving Corporation at such time and any former holders of shares of Company Common Stock (other than Retained Shares) prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

                           (e) None of Acquirer, the Company or the Paying Agent
shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any federal, state, local, or municipal, foreign or other government or subdivision, branch, department or agency thereof and any governmental or quasi-governmental authority of any nature, including any court or other tribunal), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                           (f) In the event any certificate formerly
representing Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Surviving Corporation, the posting by such person of a bond in such reasonable amount as Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed certificate the shares representing the Retained Shares, or the Merger Consideration, as the case may be.

                  Section 3.5. Dissenting Shares. Notwithstanding Section 3.2 hereof, Dissenting Shares shall not be converted into a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such shares or lost his right to appraisal and payment for his shares under Section 262 of the DGCL, or
(iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall be treated as if it had been converted as of the Effective Time, into a right to receive the Merger Consideration, without interest thereon, from the Surviving Corporation as provided in Section 3.2 hereof. The Company shall give Acquirer prompt notice of any demands received by the Company for appraisal of shares, and Acquirer shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquirer, make any payment with respect to, or settle or offer to settle, any such demands.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  As an inducement to Acquirer to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Acquirer, except as otherwise set forth in a written disclosure schedule (the "Disclosure Schedule") delivered by the Company to Acquirer prior to the date hereof, a copy of which is attached hereto. Unless otherwise specified, (1) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule and (2) no disclosure made in any particular numbered schedule of the Disclosure Schedule shall be deemed made in any other numbered schedule of the Disclosure Schedule unless expressly made therein (by cross-reference or otherwise) or unless, and only to the extent that, (x) it is apparent on the face of such disclosure that such disclosure contains information which also modifies another representation and warranty therein, or
(y) such disclosure in one numbered schedule reasonably relates to the disclosure in another numbered schedule or schedules.

                  Section 4.1.      Organization and Capitalization.

                  (a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Acquirer true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). The Company is not in violation of any provision of its certificate of incorporation or by-laws.

                  (b) Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock. As of March 5, 1999, there were 4,300,352 shares of Company Common Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued, except shares of Company Common Stock issued upon the exercise of Options outstanding under any Stock Option Plan or otherwise. As of March 5, 1999, Options to acquire 158,700 shares of Company Common Stock pursuant to the Stock Option Plans or otherwise were outstanding. Schedule 4.1(b) includes a complete and correct list of outstanding Options under such Stock Option Plans or otherwise (including the number of Options and exercise price of each such Option) held by each employee, director or other person. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Schedule 4.1(b) sets forth the total amount of indebtedness for borrowed money and the total amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of March 1, 1999. Except as provided in
Schedule 4.1(b), all such indebtedness is prepayable without more than two business days notice and without the payment of any penalty. Except as set forth in this Section 4.1(b), (i) there are no outstanding Equity Securities of the Company and (ii) the Company is not a party to commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company or
(B) the repurchase, redemption or other acquisition of any Equity Securities of the Company.

                  (c) Voting Trusts, Proxies, Etc. Except for the Stockholders Agreement, the Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of the Company.

                  Section 4.2. Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the majority of all the votes entitled to be cast on the Merger by the holders of the Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

                  Section 4.3.      Subsidiaries.

                  (a) Ownership; Capitalization. The Company owns, directly or indirectly, each of the outstanding capital stock (or other ownership interests) of each of the Company's Subsidiaries as set forth on Schedule 4.3(a), and the Company has no investments (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in any other person, corporation, partnership, joint venture, business, or trust or entity. Except as set forth on Schedule 4.3(a), the Company is the beneficial owner of all of the outstanding shares of capital stock of each Subsidiary, free and clear of any and all Encumbrances. The authorized, issued and outstanding capital stock, and the record ownership of all such shares of capital stock, of each Subsidiary is as set forth on part (a) of Schedule 4.3. All of the shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities laws and were not issued in violation of any preemptive or other similar rights. Except as set forth in this Section 4.3(a),
(i) there are no outstanding Equity Securities of the Company's Subsidiaries and
(ii) the Company is not a party to commitments or obligations of any kind or character for (A) the issuance of Equity Securities of its Subsidiaries or (B) the repurchase, redemption or other acquisition of any Equity Securities of its Subsidiaries. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the Equity Securities of its Subsidiaries.

                  (b) Organization. Each of the Company's Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to conduct its business as it is presently being conducted and to own and lease its Assets. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except whether the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Acquirer true, correct and complete copies of each of its Subsidiaries' certificate of incorporation and by-laws (in each case, as amended to date). None of the Company's Subsidiaries is in violation of any provision of its certificate of incorporation or by-laws.

                  Section 4.4. Absence of Certain Changes or Events. Since October 31, 1998 and except as set forth in the SEC Reports filed to the date hereof, (x) the Company and its Subsidiaries have been operated in the ordinary course of business, consistent with past practice, (y) there has been no Material Adverse Change in or with respect to the Company or its Subsidiaries and (z) to the best knowledge of the Company, no events or developments have occurred that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change with respect to the Company. Without limiting the generality of the foregoing, since October 31, 1998, neither the Company nor its Subsidiaries has (i) taken any action of the type contemplated by Section 6.1(c) and (f) - (o) hereof (other than Option grants pursuant to the Option Plans) or (ii) failed to take any action of the type contemplated by
Section 6.1(a) and (b) hereof.

                  Section 4.5. Title to Assets; Absence of Liens and
                               Encumbrances, etc.

                  (a) General. Each of the Company and its Subsidiaries owns or leases all Assets necessary for the conduct of its business as presently conducted, and the Assets in the aggregate are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

                  (b)      Real Property.

                        (i) Owned Real Property. Schedule 4.5(b) hereto sets forth all Facilities owned by the Company and its Subsidiaries. With respect to each parcel of owned real property (A) the Company or its Subsidiaries has good and marketable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Permitted Encumbrances, (B) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel of real property, (C) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of real property or any portion thereof or interest therein, (D) there are no parties (other than the Company and its Subsidiaries) who are in possession of or who are using any such parcel of real property and (E) there is no (1) pending or, to the best knowledge of the Company, threatened condemnation proceeding relating to such parcel of real property, (2) pending or, to the best knowledge of the Company, threatened Action relating to such parcel of real property, or (3) other matter affecting the current or currently proposed use, occupancy or value of, such parcel of real property in any material respect.

                       (ii) Leased Real Property. Schedule 4.5(b) sets forth all leases pursuant to which Facilities are leased by the Company or its Subsidiaries (as lessee), true and correct copies of which have been delivered to Acquirer. Such leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company or its Subsidiaries occupies or uses Facilities. The Company and its Subsidiaries have good and valid leasehold title to, and enjoy peaceful and undisturbed possession of, all leased property described in such leases (the "Leased Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of Leased Property (A) there are no pending or, to the best knowledge of the Company, threatened condemnation proceedings relating to, or any pending or, to the best knowledge of the Company, threatened Actions relating to, such Leased Property or any portion thereof, (B) none of the Company or its Subsidiaries or, to the best knowledge of the Company, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Leased Property or any portion thereof or interest therein and (C) neither the Company nor its Subsidiaries have received notice of any pending or threatened special assessment relating to such Leased Property or otherwise have any knowledge of any pending or threatened special assessment relating thereto. Each leased Facility is supplied with utilities necessary for the operation of such Facility.

                  (c) Personal Property. Schedule 4.5(c) identifies all Fixtures and Equipment, vehicles and other similar tangible personal property Assets with a book value or replacement cost of at least $20,000 owned or leased by the Company or its Subsidiaries as of January 31, 1999.

                        (i) Owned Personal Property. Each of the Company and its Subsidiaries has good and marketable title to all such personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (A) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (B) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (C) there are no parties (other than the Company and its Subsidiaries) who are in possession of or who are using any such item of personal property;

                       (ii) Leased Personal Property. Each of the Company and its Subsidiaries has good and valid leasehold title to all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 4.5(c) sets forth all Leases for personal property involving annual payments in excess of $20,000 and includes a general description of the leased items, term and annual rent, true and correct copies of which have been delivered or made available to Acquirer.

                  (d) With respect to each Lease listed on Schedule 4.5(b) and
Schedule 4.5(c), (A) there has been no material default under any such Lease by the Company or its Subsidiaries, or to the best knowledge of the Company, by any other party, (B) such Lease is a valid and binding obligation of the Company and/or its Subsidiaries, is in full force and effect with respect to the Company and/or its Subsidiaries and is enforceable against the Company and/or its Subsidiaries in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, and (C) no action has been taken by the Company and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company and/or its Subsidiaries, without the consent of the Company and/or its Subsidiaries, under any such Lease that is material to the Company and/or its Subsidiaries.

                  Section 4.6.      Contracts and Commitments.

                  (a) Schedule 4.6 sets forth a complete and accurate list of all Contracts in the following categories as of the date hereof (except to the extent that any such category specifies a different date, in which case such corresponding list is made as of such specified date):

                        (i) each Contract (or group of related Contracts) for the furnishing of services by the Company and/or its Subsidiaries involving annual revenues of more than $20,000 to the Company and its Subsidiaries;

                       (ii) each Contract (or group of related Contracts) concerning a partnership or joint venture with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise), any other person;

                      (iii) each Contract (or group of related Contracts) (A) under which the Company or its Subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) constituting material capital lease obligations, (C) under which the Company or its Subsidiaries has granted (or may grant) a security interest or lien on any of the Assets or (D) under which the Company or its Subsidiaries has incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

                       (iv) each Contract (or group of related Contracts) with any of the Personnel, any Affiliate of the Company or any member of any such person's immediate family, including, without limitation, Contracts (A) to employ or terminate executive officers or other Personnel and other Contracts with present or former officers, directors or stockholders or other corporate Personnel or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent, matured or unmatured) to pay on behalf of the Company or its Subsidiaries or any Affiliate of the Company or its Subsidiaries, any severance, termination, "golden parachute" or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated hereby;

                        (v) each Contract (or group of related Contracts), other than Contracts covered by clause (vii) of this Section 4.6, providing for payments in excess of $20,000 over the life of such Contract (or group of related Contracts), except for such Contracts that are cancelable on not more than 30 days' notice by the Company or its Subsidiaries without penalty or increased cost;

                       (vi) each distribution, franchise, license, sales, commission, consulting agency or advertising Contract related to the Assets or the business, except for such Contracts that are cancelable on not more than 30 days' notice by the Company or its Subsidiaries without penalty or increased cost;

                      (vii) each Contract (or group of related Contracts) containing covenants restraining or limiting the freedom of the Company or its Subsidiaries or any officer, director, stockholder or Affiliate thereof to engage in any line of business or compete with any person including, without limitation, by restraining or limiting the right to solicit customers;

                     (viii) each Contract (or group of related Contracts) with the United States, state or local government or any agency or department thereof;

                       (ix) each Contract (or group of related Contracts) pursuant to which the Company or its Subsidiaries have sold any Assets and have created any obligation to indemnify anyone with respect thereto; and

                        (x) any other material Contract involving an aggregate annual payment of $20,000 or greater.

The Company and its Subsidiaries have delivered to Acquirer a true and correct copy of each written Contract listed in Schedule 4.6 and has included as part of
Schedule 4.6 a brief summary of the material terms of each such oral Contract.

                  (b) Absence of Breaches or Defaults in General. With respect to each Contract set forth on or described in Schedule 4.6, (i) there is no material default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Contract, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not cause a material default hereunder or thereunder; (iii) such Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto, is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity; and (iv) no action has been taken by the Company or its Subsidiaries and no event has occurred which, with notice or lapse of time or both and/or the occurrence, nonoccurrence, or existence or nonexistence of any other event or condition would permit termination, modification or acceleration by a party thereto other than the Company or its Subsidiaries under any such Contract.

                  Section 4.7. Permits. The Company and its Subsidiaries have all material Permits required to own and lease their properties, the Assets and the Facilities and to conduct their business as currently being conducted. All such Permits are valid and in full force and effect and are listed on Schedule
4.7. The Company and its Subsidiaries have not violated any such Permits in any material respect, and each is in compliance with all such Permits in all material respects. Neither the Company nor its Subsidiaries has received any notice to the effect that, or otherwise has any knowledge that, (a) the Company and its Subsidiaries are not currently in compliance with, or are in violation of, any such Permits in any material respect or (b) any currently existing circumstances are likely to result in a failure of the Company and its Subsidiaries to comply with, or in a violation by the Company and its Subsidiaries of, any such Permits in any material respect.

                  Section 4.8. No Conflict or Violation. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by the Company or its Subsidiaries will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of the Company or its Subsidiaries, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such Contract), any term or provision of any Contract, indebtedness, Lease, Encumbrance, Permit, authorization or concession to which the Company or its Subsidiaries is a party or by which any of the Assets are bound, (c) a violation by the Company or its Subsidiaries of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to the Company or its Subsidiaries, (d) an impairment of any right of the Company or its Subsidiaries under any Contract to which it is a party or by which its Assets are bound or under any Permit relating to the operation of its business, or (e) an imposition of any Encumbrance (other than Permitted Encumbrances), restriction or charge on the business of the Company or its Subsidiaries or on any of the Assets, except in the case of clauses (b), (d) and
(e), where such breach, default, creation of any right, impairment or imposition would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  Section 4.9. Consents and Approvals. No consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body or other person or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than (a) filings required in connection with or in compliance with the provisions of the HSR Act (if applicable), the Securities Act, the Exchange Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), (b) the filing of the Merger Certificate under the DGCL, or (c) those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations, that have been, or will be prior to the Closing Date, obtained or made, as set forth on Schedule 4.9 except those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the Merger transaction.

                  Section 4.10. SEC Documents; Financial Statements, etc. The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 31, 1996 through the date of this Agreement (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in or incorporated by reference in the Company Reports (the "Financial Statements") (i) comply as to form in all material respects with applicable accounts requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, and sound bookkeeping practices and (iii) present fairly in accordance with GAAP, consistently applied throughout the periods covered, the financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby (except as may be indicated in the notes thereto and subject in the case of unaudited interim financial statements, to normal year-end adjustments). The accounting and financial records of the Company and its Subsidiaries have been prepared and maintained in accordance with GAAP, consistently applied throughout the periods indicated, and sound bookkeeping practices.

                  Section 4.11. Undisclosed Liabilities. Neither the Company nor its Subsidiaries has any liabilities, obligations or commitments of any nature (whether direct or indirect, known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured) and, to the knowledge of the Company, there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against the Company or its Subsidiaries giving rise to any such liability, other than (a) liabilities which are reflected and reserved against on the most recent balance sheet contained in the Financial Statements (including, without limitation, in the notes thereto) which have not been paid or discharged since the date thereof, (b) liabilities which arose prior to the date of the most recent balance sheet contained in the Financial Statements and not required under GAAP to be reflected thereon, (c) liabilities and obligations disclosed on the Disclosure Schedule and (d) liabilities incurred since October 31, 1998 in the ordinary course of business, consistent with past practice (none of which liabilities incurred since October 31, 1998 relates to any material breach of Contract, breach of warranty, tort, infringement or violation of law or which arose out of any Action). None of the liabilities described in clauses (b), (c) and (d) of the preceding sentence has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  Section 4.12. Litigation. Except as set forth on Schedule 4.12 or in the Company Reports and other than Actions which are reflected and reserved against in the most recent balance sheet contained in the Financial Statements (including, without limitation, in the notes thereto), there are no outstanding actions, orders, writs, injunctions, judgments or decrees or any claims, suits, charges, proceedings, labor disputes, arbitrations, governmental audits or investigations (collectively, "Actions") pending or, to the knowledge of the Company and its Subsidiaries, threatened or anticipated, (a) against, related to or affecting (i) the Company and its Subsidiaries, their business or operations or the Assets, (ii) to the Company's knowledge, any officers or directors of the Company and its Subsidiaries, as such, (iii) to the knowledge of the Company, any stockholder of the Company owning of record or beneficially any Retained Shares, or (iv) other than routine claims for benefits, any Employee Plan of the Company and its Subsidiaries or any trust or funding instrument, fiduciary or administrator thereof; (b) to the Company's knowledge, relating to the transactions contemplated hereby; or (c) in which Company or its Subsidiaries is a plaintiff, including, without limitation, any derivative suits brought by or on behalf of the Company or its Subsidiaries, except for those Actions under clauses (a), (b) or (c) that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

                  Section 4.13. Labor Matters. Except as set forth on Schedule 4.13, (a) neither the Company nor its Subsidiaries is a party to, or a participant in any negotiation of, any labor agreement with respect to any of their employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice; (b) in the past five years, neither the Company nor its Subsidiaries has been approached by organized labor or its representatives making an effort to cause the Company or its Subsidiaries to conform to demands of organized labor relating to any of their employees or to enter into a binding agreement with organized labor that would cover any of their employees; and (c) there is no labor strike, slow-down or other work stoppage or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries nor is any grievance currently being asserted, and in the past five years the Company and its Subsidiaries have not experienced a strike, slow-down or other work stoppage or other labor disturbance or difficulty. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and are not and have not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against the Company and its Subsidiaries pending before or, to the knowledge of the Company, threatened by the National Labor Relations Board or any other domestic or foreign governmental agency arising out of the conduct of their businesses, and, to the knowledge of the Company, there are no facts or information which would give rise thereto, and in the past five years there have not been any unfair labor practice charges or complaints against the Company or its Subsidiaries which could have a Material Adverse Effect on the Company.

                  Section 4.14. Compliance with Law. The Company and its Subsidiaries have not violated and are in compliance with (a) all applicable laws, statutes, ordinances, regulations, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other governmental or regulatory agency, department, authority, body or instrumentality and (b) any judgment, decision, decree or order of any court or governmental or regulatory agency, department, authority, body or instrumentality (collectively, "Laws"), relating to the Assets, business or operations of the Company or its Subsidiaries, except to the extent that any such violation or failure to comply is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Neither the Company nor its Subsidiaries has received any written notice to the effect that, or otherwise has any knowledge that, (i) the Company is not currently in compliance with, or is in violation of, any applicable Laws or (ii) any currently existing circumstances are likely to result in a failure of the Company to comply with, or a violation by the Company of, any Laws, in either case which such failure to comply or violation would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                  Section 4.15. No Brokers. Other than with Dunn Johnston & Company, Inc., which was retained by the Company pursuant to agreements dated October 29, 1997 and January 6, 1999, respectively, which agreements have been delivered to Acquirer prior to the date hereof, none of the Company, its Subsidiaries or any of their officers, directors, employees, stockholders or other Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby for which the Company or the Surviving Corporation would be obligated.

                  Section 4.16. Proprietary Rights. Schedule 4.16 lists all federal, state and foreign registrations of patents, trademarks, trade names, service marks or other trade rights and copyrights and all pending applications for any such registrations that are owned by the Company or its Subsidiaries, or that are being or have been used in connection with, or relate to, the Assets, the business or operations, products or processes of the Company or its Subsidiaries (whether or not presently used in connection with the Assets, business or operations of the Company or its Subsidiaries) or in which the Company or its Subsidiaries have any interest (collectively, the "Proprietary Rights"). No person has a right to receive a royalty or similar payment in respect of any Proprietary Rights whether or not pursuant to any contractual arrangements entered into by the Company or its Subsidiaries. Neither the Company nor its Subsidiaries has any licenses granted, sold or otherwise transferred by or to it or other agreements to which it is a party, relating in whole or in part to any of the Proprietary Rights. Each of the Company and its Subsidiaries owns, or possesses valid and enforceable licenses or other rights to use, all Proprietary Rights used in or necessary for its business as it is currently conducted, and such ownership and licenses will not cease to be valid and in full force and effect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to own or possess such licenses or rights would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. No other firm, corporation, association or person (a) has notified the Company or its Subsidiaries that it is claiming any ownership of or right to use such Proprietary Rights or (b) to the best of the Company's and its Subsidiaries' knowledge, has interfered with, infringed upon or otherwise come into conflict with any such Proprietary Rights in any material respect.

                  Section 4.17.     Employee Plans.

                  (a) Schedule 4.17 contains a complete list of Employee Plans. With respect to each such Employee Plan, the Company has provided to Acquirer true and complete copies of (i) all plan documents and related trust agreements, annuity contracts or other funding instruments, (ii) all summary plan descriptions, summary of material modifications, all material employee communications, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (iii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multi-employer Plan), (iv) for the three most recent plan years, the Internal Revenue Service Form 5500 including all schedules and attachments thereto for each Pension Plan and Welfare Plan, (v) all actuarial reports prepared for the last three plan years for each Pension Plan, and (vi) a description setting forth the amount of any liability of the Company and its Subsidiaries as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

                  (b) (i) Each Employee Plan including any related trust agreement, annuity contract or other funding instrument is legal, valid and binding and in full force and effect.

                       (ii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which has been operated as a qualified plan has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to the date of such determination letter.

                      (iii) Each Employee Plan is subject only to the laws of the United States or a political subdivision thereof.

                       (iv) Each Employee Plan has been maintained in compliance in all material respect to its terms and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Employment Plan, including, without limitation, ERISA and the Code.

                        (v) Except as provided by law or in any employment agreement set forth on Schedule 4.17, the employment of all persons presently employed or retained by the Company or its Subsidiaries is terminable at will.

                  (c) (i) None of the Employee Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

                       (ii) None of the Employee Plans is a plan or arrangement described under Section 4(b)(5) or 401(a)(1) of ERISA, or a plan maintained in connection with a trust described in Section 501(c)(9) of the Code.

                      (iii) Neither the Company nor any ERISA affiliate has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Multiemployer Plan.

                  (d) (i) Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.

                       (ii) None of the Company, or its Subsidiaries or any plan fiduciary of any Employee Plan has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise materially violated or participated in a violation of the provisions of Part 4 of Title I, Subtitle B of ERISA.

                      (iii) The Company and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA.

                       (iv) No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Code Section 511.

                  (e) Except as set forth on Schedule 4.17 or required by
Section 4980B of the Code or Part 6 of Title 1, Subtitle B of ERISA, neither the Company nor any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or an ERISA affiliate from amending or terminating any such benefit plan or such Welfare Plan.

                  (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or its Subsidiaries that, individually or collectively, requires the payment by the Company or its Subsidiaries of any amount that is not deductible under Section 162(a)(1) or 404 of the Code.

                  (g) Neither the Company nor any ERISA Affiliate has announced to employees, former employees or directors an intention to create, or has otherwise created, a legally binding commitment to adopt any additional Employee Plans which are intended to cover employees or former employees of the Company or any subsidiary or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any subsidiary.

                  (h) Except as set forth on Schedule 4.17, (i) neither the Company nor any Employee Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings; and (ii) the insurance policies or other funding instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of the Company or its Subsidiaries (and, if applicable, their respective dependents) who has been advised by the Company or its Subsidiaries, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

                  (i) Except as set forth on Schedule 4.17, neither the execution and delivery of this Agreement or other related agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any share options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                  (j) To the knowledge of the Company, no event has occurred in connection with which the Company or any Employee Plan, directly or indirectly, could be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                  (k) Except as set forth on Schedule 4.17, the Company is not a party to any severance or similar arrangement in respect of any of the Personnel that will result in any obligation (absolute or contingent) of the Company or Acquirer after the Closing to make any payment to any of such Personnel following termination of employment.

                  Section 4.18.     Tax Matters.

                  (a) Filing of Tax Returns. The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all Returns in respect of Taxes required to be filed through the date hereof (or are properly on extension) and will timely file any such returns required to be filed on or prior to the Closing Date (or are properly on extension). All Returns and other information filed are (and will be) complete and accurate in all material respects and all Taxes due on such Returns have been paid in full or will be paid in full on a timely basis prior to the Closing Date. The Company and its Subsidiaries have not requested any extension of time within which to file Returns in respect of any Taxes. The Company and its Subsidiaries have delivered to Acquirer complete and accurate copies of the federal, state and local income tax Returns for the fiscal years 1996, 1997 and 1998.

                  (b) Payment of Taxes. Other than as set forth on Schedule 4.18, all Taxes for which the Company and its Subsidiaries are or may be liable, in respect of periods (or portions thereof) ending on or before the Closing Date (other than for the period beginning immediately after the end of the period reported on in the Company's Form 10-Q for the fiscal quarter ending April 30, 1999 and ending on the Closing Date), have been timely paid, or an adequate reserve (in conformity with GAAP) has been established therefor, as set forth in the Financial Statements. Other than as set forth on Schedule 4.18, there are no Taxes for which the Company and its Subsidiaries are or may become liable in a period or a portion thereof beginning on or after the Closing Date that are attributable to income earned or activities of the Company and its Subsidiaries occurring before the Closing Date, and neither the Company nor any of its Subsidiaries have obtained any ruling from or entered into any closing agreements with any Taxing authority that could affect their Tax liability for any period or portion thereof beginning after the Closing Date.

                  (c) Audits, Investigations or Claims. Other than as set forth on Schedule 4.18, no deficiencies for Taxes have been claimed, proposed or assessed in writing by any taxing or other governmental authority against the Company or its Subsidiaries which have not been paid or reserved on the Financial Statements. Other than as set forth on Schedule 4.18, there are no pending or in process audits or, to the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of the Company or its counsel are likely to result in an additional amount of Taxes, and there is no matter under discussion with any taxing or other governmental authority with respect to Taxes that in the reasonable judgment of the Company or its counsel is likely to result in an additional liability for Taxes with respect to the Company or its Subsidiaries. Audits of federal, state, and local returns for Taxes by the relevant taxing or other governmental authorities have been completed for the periods set forth on
Schedule 4.18(c) and none of the Company or its Subsidiaries has been notified that any taxing or other governmental authority intends to audit any other Return for any period. No extension of any statute of limitations relating to Taxes is in effect with respect to the Company or its Subsidiaries. No power of attorney has been executed by the Company or its Subsidiaries with respect to any matters relating to Taxes which is currently in force. The Company has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.

                  (d) Liens. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.

                  (e) Safe Harbor Lease Property. None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                  (f) Security for Tax-Exempt Obligations. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  (g) Tax-Exempt Use Property. None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (h) No Withholding. The Company is not (and has not been during the five year period prior to the Closing Date) a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

                  (i) Tax Elections. All material elections with respect to Taxes affecting the Company or its Subsidiaries as of the date hereof are set forth on Schedule 4.18(i). Neither the Company nor its Subsidiaries has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code (or similar provisions under state or local law) apply to any disposition of the Assets. The Company and its Subsidiaries have not agreed to make, or are not required to make, any adjustment under
Section 481(a) of the Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

                  (j) Tax Sharing Agreements. There are no tax sharing agreements or similar arrangements (whether written or unwritten) with respect to or involving the Company or its Subsidiaries.

                  (k) Partnerships. The Company and its Subsidiaries are not a party to any joint venture, partnership or other arrangement or contract which is taxed as a partnership for federal income tax purposes.

                  (l) Compensation Payments. Except as set forth on Schedule 4.18, the Company and its Subsidiaries are not a party to any agreement or arrangement that would result, separately or in the aggregate, (i) in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, including, without limitation, as a result of any event connected with the Merger or any other transaction contemplated herein, or (ii) in the payment of any "applicable employee renumeration" within the meaning of Section 162(m) of the Code.

                  (m) Affiliated Group. Except as set forth on Schedule 4.18, the Company and its Subsidiaries have not been a member of an affiliated group that has filed a consolidated return or any group that has filed a combined, consolidated or unitary state or local return, other than the group of which the Company is currently the parent.

                  Section 4.19. Insurance. Schedule 4.19 contains a complete and accurate list of all policies or binders for business interruption, fire, liability, title, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the type of coverage provided) maintained by the Company and its Subsidiaries. Such insurance provides, and during its term has provided, coverage to the extent and in the manner (a) adequate for the Company and its Subsidiaries and their Assets, businesses and operations and the risks insured against in connection therewith and (b) as may be or may have been required by law and by any and all Contracts to which the Company and/or its Subsidiaries are or have been a party. The Company and its Subsidiaries are not in any material default under any of such policies or binders, and the Company and its Subsidiaries have not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. No insurer has refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised the Company and/or its Subsidiaries that it intends to reduce coverage, materially increase any premium or fail to renew any existing policy or binder. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

                  Section 4.20. Customers and Suppliers. Schedule 4.20 sets forth a true and correct list of (a) the 25 largest customers of the Company and its Subsidiaries, on a consolidated basis, in terms of sales during the fiscal year ended January 31, 1999, setting forth the total sales to each such customer during such period and (b) the 10 largest suppliers of the Company and its Subsidiaries, on a consolidated basis, in terms of purchases during the fiscal year ended January 31, 1999, setting forth for each such supplier the total purchases from each such supplier during such period. Since January 31, 1999, there has not been any adverse change in the business relationship of the Company or its Subsidiaries with any customer or supplier named in Schedule 4.20 that would reasonably be expected to have a Material Adverse Effect on the Company.

                  Section 4.21.     Compliance with Environmental Laws.

                  (a) The Company and its subsidiaries are in material compliance with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct their business as currently being conducted or proposed to be conducted. All such Permits are listed on Schedule
4.21. Neither the Company nor its Subsidiaries has received any notice to the effect that, or otherwise has knowledge that, (i) the Company and its Subsidiaries are not currently in compliance in any material respect with, or are in violation of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are likely to result in a failure of the Company or its Subsidiaries to comply with, or a violation by the Company or its Subsidiaries of, any such Environmental Laws or Permits required thereunder. Except as set forth on Schedule 4.21, the Company and its Subsidiaries at all times during the previous five years from the date hereof have been in material compliance with all Environmental Laws.

                  (b) Except as set forth on Schedule 4.21, there are no existing or, to the knowledge of the Company, potential Environmental Claims against the Company or its Subsidiaries, nor have any of them received any written notification or otherwise has any knowledge, of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company or its Subsidiaries.

                  (c) (i) Except as set forth on Schedule 4.21, no underground tank or other underground storage receptacle for Hazardous Substances is currently located on the Facilities and there have been no releases of any Hazardous Substances from any such underground tank or related piping and (ii) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Substances on, upon or into the Facilities other than those authorized by Environmental Laws including, without limitation, the Permits required thereunder. In addition, to the best knowledge of the Company, there have been no such releases by the Company's or its Subsidiaries' corporate predecessors and no releases on, upon, or into any real property in the vicinity of any of the real properties of the Company or its Subsidiaries other than those authorized by Environmental Laws which, through soil or ground water contamination, may have come to be located on the properties of the Company or its Subsidiaries.

                  (d) Except as would not have a Material Adverse Effect on the Company, there are no PCBs or asbestos-containing materials located at or on the Facilities.

                  (e) Except as set forth on Schedule 4.21, the Company and its Subsidiaries are not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which the Company or its Subsidiaries are obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions or compliance with Environmental Laws.

                  (f) The Company and its Subsidiaries have not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

                  (g) Except as set forth on Schedule 4.21, there are no consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Permits) with or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries.

                  (h) True and correct copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments which have been conducted, either by the Company or its Subsidiaries or any person engaged by the Company or its Subsidiaries for such purpose, at any facility owned or formerly owned by the Company or its Subsidiaries have been made available to Acquirer and a list of all such reports, audits and assessments is set forth on Schedule 4.21(h).

                  Section 4.22. No Other Agreements to Sell the Assets or Shares of the Company or its Subsidiaries. Other than sales of inventory or product in the ordinary course of business, consistent with past practice, neither the Company nor its Subsidiaries has any legal obligation, absolute or contingent, to any other person or firm to (a) sell or effect a sale of any or all of the Assets, (b) sell or effect a sale of any Equity Securities of the Company or its Subsidiaries, other than pursuant to the exercise of Options existing on the date hereof, (c) effect any merger, consolidation or other reorganization of the Company or its Subsidiaries or (d) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing.

                  Section 4.23. Prohibited Payments. The Company and its Subsidiaries have not, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and its Subsidiaries for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the Assets, business or operations of the Company or its Subsidiaries, which the Company or its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

                  Section 4.24. Y2K Compliant. The Company and its Subsidiaries have assessed their equipment (including embedded systems), software, firmware and computer systems (including equipment or systems supplied by others that are material to the Company and its Subsidiaries conducting their business and/or performing operations (collectively the "Systems") to determine whether such Systems accurately process date data from, into, and between the twentieth and twenty-first centuries, including leap year calculations ("Y2K Compliant"). To the knowledge of the Company, the expense of correcting and redeploying any non-Y2K Compliant Systems and all System testing of any equipment which the Company and its Subsidiaries have acquired, and/or the reasonably foreseeable consequences of any System failing to be Y2K Compliant (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not have a Material Adverse Effect on the Company.

                  Section 4.25. Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in
Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Voting Agreement and (ii) resolved to recommend that the holders of the shares of the Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

                  Section 4.26. Required Company Vote. The affirmative vote of a majority of the outstanding shares of the Company Common Stock is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Voting Agreement.

                  Section 4.27. Opinion of Dunn Johnston. The Company has received the opinion of Dunn Johnston & Company, Inc., dated the date hereof, and a true and complete copy of such opinion has been delivered to Acquirer and attached hereto as Exhibit D ("Fairness Opinion").


                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

                  As an inducement to the Company to enter into this Agreement, Acquirer hereby makes the following representations and warranties as of the date hereof and as of the Closing Date to the Company:

                  Section 5.1. Organization. Acquirer is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business as it is presently being conducted and to own, lease and operate its properties, except where the failure to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Acquirer. Acquirer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect on Acquirer. Acquirer has delivered to the Company true, correct and complete copies of its certificate of incorporation and by-laws (in each case, as amended to date). Acquirer is not in violation of any provision of its certificate of incorporation or by-laws.

                  Section 5.2. Authorization. Acquirer has all necessary corporate power and authority to, and has taken all corporate action necessary on its part to, execute and deliver this Agreement and all agreements and documents contemplated hereby and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquirer and is a legal, valid and binding obligation of Acquirer, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

                  Section 5.3. Consents and Approvals. No consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority or body or other person or entity is required to be made or obtained by Acquirer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than any Regulatory Filings and the filing of the Merger Certificate under the DGCL.

                  Section 5.4. No Conflict or Violation. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, by Acquirer will result in (a) a violation of or a conflict with any provision of the certificate of incorporation or by-laws of Acquirer, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel pursuant to (including, without limitation, by reason of the failure to obtain a consent or approval under any such contract), any term or provision of any contract, indenture, lease, encumbrance, permit, or authorization or concession to which Acquirer is a party or by which any of its assets are bound, which breach, default or creation of any such right would reasonably be expected to have a Material Adverse Effect on Acquirer.

                  Section 5.5. Proxy Statement; Schedule 13E-3. The information concerning Acquirer and its officers, directors, employees and shareholders furnished in writing to the Company specifically for use in the Proxy Statement and the Schedule 13E-3 will not, when mailed to the stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquirer makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents or in the Schedule 13E-3.

                  Section 5.6. Financing. Acquirer has delivered to the Company complete and correct executed copies of commitment letters (the "Financing Commitment Letters") issued in connection with (a) the subordinated debt and equity financing of the transactions contemplated hereby evidencing (i) the subordinated debt financing to the Surviving Corporation for the transactions in connection with this Agreement and (ii) equity contributions to Acquirer, the Company and the Surviving Corporation; and (b) the senior debt financing of the transactions contemplated by this Agreement (the financing described in this sentence is referred to in this Agreement as the "Financing"). Assuming satisfaction of all applicable conditions set forth in the Financing Commitment Letters and full funding thereunder, Acquirer and the Company at Closing shall have sufficient funds to consummate the transactions contemplated hereby.

                  Section 5.7. No Brokers. Except as set forth in Schedule 5.7, none of Acquirer or any of its officers, directors, employees, stockholders or other Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

                  Section 5.8. Share Ownership. To the knowledge of Acquirer, except as set forth in the Carl Marks Group's Schedule 13D dated November 18, 1998, and amended on February 12, 1999, the Carl Marks Group does not beneficially own any Company Common Stock. To the knowledge of Acquirer, subject to the terms and conditions of the Voting Agreement, each member of the Carl Marks Group will not sell, transfer or otherwise dispose of any of the Company Common Stock owned by them so long as this Agreement is in effect. Other than pursuant to any of the documents related to the transaction covered by this Agreement, Acquirer does not beneficially own any Company Common Stock.

                  Section 5.9. Acquirer's Operations Acquirer has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

                  Section 5.10. Status of Representations of the Company. In entering into the Agreement, Acquirer:

                  (a) acknowledges that, other than as set forth in this Agreement, as of the date of execution of this Agreement, none of the Company, its Subsidiaries, or any of their respective directors or officers, makes any representation or warranty, either express or implied, as to the accurateness or completeness of any of the information provided or made available to Acquirer or the Carl Marks Group or their agents or representatives prior to the execution of this Agreement, except in the case of fraud or willful or intentional misconduct.

                  (b) agrees to the fullest extent permitted by law, that none of the Company, its Subsidiaries or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Acquirer based upon any information provided or made available, or statements made, to Acquirer or the Carl Marks Group prior to the execution of this Agreement, except in the case of fraud or willful or intentional misconduct, and

                  (c) acknowledges that prior to the date hereof, none of James
A. Parsons, Robert Davidoff, Howard Davidoff or Harvey Granat has any actual knowledge of any representation or warranty of the Company being untrue or inaccurate in any material respect.

                                   ARTICLE VI

                      COVENANTS OF THE COMPANY AND ACQUIRER

                  The Company and Acquirer covenant and agree with each other that from the date hereof through the Closing:

                  Section 6.1. Maintenance of Business Prior to Closing. Prior to the Effective Time, except as set forth in the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless Acquirer has consented in writing thereto, the Company:

                  (a) shall, and shall cause each of its Subsidiaries to, conduct its operations and business according to their usual, regular and ordinary course consistent with past practice;

                  (b) shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and key employees and maintain satisfactory relationships with those persons having business relationships with them;

                  (c) shall not, and shall cause its Subsidiaries not to, amend their respective certificates of incorporation or by-laws or comparable governing instruments;

                  (d) shall promptly notify Acquirer of (i) any Material Adverse Change, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach by the Company of any representation or warranty contained herein;

                  (e) shall promptly deliver to Acquirer correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

                  (f) except as permitted pursuant to Section 6.4, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination, or any acquisition or disposition of Assets or securities other than in the ordinary course of business consistent with past practice;

                  (g) shall not, and shall not permit any of its Subsidiaries to, (i) grant, confer or award any options, warrants, conversion rights or other rights or Equity Securities, not existing on the date hereof to acquire any shares of its capital stock or other securities of the Company or its

Subsidiaries or (ii) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan or, except as contemplated by Section 3.3, authorize cash payments in exchange for any options granted under any of such plans;

                  (h) shall not, and shall not permit any of its Subsidiaries to, amend the terms of the Benefit Plans, including, without limitation, any employment, severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any employment, severance or similar agreements or arrangements;

                  (i) shall not, and shall not permit any of its Subsidiaries to, (i) increase or agree to increase the compensation payable or to become payable to its officers or, other than increases in accordance with past practice which are not material, to its employees or (ii) enter into any collective bargaining agreement;

                  (j) shall not, and shall not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person, except in the case of clause (i) for borrowings under existing credit facilities in the ordinary course of business and, except in the case of clause (ii) for advances consistent with past practice which are not material;

                  (k) shall not, and shall not permit any of its Subsidiaries to, (i) materially change any practice with respect to Taxes, (ii) make, change or revoke any material Tax election, or (iii) settle or compromise any material dispute involving a Tax liability;

                  (l) shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for share of its capital stock;

                  (m) shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Options outstanding on the date hereof in accordance with their present terms);

                  (n) shall not, and shall not permit any of its Subsidiaries to, make or agree to make any capital expenditure except in accordance with the Company's capital expenditure plan for fiscal years 1998 and 1999, a true, correct and complete copy of which has been delivered to Acquirer;

                  (o) shall not, and shall not permit any of its Subsidiaries to, change any accounting principles or practices unless required by changes in GAAP;

                  (p) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, or liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Reports or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party; and

                  (q) shall not, and shall not permit any of its Subsidiaries to take, or agree (in writing or otherwise) or resolve to take, any of the foregoing actions.

                  Section 6.2. Investigation by Acquirer. The Company shall allow Acquirer, its Affiliates and their respective counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, Facilities, business and operations of the Company and its Subsidiaries and to inspect and make copies of Contracts, books and records and all other documents and information reasonably requested by Acquirer and related to the operations and business of the Company and its Subsidiaries including, without limitation, historical financial information concerning the business of the Company and its Subsidiaries and to meet with designated Personnel of the Company or its Subsidiaries and/or their representatives. The Company and its Subsidiaries shall furnish to Acquirer promptly upon request (a) all additional documents and information with respect to the affairs of the Company and its Subsidiaries relating to their businesses in their possession and (b) access to the Personnel and to the Company's and its Subsidiaries' accountants and Affiliates and their counsel as Acquirer, or its Affiliates and their respective counsel or accountants, may from time to time reasonably request and the Company and its Subsidiaries shall instruct their Personnel, accountants and counsel to cooperate with Acquirer, and to provide such documents and information as Acquirer, its Affiliates and their respective representatives may request and Acquirer will hold, and will use its reasonable best efforts to cause its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection herewith, any nonpublic information in confidence to the extent required by, and in accordance with, that certain confidentiality letter, dated July 29, 1998, between the Company and CMCO, Inc. (the "Confidentiality Letter").

                  Section 6.3.      Consents and Efforts; Other Obligations.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to (A) promptly make (or to cause its respective "ultimate parent entities" to make) its respective filings under the HSR Act (if applicable) with respect to the Merger and (B) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Acquirer and the Company will use their reasonable best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, licenses, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments, in connection with the transactions contemplated by this Agreement, including the Merger, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations.

                  (b) The Company will provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of any financing (including the Financing) to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, (x) participation in meetings, due diligence sessions and road shows, (y) the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (z) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants and legal opinions as may be requested by Acquirer; provided that the form and substance of any of the material documents referred to in clause (y), and the terms and conditions of any of the material agreements and other documents referred to in clause (z), shall be substantially consistent with the terms and conditions of the financing required to satisfy the condition precedent set forth in Section 7.3(f).

                  (c) The Company shall give prompt written notice to the Acquirer if the Company obtains actual knowledge of: (i) the occurrence, or failure to occur, of any event which occurrence of failure would be likely to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Effective Time, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; (ii) any failure of the Company or any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; or (iii) any event of which it has knowledge which will result, or in the opinion of such party, has a reasonable prospect of resulting, in the failure to satisfy the conditions specified in Sections 7.1 or 7.3 hereof; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the Acquirer hereunder.

                  (d) The Acquirer shall give prompt written notice to the Company if the Acquirer obtains actual knowledge of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement, if made on or as of the date of such event or as of the Effective Time, to be untrue or inaccurate, except for changes permitted by this Agreement and except to the extent that any representation and warranty is made as of a specified date, in which case, such representation and warranty shall be true, complete and accurate as of such date; (ii) any failure of the Company or any officer, director, employee, consultant or agent of the Company, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or them under this Agreement; or (iii) any event which will result, or in the opinion of such party, has a reasonable prospect of resulting, in the failure to satisfy the conditions specified in Sections 7.1 or 7.3 hereof; provided, however, that no such notification shall affect the representations and warranties of the Company or the conditions to the obligations of the Acquirer hereunder.

                  Section 6.4.      Other Offers.

                  (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives, advisors or Subsidiaries to, (x) solicit, initiate or take any action knowingly to facilitate the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group, other than Acquirer and its representatives and Affiliates, relating to (i) any acquisition or purchase of 35% or more of the assets, or of over 35% of any class of Equity Securities of, the Company and its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 35% or more of any class of Equity Securities of the Company or any of its Subsidiaries, or (iii) any merger, consolidation, recapitalization, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 35% of the assets other than the transactions contemplated by this Agreement (each such transaction being referred to herein as an "Acquisition Proposal"), or agree to or endorse any Acquisition Proposal, (y) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Acquirer, a member of the Carl Marks Group and their respective representatives and Affiliates) to do or seek any of the foregoing, (z) grant any waiver or release under any standstill or similar agreement with respect to any Equity Securities of the Company or any of its Subsidiaries; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to a customary confidentiality letter (a copy of which shall be provided for informational purposes only to Acquirer) concerning the Company and its businesses, properties or Assets to any person, corporation, entity or "group," as defined in Section 13(d) of the Exchange Act, other than Acquirer or any of its Affiliates (a "Third Party") in response to any unsolicited inquiry, proposal or offer, (ii) engaging in discussions or negotiations with such a Third Party that has made such inquiry, proposal or offer, (iii) following receipt of a bona fide Acquisition Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of a bona fide Acquisition Proposal, failing to make or withdrawing or modifying its recommendation referred to in Section 4.25 hereof and/or (v) taking any non-appealable, final action ordered to be taken by the Company by any court of competent jurisdiction but in each case referred to in the foregoing clauses (i) through (iv), only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions referred to in clauses (i) through (iv) until after giving reasonable notice to Acquirer with respect to its intent to take such action. The Company shall immediately cease and cause its advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted prior to the date hereof with respect to any of the foregoing. The Company and its Subsidiaries hereby represent that they are not now engaged in discussions or negotiations with any party other than Acquirer and its Affiliates with respect to any proposed Acquisition Proposal.

                  (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay to RFE VI SBIC, L.P. and its Affiliates, the Carl Marks Group and Acquirer, within three (3) business days following such event, an aggregate fee of $350,000 plus all the reasonable out-of-pocket expenses incurred by RFE VI SBIC, L.P. and its Affiliates, the Carl Marks Group and the Acquirer in connection with or relating to this Agreement and the Merger, which shall include reasonable fees and expenses of legal counsel, accountants and an environmental consultant (which legal, accounting and environmental fees and expenses shall not exceed $250,000), and the commitment fees related to the senior debt and subordinated mezzanine financing of the Merger actually paid or contractually required to be paid to investment funds, banks or other financial institutions (including without limitation entities who are Affiliates of pension plans) providing the funds to finance the Merger. "Payment Event" means
(I) the termination of this Agreement pursuant to Section 8.1(a)(v); (II) the termination of this Agreement pursuant to Section 8.1(a)(vi); (III) the termination of this Agreement by Acquirer pursuant to Section 8.1(a)(iii) but only if the failure of a condition arises from a breach of obligation or untruth or incorrectness of any representation or warranty which breach or untruth or incorrectness arises out of the bad faith or willful misconduct of the Company; or (IV) the occurrence of any of the events described in clause (A) below if this Agreement shall have been terminated (1) by Acquirer pursuant to Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Sections 7.1(a), 7.3(a), 7.3(e), or 7.3(g) to be satisfied, or (2) pursuant to Sections 8.1(a)(ii) or (vii), or (3) by the Company pursuant to Section 8.1(a)(iii) due to a failure of any of the conditions set forth in Section 7.1(a) to be satisfied: (A) any Third Party other than Acquirer or any of its Affiliates or any party to the Voting Agreement (a "Permitted Party") (so long as no such party to the Voting Agreement is a member of a "group" (as defined in

Section 13(d) of the Exchange Act) which includes any other person) shall have become the beneficial owner of more than 15% of the outstanding shares of Company Common Stock prior to the date of termination of this Agreement.

                  (c) The Company acknowledges that the agreements contained in this Section 6.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquirer would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 6.4, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 6.4, the Company shall also pay to Acquirer its costs and expenses incurred in connection with such litigation.

                  (d) The Company and its Subsidiaries shall (i) immediately notify Acquirer (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Acquisition Proposal,
(ii) promptly notify Acquirer of the terms of any proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) promptly provide Acquirer with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Acquirer informed of the status of such offer and the offeror's efforts and activities with respect thereto.

                  (e) This Section 6.4 shall survive any termination of this Agreement, however caused.

                  Section 6.5. Meeting of Stockholders. The Company shall take all action necessary in accordance with applicable law and its certificate of incorporation and by-laws, including the timely mailing of the Proxy Statement, to convene the Special Meeting of its stockholders as promptly as practicable after SEC approval of the Proxy Statement to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. Subject to the provisions of Section 6.4, the Board of Directors of the Company shall recommend such approval, shall not withdraw or modify such recommendation, shall take all lawful action to solicit such approval and shall not approve or recommend, or propose publicly to approve or recommend any Acquisition Proposal.

                  Section 6.6.      Proxy Statement.

                  (a) Acquirer and the Company shall cooperate and prepare, and the Company shall file with the SEC as soon as practicable, a proxy statement with respect to the Special Meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement"), respond to comments of the staff of the SEC, clear the Proxy Statement with the staff of the SEC and promptly thereafter mail the Proxy Statement to all holders of record of Company Common Stock. The Company shall comply in all respect with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its Affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be reasonably requested by the other party. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise provided herein. The Company shall use all reasonable efforts, and Holdings and Acquirer will cooperate with the Company, to have all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto.

                  (b) No amendment or supplement to the Proxy Statement shall be made by Acquirer or the Company without notice to the other party. The Company shall advise Acquirer of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                  (c) The Company covenants that the Proxy Statement to be mailed to the stockholders of the Company in connection with the special meeting of the stockholders of the Company (the "Special Meeting") and the Schedule 13E-3 and any amendment thereof or supplement thereto, when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting, and in the case of the Schedule 13E-3, when filed, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply with all requirements of the Securities Act and the Exchange Act.

                  Section 6.7. Schedule 13E-3. If, in the opinion of the Company's counsel after consultation with counsel to Acquirer, the filing with the SEC of a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") in connection with the Merger is required by Rule 13e-3 under the Exchange Act, the Company shall file the Schedule 13E-3 with the SEC at the time of filing of the Proxy Statement. If the Schedule 13E-3 is filed, at the time of any amendment to the Proxy Statement, the parties shall cause to be filed with the SEC an appropriate amendment to the Schedule 13E-3.

                  Section 6.8.      Director and Officer Liability.

                  (a) Acquirer agrees that all rights to indemnification for acts or omissions occurring through the Effective Time of the Merger now existing in favor of the current directors and officers of the Company as provided in the certificate of incorporation or by-laws of the Company or in any indemnification agreements (as in effect on the date hereof) shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                  (b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before or at the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent that such premiums exceed an amount equal to 150% of the annual premiums paid as of the date hereof by the Company for such insurance and if such premiums exceed such amount the Surviving Corporation shall purchase insurance policies in amounts and with coverage as reasonably can be purchased for such amount.

                  (c) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives.

                  (d) To the maximum extent permitted by the DGCL, the foregoing indemnification obligations shall be mandatory rather than permissive and the indemnitee shall have his expenses advanced in connection with such indemnification.

                  Section 6.9. Notices of Certain Events. The Company shall promptly notify Acquirer of:

                  (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                  (c) any Actions commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1 or which relate to the consummation of the transactions contemplated by this Agreement; and

                  (d) the breach of any representation, warranty or covenant made by the Company or any Subsidiary in this Agreement.

                  Section 6.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Acquirer, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Acquirer, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  Section 6.11. Resignation of Directors, etc. At the Closing, the Company shall deliver to Acquirer evidence satisfactory to Acquirer of the resignation of all directors of the Company who are not listed on Exhibit C1, effective at the Effective Time.

                  Section 6.12. Financial Statements, Etc. Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Acquirer with the interim financial statements relating to such calendar month. Such interim financial statements shall (a) be in accordance with the books and records of the Company and its Subsidiaries, (b) be prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except for the absence of footnotes and the absence of a physical inventory count) and present fairly and accurately in accordance with GAAP the Assets, liabilities (including, without limitation, all reserves) and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby.

                  Section 6.13. Financing. Acquirer shall use its commercially reasonable efforts to obtain the Financing. Acquirer shall use its best efforts to satisfy on or before the Closing Date all requirements of the Financing Commitment Letters which are conditions to closing the transactions constituting the Financing, provided that the satisfaction of such conditions are in the control of Acquirer and provided that such efforts shall not require undue expense or that such efforts shall not materially impair the operation of the business of the Company after the Effective Time. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than Acquirer and the Company.


                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  Section 7.1. Conditions to the Obligations of Each Party. The obligations of the Company and Acquirer to consummate the transactions contemplated hereby on the Closing Date are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

                  (a) This Agreement and the Merger shall have been adopted and approved by the stockholders of the Company in accordance with the DGCL;

                  (b) Any applicable waiting period and any extension thereof under the HSR Act (if applicable) relating to the Merger shall have expired or been terminated; and

                  (c) No provision of any applicable law or regulation and no judgment, order, decree or injunction prohibiting or restraining the consummation of the Merger shall be in effect; provided, however, that the Company, and Acquirer shall each use its reasonable best efforts to have any such judgment, order, decree or injunction vacated.

                  Section 7.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of the Company, to the satisfaction, on or prior to the Closing Date, of the following conditions, which may be waived by the Company in accordance with Section 8.4:

                  (a)      Representations, Warranties and Covenants.

                        (i) all representations and warranties of Acquirer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date (except for any changes specifically permitted by this Agreement and except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to be true in all material respects as of such specified date),

                       (ii) Acquirer shall have performed in all material respect all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date;

                      (iii) the Company shall have received, at or prior to the Closing, a certificate executed by the President of Acquirer certifying that, as of the Closing Date, the conditions set forth in Section 7.2(a) (i) and (ii) have been satisfied;

                  (b)      Consents.

                        (i) All filings required to be made prior to the Effective Time with, and all consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been made or obtained (as the case may be), unless the failure to make such filings or obtain such consents, authorizations, orders or approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company after giving effect to the transactions contemplated by this Agreement (including the Financing).

                       (ii) All consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations listed on Schedule 4.9 of the Disclosure Schedule shall have been made or obtained (as the case may be).

                  (c) Financing. The funding contemplated by the Financing shall have been obtained.

                  (d) Fairness Opinion. The Fairness Opinion shall not have been withdrawn or modified in any material respect.

                  Section 7.3. Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the transactions contemplated hereby on the Closing Date are subject, in the sole discretion of Acquirer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Acquirer in accordance with Section 8.4:

                  (a)      Representations, Warranties and Covenants.

                        (i) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for any changes specifically permitted by this Agreement and except to the extent that any such representations and warranties were made as of a specified date, which representations and warranties shall continue on the Closing Date to have been true in all material respects as of such specified date).

                       (ii) The Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date, unless such failure to perform is due to any material act by, or material omission of, Acquirer.

                      (iii) Acquirer shall have received, at or prior to the Closing, a certificate executed by the President and the Chief Financial Officer of the Company certifying that, as of the Closing Date, the conditions set forth in Sections 7.3(a), (b) and (e) have been satisfied.

                  (b) No Proceedings or Litigation. No temporary restraining order, preliminary or permanent injunction or other Actions by any governmental authority or any other entity or person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage Acquirer or materially adversely affect the value of the Company Common Stock or the Assets, business or operations of the Company and its Subsidiaries or Acquirer's ability to own and operate the Assets, business or operations of the Company and its Subsidiaries, if the transactions contemplated hereby are consummated.

                  (c) Certain Employment Agreements. The employment agreements dated the date hereof between Acquirer and each of Herbert Barry, Chairman of the Board and Chief Executive Officer of the Company ("Barry"), and Robert K. Semel, President and Chief Operating Officer of the Company ("Semel"), shall not be terminated, voided or abrogated by Semel and Barry.

                  (d)      Consents.

                        (i) All filings required to be made prior to the Effective Time with, and all consents, approvals and licenses of any governmental or other regulatory body required in connection with the execution, delivery and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been made or obtained (as the case may be), unless the failure to make such filing or obtain such consents, authorizations, orders or approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Company after giving effect to the transactions contemplated by this Agreement (including the Financing).

                       (ii) All consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations listed on Schedule 4.9 of the Disclosure Schedule shall have been made or obtained (as the case may be).

                  (e) Material Changes. Since October 31, 1998, there shall not have been any Material Adverse Change with respect to the Company and, to the knowledge of the Company, there shall have been no potential or threatened Material Adverse Change with respect to the Company.

                  (f) Financing. The funding contemplated by the Financing shall have been obtained.

                  (g) Certain Other Arrangements and Agreements. The Stockholders party to the Voting Agreement shall have performed their obligations under the Voting Agreement in all material respects.

                  (h) Stockholders Agreement. The Surviving Corporation shall have entered into a stockholders agreement ("Stockholders Agreement") effective as of the Effective Time with the Stockholders of the Company owning Retained Shares.

                  (i) Dissenting Shares. The total number of Dissenting Shares shall not exceed seven and one-half percent (7.5%) of the outstanding shares of Company Common Stock at the proposed Effective Time.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1.      Termination.

                  (a) Termination. This Agreement may be terminated prior to the Effective Time as follows (notwithstanding any approval of the Merger by the stockholders of the Company):

                       (i) by mutual written consent of Acquirer and the Company at any time;

                       (ii) by Acquirer or the Company if the Closing shall not have occurred on or before July 30, 1999, provided that the party seeking to exercise such right is not then in breach in any material respect of any of its obligations under this Agreement;

                      (iii) by either the Company or Acquirer if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

                       (iv) by either the Company or Acquirer if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Acquirer or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable;

                        (v) by Acquirer if the Board of Directors of the Company shall have (A) withdrawn or modified or amended, in a manner adverse to Acquirer, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger, (B) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Company Common Stock) or shall have failed to reconfirm its recommendation of this Agreement and the Merger within ten business days of Acquirer's request that it do so, (C) failed to call the Stockholders Meeting or failed as promptly as practicable to mail the Proxy Statement to its stockholders or failed to include in such statement the recommendation referred to above, (D) in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer; or (E) resolved to do any of the foregoing;

                       (vi) by the Company if prior to the Effective Time, in good faith, based upon written advice from outside counsel and in order to prevent the Board of Directors from breaching its fiduciary duty, the Board of Directors of the Company shall have withdrawn or modified or amended, in a manner adverse to Acquirer, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger in order to permit the Company to execute a definitive agreement providing for the acquisition of the Company or in order to approve a tender or exchange offer for any or all of the Company Common Stock, in either case, that is determined, by the Board of Directors of the Company to be a superior proposal, provided that the Company shall be in compliance with Section 6.4; or

                      (vii) by either the Company or Acquirer if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite stockholder adoption and approval shall not have been obtained.

The party desiring to terminate this Agreement pursuant to Sections 8.1(a)(ii)-(vii) shall give written notice of such termination to the other party in accordance with Section 8.3.

                  (b) Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of an party hereto or such party's officers, directors, employees or representatives, except (i) that the agreements contained in Sections 6.4, 8.8 and 8.13 hereof shall survive the termination hereof and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement.

                  (c) Procedure Upon Termination. In the event of termination of this Agreement pursuant to Section 8.1:

                        (i) Each party shall redeliver all documents, work papers and other material of any other party and any and all copies thereof relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same; and

                       (ii) The Confidentiality Letter shall survive in accordance with its terms.

                  Section 8.2. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and, with respect to the provisions of
Section 6.8 hereof, shall inure to the benefit of the persons or entities benefitting from the provisions thereof who are intended to be third-party beneficiaries thereof, and no other person shall have any right, benefit or obligation hereunder.

                  Section 8.3. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, upon receipt of electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

                  If to the Company, addressed to:

                           Uniflex, Inc.
                           383 West John Street
                           Hicksville, NY  11802
                           Attention:  Robert K. Semel
                           Telecopy:  (516) 997-4834

                  With a copy to:

                           Olshan Grundman Frome Rosenzweig & Wolosky LLP 505 Park Avenue
                           New York, NY  10022
                           Attention:  Jeffrey S. Spindler, Esq.
                           Telecopy:  (212) 755-1467

                  And a copy to:

                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, New York  10016
                           Attention:  David Alan Miller, Esq.
                           Telecopy:  (212) 818-8881

                  If to Acquirer, addressed to:

                           Uniflex Acquisition Corp.

                           c/o RFE Investment Partners
                           36 Grove Street
                           New Canaan, Connecticut  06840
                           Attention:  James Parsons
                           Telecopy:  (203) 966-3109

                           c/o CMCO, Inc.
                           135 East 57th Street
                           New York, New York  10022
                           Attention:  Robert Davidoff
                           Telecopy:  (212) 980-2630

                  With a copy to:

                           Battle Fowler LLP
                           75 East 55th Street
                           New York, NY  10022
                           Attention:  Thomas More Griffin, Esq.
                           Telecopy:  (212) 856-7823

                  And a copy to:

                           Finn Dixon & Herling LLP
                           One Landmark Square
                           Stamford, Connecticut  06901
                           Attention:  Charles J. Downey III, Esq.
                           Telecopy:  (203) 348-5777

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

                  Section 8.4. Entire Agreement; Waivers. This Agreement, together with all exhibits and schedules hereto (including, without limitation, the Disclosure Schedule), and the other agreements referred to herein, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. The Confidentiality Letter shall terminate at the Effective Time.

                  Section 8.5. Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  Section 8.6. Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, beheld to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

                  Section 8.7. Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                  Section 8.8. Fees and Expenses. Except as provided in Section
6.4 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses provided that the Company shall pay all fees and expenses in connection with the printing and mailing of the Proxy Statement. Acquirer acknowledges and agrees that the Company has disclosed that it is obligated and will become further obligated for reasonable fees and expenses (including fees and expenses of Olshan Grundman Frome Rosenzweig and Wolosky LLP, its counsel and Patrusky, Mintz & Semel, its independent accountants), incurred by it in connection with the Merger and the transactions contemplated hereby.

                  Section 8.9. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

                  Section 8.10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS.

                  Section 8.11. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 8.12. Public Announcements. Neither Acquirer, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the Voting Agreement, including the Merger, and the Stockholders Agreement without the other party's prior consent (such consent not to be unreasonably withheld), except as may be required by applicable law, court process or the requirements of AMEX. In addition to the foregoing, Acquirer and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

                  Section 8.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  Section 8.14. Non-survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

                  Section 8.15.     Interpretive Provisions.

                  (a) The words "hereof," "herein," "hereby" and "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

                  (b) Accounting terms used but not otherwise defined herein shall have the meanings given to such terms under GAAP.

                            (Signature Page Follows)

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                  UNIFLEX, INC.


                                          By: _________________________________
                                                 Name:      Robert K. Semel
                                                 Title:     President


                                          UNIFLEX ACQUISITION CORP.


                                          By:  ________________________________
                                                 Name:     James A. Parsons
                                                 Title:    President

                                                                         ANNEX B

         262.APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss. 254, ss.257, ss.258, ss.263 or ss.264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                           a. Shares of stock of the corporation surviving or
                  resulting from such merger or consolidation, or depository receipts in respect thereof;

                           b. Shares of stock of any other corporation, or
                  depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                           c. Cash in lieu of fractional shares or fractional
                  depository receipts described in the foregoing subparagraphs
                  a. and b. of this paragraph; or

                           d. Any combination of the shares of stock, depository
                  receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that apprisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to ss.228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.
(Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                                                         ANNEX C

March 5, 1999

Special Committee of the Board of Directors
Board of Directors
Uniflex, Inc.
383 West John Street
Hicksville, New York 11802

Gentlemen:

         You have requested our opinion as to the fairness of the cash consideration to be received by certain shareholders of Uniflex, Inc. ("Uniflex" or the "Company") pursuant to the Agreement and Plan of Merger and Recapitalization (the "Agreement"), dated March 5, 1999, by and between Uniflex and Uniflex Acquisition Corp. Under the Agreement, as of the effective date of the merger, Uniflex Acquisition Corp. will be merged into the Company (the "Merger"), shares of common stock of Uniflex Acquisition Corp. will automatically be converted into shares of common stock of Uniflex, Inc. (the "Surviving Corporation"), and each issued and outstanding share of the Company's common stock ("Common Stock"), par value $.10 per share, (other than Retained Shares, Treasury Shares and Dissenting Shares) shall automatically be converted into the right to receive $7.57 in cash per share (the "Merger Consideration") and each outstanding option to purchase the Common Stock shall automatically be converted into the right to receive the difference between the Merger Consideration and the exercise price per share of the option. Retained Shares shall include all of the outstanding shares of Common Stock owned by CMCO, Inc. and certain of its affiliates and no less than 322,000 shares of Common Stock owned by certain officers, employees and directors of Uniflex (the "Management Group"). The Merger is expected to be treated as a recapitalization for financial accounting purposes. The Merger is expected to be considered by the shareholders of the Company at a special meeting to be held in May or June 1999 and consummated shortly thereafter.

         Dunn Johnston & Company, Inc. ("DJ&Co."), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, tender offers, divestitures, leveraged buyouts, and private placements of debt and equity securities. We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and have contacted potential purchasers of the Company and assisted in the solicitation of proposals from and negotiations with prospective purchasers. In connection with this role, we have received advisory fees from the Company and will receive an additional fee for our services which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion.

         In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended January 31, 1998 and the Company's Forms 10-Q and the related unaudited financial information for the quarters ended April 30, 1998, July 31, 1998 and October 31, 1998;

(2) Reviewed certain information (including financial estimates for the fiscal year ending January 31, 1999 and forecasts for the five fiscal years ending January 31, 2004) relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning its businesses and prospects;

(4) Reviewed the historical market prices and trading activity for the Common Stock and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company;

(5) Compared the results of operations of the Company with that of certain companies which we deemed to be reasonably similar to the Company;

(6) Compared the proposed financial terms of the transaction contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

(7) Reviewed a draft of the Agreement and Plan of Merger and Recapitalization dated March 3, 1999 and a draft of the Voting Agreement dated March 5, 1999; and

(8) Performed a discounted cash flow analysis of the Company based on the financial information and financial projections provided to us by management of the Company;

(9) Performed a stand-alone leveraged buyout analysis utilizing operating assumptions provided to us by management of the Company and a capital structure we deemed reasonable given current financial market conditions;

(10) Analyzed the premiums paid in recent acquisition transactions of public company stock; and

(11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Uniflex, and we have not independently verified such information. With respect to the financial projections provided to us, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. Our opinion is based necessarily on the economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. DJ&Co. reserves the right, in the event that, subsequent to the date hereof, such conditions change or events or facts become known which have a material impact on the value of Uniflex, to supplement or withdraw the opinion prior to the closing date of the Merger. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement that we have reviewed, without any waiver of any material terms by the Company. We have assumed that there has been no material change in Uniflex's assets, financial condition, results of operations, business or prospects since January 31, 1999, as estimated by the Company, and we express no opinion on matters of any legal, regulatory, tax or accounting nature relating to the Merger. We have not made an independent evaluation or appraisal of the assets or liabilities of Uniflex.

Uniflex acknowledges that the opinion and any advice or materials provided by DJ&Co. in connection with its engagement hereunder is intended for the benefit and use of the Special Committee of the Board and the Board of Directors in considering the proposed Merger to which the opinion, advice and material relate and the Company agrees that no such opinion, advice or material shall be used for any other purpose or be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any filing, report, document, release or other communication used in connection with the proposed Merger (unless required to be filed, quoted or referred to by applicable regulatory requirements), nor shall this opinion be used for any other purposes, without DJ&Co.'s prior written consent. Notwithstanding anything to the contrary contained herein, the Company may reproduce the opinion in full in any registration statement, disclosure document or proxy statement relating to the proposed Merger that the Company files with the Securities and Exchange Commission and distributes to its shareholders (the "Statement"). In such event, the Company may include references to the opinion and to DJ&Co. and its relationship with the Company in the Statement. This letter does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at a shareholders meeting that may be held in connection with the Merger.

         On the basis of, and subject to the foregoing, we are of the opinion that the aggregate Merger Consideration to be received in the Merger by shareholders of the Company (other than stockholders who own Retained Shares) is fair to such shareholders from a financial point of view.

                                                   Very truly yours,

                                                   DUNN JOHNSTON & COMPANY, INC.


                                                   By: ________________________
                                                       Managing Director

                                                                         ANNEX D

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  UNIFLEX, INC.

         The undersigned, the duly elected and presently acting President and Secretary, respectively, of UNIFLEX, INC., a corporation organized and existing under the Delaware General Corporation Law ("DGCL") (the "Corporation"), hereby certify as follows:

I. THE BOARD OF DIRECTORS OF THE CORPORATION HAS ADOPTED THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION PURSUANT TO SECTION 245 OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL"):

                  RESOLVED THAT THE CERTIFICATE OF INCORPORATION, AS AMENDED, OF THE CORPORATION BE DELETED IN ITS ENTIRETY AND REPLACED IN ITS ENTIRETY WITH THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

                  FIRST: The name of the corporation is Uniflex, Inc. (hereinafter called the "Corporation").

                  SECOND: The registered office of the Corporation is to be located at 1013 Centre Road, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity, without limitation, for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                  FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is 10,000,000 shares of Common Stock, $.10 par value per share ("Common Stock"): (i) 5,000,000 of such shares which shall be designated as Class A Voting Common Stock ("Class A Voting Common Stock"); and (ii) 5,000,000 of such shares which shall be designated as Class B Non-Voting Common Stock ("Class B Non-Voting Common Stock"). The holders of shares of Class A Voting Common Stock and Class B Non-Voting Common Stock shall have the following rights:

         A. Voting. The holders of Class A Voting Common Stock shall have one vote per share on all matters presented to the stockholders of the Corporation. Each share of Class B Non-Voting Common Stock shall have no voting rights, except as may be required by law.

         B.       Conversion Rights.

                  (1) Right to Convert. Each share of Class B Non-Voting Common Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Class B Non-Voting Common Stock, into one fully paid and nonassessable share of Class A Voting Common Stock. Each share of Class A Voting Common Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Class A Voting Common Stock, into one fully paid and nonassessable share of Class B Non-Voting Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Voting Common Stock, solely for the purpose of issue upon conversion of the Class B Non-Voting Common Stock as provided in this Article FOURTH, Section B, such number of shares of Class A Voting Common Stock as are then issuable upon the conversion of all outstanding shares of Class B Non-Voting Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class B Non-Voting Common Stock, solely for the purpose of issue upon the conversion of the Class A Voting Common Stock as provided in this Article FOURTH, Section B, that number of shares of Class B Non-Voting Common Stock as is necessary to satisfy the requirements of any stockholder which must hold shares of nonvoting shares of capital stock.

                  (2) Automatic Conversion of Class B Non-Voting Common Stock into Class A Voting Common Stock. Immediately upon the transfer of any shares of Class B Non-Voting Common Stock to any person or entity not required by law or regulation to hold nonvoting shares of capital stock of the Corporation, such shares shall, automatically and without any action on the part of the holder thereof, be converted into the same number of shares of Class A Voting Common Stock as the number of shares of Class B Non-Voting Common Stock so being transferred. Upon the surrender for registration of transfer of any certificates which prior to the transfer thereof represented shares of Class B Non-Voting Common Stock, (A) the Corporation shall issue one or more new certificates, in such denominations as may be requested, for the same aggregate number of shares of Class A Voting Common Stock represented by the certificates so surrendered, and registered as the holder thereof may request, and
                           (B) the rights of the holder of such shares of Class B Non-Voting Common Stock shall cease with respect to the number of shares so transferred and the person or persons in whose name or names the certificates for shares of Class A Voting Common Stock are to be issued upon such transfer shall be deemed to have become the holders of record of the shares of Class A Voting Common Stock represented thereby.

                  (3) Status of Converted Shares. All shares of Common Stock which are converted pursuant to this Article FOURTH, Section B, shall once again become available for issuance in accordance with this Article FOURTH, Section B.

         C. Dividends. No dividends shall be paid on any shares of Common Stock unless the same dividend is paid on all shares of Common Stock outstanding at the time of such payment. Except as set forth above with respect to voting or as may be provided by the laws of the State of Delaware, the holders of the Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (A) the right to receive dividends, when and as declared by the Board of Directors of the Corporation out of assets lawfully available therefore and (B) in the event of any distribution of assets upon liquidation, dissolution or winding-up of the Corporation or otherwise, the right to receive ratably and equally all the assets and funds of the Corporation.

         D. Subdivision. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of both classes of Common Stock shall be proportionately subdivided or combined.

                  FIFTH: The election of directors need not be by written ballot unless the By-laws so provide.

                  SIXTH: The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal By-laws of the Corporation, except as such power may be restricted or limited by the General Corporation Law of the State of Delaware.

                  SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                  EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

                  NINTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

II. THE STOCKHOLDERS OF THE CORPORATION HAVE ADOPTED AND APPROVED THIS AMENDED AND RESTATED CERTIFICATE OF INCORPORATION IN ACCORDANCE WITH SECTIONS 242 AND 245 OF THE DGCL.

                  IN WITNESS WHEREOF, THIS CERTIFICATE OF AMENDMENT HAS BEEN SIGNED BY ___________________, THE DULY ELECTED AND PRESENTLY ACTING PRESIDENT AND SECRETARY, RESPECTIVELY, OF UNIFLEX, INC. AS OF THIS ____ DAY OF ___________, 1999.



                                                     --------------------------
                                                     PRESIDENT


----------------------------
SECRETARY

                                PRELIMINARY COPY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                                 UNIFLEX, INC.

                    PROXY - SPECIAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1999


         The undersigned, a stockholder of Uniflex, Inc. ("Uniflex"), does hereby appoint Herbert Barry and Robert K. Semel, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the common stock of Uniflex which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Uniflex to be held at Battle Fowler LLP, 75 East 55th Street, New York, New York 10022 on May 20, 1999, at 10:00 A.M. local time, or any adjournment or adjournments thereof.

         The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Special Meeting and Proxy
Statement, both dated April   , 1999.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN, UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO APPROVE THE AGREEMENT AND PLAN OF MERGER AND RECAPITALIZATION DATED AS OF MARCH 5, 1999 BY AND BETWEEN UNIFLEX AND UNIFLEX ACQUISITION CORP. (THE "MERGER AGREEMENT"), AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

1. To approve and adopt the Merger Agreement attached as Annex A to the Proxy Statement and the transactions contemplated by the Merger Agreement.

         FOR              AGAINST                ABSTAIN
             --------            ---------               ---------

2. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the meeting.

         FOR              AGAINST                ABSTAIN
             --------            ---------               ---------

Signature: ____________________      Date___________________



Signature: ____________________      Date___________________



MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW:         _____________

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.


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